Exhibit 10.1

Execution Version

THIS RESTRUCTURING SUPPORT AGREEMENT IS NOT AN OFFER OR ACCEPTANCE WITH RESPECT TO ANY SECURITIES OR A SOLICITATION OF ACCEPTANCES OF A CHAPTER 11 PLAN WITHIN THE MEANING OF SECTION 1125 OF THE BANKRUPTCY CODE. ANY SUCH OFFER, ACCEPTANCE, OR SOLICITATION WILL COMPLY WITH ALL APPLICABLE SECURITIES LAWS AND/OR PROVISIONS OF THE BANKRUPTCY CODE. NOTHING CONTAINED IN THIS RESTRUCTURING SUPPORT AGREEMENT SHALL BE AN ADMISSION OF FACT OR LIABILITY OR, UNTIL THE OCCURRENCE OF THE AGREEMENT EFFECTIVE DATE ON THE TERMS DESCRIBED HEREIN, DEEMED BINDING ON ANY OF THE PARTIES HERETO.

THIS RESTRUCTURING SUPPORT AGREEMENT IS THE PRODUCT OF SETTLEMENT DISCUSSIONS AMONG THE PARTIES HERETO. ACCORDINGLY, THIS RESTRUCTURING SUPPORT AGREEMENT IS PROTECTED BY RULE 408 OF THE FEDERAL RULES OF EVIDENCE AND ANY OTHER APPLICABLE STATUTES OR DOCTRINES PROTECTING THE USE OR DISCLOSURE OF CONFIDENTIAL SETTLEMENT DISCUSSIONS.

THIS RESTRUCTURING SUPPORT AGREEMENT DOES NOT PURPORT TO SUMMARIZE ALL OF THE TERMS, CONDITIONS, REPRESENTATIONS, WARRANTIES, AND OTHER PROVISIONS WITH RESPECT TO THE RESTRUCTURING TRANSACTIONS DESCRIBED HEREIN, WHICH RESTRUCTURING TRANSACTIONS WILL BE SUBJECT TO THE COMPLETION OF DEFINITIVE DOCUMENTS INCORPORATING THE TERMS SET FORTH HEREIN AND THE CLOSING OF ANY TRANSACTION SHALL BE SUBJECT TO THE TERMS AND CONDITIONS SET FORTH IN SUCH DEFINITIVE DOCUMENTS AND THE APPROVAL RIGHTS OF THE PARTIES SET FORTH HEREIN AND IN SUCH DEFINITIVE DOCUMENTS, IN EACH CASE, SUBJECT TO THE TERMS HEREOF.

RESTRUCTURING SUPPORT AGREEMENT

This RESTRUCTURING SUPPORT AGREEMENT (including all exhibits, annexes, and schedules hereto in accordance with Section 16.02, this “Agreement”) is made and entered into as of April 2, 2024 (the “Execution Date”), by and among the following parties (each of the following described in sub-clauses (i) through (iv) of this preamble, a “Party” and, collectively, the “Parties”):1

(i)

Casa Systems, Inc., a company incorporated under the Laws of Delaware (“Parent”), and each of its affiliates listed on Exhibit A to this Agreement that have executed and delivered counterpart signature pages to this Agreement to counsel to the Parent (the Entities in this clause (i), collectively, the “Company Parties”);

(ii)

the undersigned non-affiliated holders (or beneficial holders) of, or nominees, investment advisors, sub-advisors, or managers of discretionary accounts that hold, Prepetition Superpriority Term Loan Claims that have executed and delivered counterpart signature pages to this Agreement, a Joinder, or a Transfer Agreement to counsel to the Company Parties (the Entities in this clause (ii), collectively, the “Consenting Superpriority Term Loan Lenders”);

[1]	Capitalized terms used but not defined in the preamble and recitals to this Agreement have the meanings ascribed to them in Section 1.

(iii)

the undersigned non-affiliated holders (or beneficial holders) of, or nominees, investment advisors, sub-advisors, or managers of discretionary accounts that hold, Prepetition Stub Term Loan Claims that have executed and delivered counterpart signature pages to this Agreement, a Joinder, or a Transfer Agreement to counsel to the Company Parties (the Entities in this clause (iii), collectively, the “Consenting Stub Term Loan Lenders” and, together with the Consenting Superpriority Term Loan Lenders, the “Consenting Term Loan Lenders”); and

(iv)	any other Entity that becomes party to this Agreement from time to time in accordance with the terms hereof.

RECITALS

WHEREAS, the Company Parties and the Consenting Term Loan Lenders have in good faith and at arm’s length negotiated or been apprised of certain restructuring and recapitalization transactions with respect to the Company Parties’ capital structures and assets on the terms set forth in this Agreement, including the chapter 11 plan of liquidation attached hereto as Exhibit B (as may be modified from time to time, the “Plan”), and all other Definitive Documents (such transactions, the “Restructuring Transactions”);

WHEREAS, the Company Parties intend to implement the Restructuring Transactions, by commencing voluntary cases under chapter 11 of the Bankruptcy Code in the Bankruptcy Court (the cases commenced, the “Chapter 11 Cases”);

WHEREAS, the Restructuring Transactions shall involve the sale by the Company Parties of all, substantially all or one or more groups of assets of the Company Parties pursuant to sections 105, 363 and 365 of the Bankruptcy Code in accordance with the Bidding Procedures or through a private sale and distribution of the proceeds of such sales pursuant to the terms of the Plan; and

WHEREAS, the Parties have agreed to take certain actions in support of the Restructuring Transactions on the terms and conditions set forth in this Agreement, including the Plan, and as will be fully documented under the Definitive Documents.

NOW, THEREFORE, in consideration of the covenants and agreements contained herein, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Party, intending to be legally bound hereby, agrees as follows:

AGREEMENT

Section 1. Definitions and Interpretation.

1.01. Definitions. The following terms shall have the following definitions:

“Affiliate” has the meaning set forth in section 101(2) of the Bankruptcy Code as if such Entity was a debtor in a case under the Bankruptcy Code.

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“Agent” means any administrative agent, collateral agent, or similar Entity under the Prepetition Superpriority Term Loan and/or the Prepetition Stub Term Loan, including any successors thereto.

“Agreement” has the meaning set forth in the preamble to this Agreement and, for the avoidance of doubt, includes all the exhibits, annexes, and schedules hereto in accordance with Section 16.02 (including the Plan).

“Agreement Effective Date” means the date on which the conditions set forth in Section 2 have been satisfied or waived by the appropriate Party or Parties in accordance with this Agreement.

“Agreement Effective Period” means, with respect to a Party, the period commencing on the Agreement Effective Date (or, in the case of any Consenting Term Loan Lender that becomes a party hereto after the Agreement Effective Date, the date as of which such Consenting Term Loan Lender becomes a Party hereto) and ending on the Termination Date applicable to that Party.

“Akin” means Akin Gump Strauss Hauer & Feld LLP, as counsel to the Consenting Term Loan Lenders.

“Ashurst” means Ashurst LLP, as Australian counsel to the Consenting Term Loan Lenders.

“Alternative Restructuring Proposal” means any inquiry, proposal, offer, bid, term sheet, discussion, or agreement with respect to a sale, disposition, new-money investment, restructuring, reorganization, merger, amalgamation, acquisition, consolidation, dissolution, debt investment, equity investment, liquidation, tender offer, recapitalization, plan of reorganization or liquidation, asset sale, share issuance, consent solicitation, exchange offer, share exchange, business combination, joint venture, debt incurrence (including, without limitation, any debtor-in-possession financing or exit financing) or similar transaction involving any one or more Company Parties or the debt, equity, or other interests in any one or more Company Parties that is an alternative to one or more of the Restructuring Transactions.

“Announcement” has the meaning set forth in Section 16.23 of this Agreement.

“Bankruptcy Code” means title 11 of the United States Code, 11 U.S.C. §§ 101-1532, as amended from time to time.

“Bankruptcy Court” means the United States Bankruptcy Court for the District of Delaware.

“Bar Date Motion” means Debtors’ Motion Seeking Entry of an Order (I) Setting Bar Dates for Filing Proofs of Claim, Including Requests for Payment Under Section 503(B)(9), (II) Establishing Amended Schedules Bar Date and Rejection Damages Bar Date, (III) Approving the Form of and Manner for Filing Proofs of Claim, Including Section 503(B)(9) Requests, and (IV) Approving Form and Manner of Notice Thereof.

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“Bar Date Order” means the order of the Bankruptcy Court setting bar dates for filing proofs of claim in the Chapter 11 Cases and as approved by the applicable parties in accordance with Section 3.02.

“Bidding Procedures” means the procedures governing the auction and the Sale Transaction, as approved by the Bankruptcy Court and as may be amended from time to time in accordance with their terms and which shall be approved by the applicable Parties in accordance with Section 3.02.

“Bidding Procedures Motion” means the motion filed by the Debtors seeking approval of the Bidding Procedures, as approved by the applicable parties in accordance with Section 3.02.

“Bidding Procedures Order” means the order of the Bankruptcy Court approving the Bidding Procedures and establishing deadlines for the submission of bids and the auction in accordance with such procedures and as approved by the applicable parties in accordance with Section 3.02.

“Business Day” means any day other than a Saturday, Sunday, or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state of New York.

“Cable Assets” means the Debtors’ assets related to the Debtors’ cable broadband business, including, without limitation, its cable modem termination systems (CMTS), converged cable access platform (CCAP), virtual converged cable access platform (vCCAP), distributed access architecture (DAA), Casa video core (CVC), intelligent access controller (IAC) product solutions, virtual broadband network gateway (vBNG), and multi-service router (MSR).

“Cash Collateral” has the meaning ascribed to such term in section 363(a) of the Bankruptcy Code.

“Cash Collateral Order” means any order of the Bankruptcy Court authorizing the Debtors’ use of Cash Collateral, as approved by the applicable parties in accordance with Section 3.02.

“Causes of Action” means any claims, interests, damages, remedies, causes of action, demands, rights, actions, controversies, proceedings, agreements, suits, obligations, liabilities, accounts, defenses, offsets, powers, privileges, licenses, Liens, indemnities, guaranties, and franchises of any kind or character whatsoever, whether known or unknown, foreseen or unforeseen, existing or hereinafter arising, contingent or non-contingent, liquidated or unliquidated, secured or unsecured, assertable, directly or derivatively, matured or unmatured, suspected or unsuspected, whether arising before, on, or after the Petition Date, in contract, tort, law, equity, or otherwise. Causes of Action also include: (a) all rights of setoff, counterclaim, or recoupment and claims under contracts or for breaches of duties imposed by law or in equity; (b) any claim based on or relating to, or in any manner arising from, in whole or in part, tort, breach of contract, breach of fiduciary duty, violation of state or federal Law or breach of any duty imposed by Law or in equity, including securities laws, negligence, and gross negligence; (c) the right to object to or otherwise contest Company Claims/Interests; (d) claims pursuant to section 362 or chapter 5 of the Bankruptcy Code; (e) such claims and defenses as fraud, mistake, duress, and usury, and any other defenses set forth in section 558 of the Bankruptcy Code; and (f) any avoidance actions arising under chapter 5 of the Bankruptcy Code or under similar local, state, federal, or foreign statutes and common law, including fraudulent transfer laws.

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“Chapter 11 Cases” has the meaning set forth in the recitals to this Agreement.

“Claim” has the meaning ascribed to it in section 101(5) of the Bankruptcy Code, against any of the Debtors.

“Cloud/RAN Assets” means Parent’s cloud-native software portfolio and radio access networks businesses and related assets.

“Company Claims/Interests” means any Claim against, or Interest in, a Company Party, including the Prepetition Superpriority Term Loan Claims and the Prepetition Stub Term Loan Claims.

“Company Parties” has the meaning set forth in the preamble to this Agreement.

“Confidentiality Agreement” means an executed confidentiality agreement, including with respect to the issuance of a “cleansing letter” or other public disclosure of material non-public information agreement, in connection with any proposed Restructuring Transactions.

“Confirmation Order” means the confirmation order with respect to the Plan.

“Consenting Stub Term Loan Lenders” has the meaning set forth in the preamble to this Agreement.

“Consenting Superpriority Term Loan Lenders” has the meaning set forth in the preamble to this Agreement.

“Consenting Term Loan Lender Fees and Expenses” has the meaning set forth in Section 7.01(j) of this Agreement.

“Consenting Term Loan Lenders” has the meaning set forth in the preamble to this Agreement.

“Debtors” means the Company Parties that commence Chapter 11 Cases, i.e., Parent, Casa Systems Securities Corporation, and Casa Properties LLC.

“Definitive Documents” means the documents listed in Section 3.01 and as approved by the applicable parties in accordance with Section 3.02.

“Disclosure Statement” means the related disclosure statement with respect to the Plan as approved by the applicable parties in accordance with Section 3.02.

“Entity” shall have the meaning set forth in section 101(15) of the Bankruptcy Code.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

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“Execution Date” has the meaning set forth in the preamble to this Agreement.

“Existing Equity Interests” means any Interests in Parent, including shares of the common stock of Parent, which is traded and quoted on the NASDAQ under the symbol “CASA” that existed immediately prior to the Plan Effective Date, including (i) any restricted stock units of Parent that vest upon a “change of control” transaction and (ii) the exercise of any stock options in Parent or the Warrants (as defined herein), in each case, in accordance with their terms prior to the Plan Effective Date.

“First Day Pleadings” means the first-day motions and pleadings that the Company Parties determine are necessary or desirable to file and as approved by the applicable parties in accordance with Section 3.02.

“FTI” means FTI Consulting, Inc.

“Interests” means, collectively, the shares (or any class thereof), common stock, preferred stock, limited liability company interests, and any other equity, ownership, or profits interests of any Company Party, and options, warrants, rights, or other securities or agreements to acquire or subscribe for, or which are convertible into the shares (or any class thereof) of, common stock, preferred stock, limited liability company interests, or other equity, ownership, or profits interests of any Company Party (in each case whether or not arising under or in connection with any employment agreement), including the Existing Equity Interests.

“Irish Seller” means Casa Communications Limited.

“Joinder” means a joinder to this Agreement substantially in the form attached to this Agreement as Exhibit C.

“Law” means any federal, state, local, or foreign law (including common law), statute, code, ordinance, rule, regulation, order, ruling, or judgment, in each case, that is validly adopted, promulgated, issued, or entered by a governmental authority of competent jurisdiction (including the Bankruptcy Court).

“Lumine” means Lumine Group US Holdco Inc., a Delaware corporation.

“Milestones” means the milestones set forth in Section 4.

“Outside Date” means June 13, 2024.

“Parent” has the meaning set forth in the preamble to this Agreement.

“Parties” has the meaning set forth in the preamble to this Agreement.

“Permitted Transferee” means each transferee of any Company Claims/Interests who meets the requirements of Section 9.01.

“Petition Date” means the first date any of the Company Parties commences a Chapter 11 Case.

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“Plan” has the meaning set forth in the recitals to this Agreement and as approved by the applicable parties in accordance with Section 3.02.

“Plan Effective Date” means the occurrence of the effective date of the Plan according to its terms.

“Plan Supplement” means the compilation of documents and forms of documents, schedules, and exhibits to the Plan that will be filed by the Debtors with the Bankruptcy Court and as are approved by the applicable parties in accordance with Section 3.02.

“Prepetition Stub Term Loan” means loans outstanding under that certain Credit Agreement, dated as of December 20, 2016, by and among Parent, as borrower, and Delaware Trust Company, as Agent.

“Prepetition Stub Term Loan Claims” means any Claim on account of Stub Term Loans.

“Prepetition Superpriority Term Loan” means loans outstanding under that certain Superpriority Credit Agreement, dated as of June 15, 2023, by and among Parent, as borrower, the lenders from time to time party thereto, JPMorgan Chase Bank, N.A., as administrative agent, and Delaware Trust Company, as collateral agent.

“Prepetition Superpriority Term Loan Claims” means any Claim on account of Superpriority Term Loans.

“Priority Claims Amount” has the meaning ascribed to such term in the Plan and as approved by the applicable parties in accordance with Section 3.02.

“Priority Claims Amount Cap” has the meaning ascribed to such term in the Plan and as approved by the applicable parties in accordance with Section 3.02.

“Private Sale Motion” means the motion to sell the Cloud/RAN Assets to Lumine pursuant to a private sale under section 363 of the Bankruptcy Code and as approved by the applicable parties in accordance with Section 3.02.

“Private Sale Order” means the order granting the Private Sale Motion and as approved by the applicable parties in accordance with Section 3.02.

“Purchase Agreement” means the definitive purchase agreement(s) effectuating the Sale Transaction(s), including all exhibits and schedules thereto, and as may be amended, modified, or supplemented in accordance with the terms thereof and as approved by the applicable parties in accordance with Section 3.02.

“Qualified Marketmaker” means an Entity that (a) holds itself out to the public or the applicable private markets as standing ready in the ordinary course of business to purchase from customers and sell to customers Company Claims/Interests (or enter with customers into long and short positions in Company Claims/Interests), in its capacity as a dealer or market maker in Company Claims/Interests and (b) is, in fact, regularly in the business of making a market in claims against issuers or borrowers (including debt securities or other debt).

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“Required Consenting Superpriority Term Loan Lenders” means, as of the relevant date, Consenting Superpriority Term Loan Lenders holding at least 50.01% of the aggregate outstanding principal amount of Superpriority Term Loans that is held by the Consenting Superpriority Term Loan Lenders.

“Required Consenting Term Loan Lenders” means, as of the relevant date, Consenting Term Loan Lenders holding at least 50.01% of the aggregate outstanding principal amount of Term Loans that is held by the Consenting Term Loan Lenders.

“Restructuring Transactions” has the meaning set forth in the recitals to this Agreement.

“Sale Order” means one or more Bankruptcy Court orders, including, for the avoidance of doubt, any Private Sale Order or any order approving the sale of the Cable Assets, approving the Debtors’ entry into one or more Purchase Agreement(s) in connection with the Sale Transaction, and as approved by the applicable parties in accordance with Section 3.02.

“Sale Transactions” means one or more sales of all, substantially all, or a material portion of the Debtors’ Estate assets pursuant to section 363 of the Bankruptcy Code in accordance with the Bidding Procedures or through a private sale pursuant to section 363 of the Bankruptcy Code, including, for the avoidance of doubt, any sale of the Cloud/RAN Assets pursuant to the Private Sale Order, the Cable Assets or any other assets of the Debtors.

“Sale Transaction Documents” means the documents governing the Sale Transaction, including, without limitation, the Bidding Procedures, the Bidding Procedures Motion, the Bidding Procedures Order, the Private Sale Motion, the Private Sale Order, the Purchase Agreement(s) and any Sale Order.

“Securities Act” means the Securities Act of 1933, as amended.

“Solicitation” means the solicitation of votes to accept or reject the Plan.

“Solicitation Materials” means all solicitation materials in respect of the Plan together with the Disclosure Statement and as approved by the applicable parties in accordance with Section 3.02.

“Solicitation Procedures” means the procedures governing the Solicitation to be described and set forth in the Solicitation Procedures Motion and as approved by the applicable parties in accordance with Section 3.02.

“Solicitation Procedures Motion” means the motion seeking, among other things, the provisional approval of the Disclosure Statement and the Solicitation Materials as containing “adequate information” as required by section 1125 of the Bankruptcy Code and as approved by the applicable parties in accordance with Section 3.02.

“Solicitation Procedures Order” means the order entered by the Bankruptcy Court approving the Solicitation Procedures Motion and as approved by the applicable parties in accordance with Section 3.02.

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“Successful Bidder” means the bidder for all, substantially all, or one or more groups of the Debtors’ assets that is determined to have submitted the highest or best bid for such assets pursuant to the Bidding Procedures Order and the Bidding Procedures.

“Term Loans” means, collectively, the Stub Terms Loans and the Superpriority Term Loans.

“Termination Date” means the date on which termination of this Agreement as to a Party is effective in accordance with Section 13 hereof.

“Transfer” means to sell, resell, reallocate, use, pledge, assign, transfer, hypothecate, participate, donate or otherwise encumber or dispose of, directly or indirectly (including through derivatives, options, swaps, pledges, forward sales or other transactions).

“Transfer Agreement” means an executed form of the transfer agreement providing, among other things, that a transferee is bound by the terms of this Agreement and substantially in the form attached hereto as Exhibit D.

“Warrants” means those certain warrants, or rights to obtain warrants, to purchase shares of common stock of Parent issued on June 15, 2023.

“Wind-Down Amount” has the meaning ascribed to such term in the Plan and as approved by the applicable parties in accordance with Section 3.02.

“Wind-Down Amount” has the meaning ascribed to such term in the Plan and as approved by the applicable parties in accordance with Section 3.02.

“Wind-Down Budget” has the meaning ascribed to such term in the Plan and as approved by the applicable parties in accordance with Section 3.02, which budget shall not exceed Wind-Down Amount. For the avoidance of doubt, the Wind-Down Budget shall provide for the payment in full of: (i) all liabilities incurred and or owing by the Irish Seller that are or would be categorized as preferential claims in any winding up of the Irish Seller pursuant to and within the meaning of Section 621(a) of the Companies Act 2014 of Ireland (as amended), (ii) all taxes of any kind that are incurred by the Irish Seller pursuant to the Laws of Ireland as a result of or in connection with the Sale Transactions to which it is or becomes a party, (iii) all other unpaid liabilities incurred by the Irish Seller in the ordinary course of its business in the period between the date of this Agreement and the completion of the Sale Transactions, but, with respect to sub-clauses (i) through (iii), only to the extent that such liabilities that are not assumed by the purchaser(s) pursuant to the Purchase Agreement(s) or by operation of law, upon or following the completion of the Sale Transactions.

1.02. Interpretation. This Agreement is the product of negotiations among the Parties, and the enforcement or interpretation hereof is to be interpreted in a neutral manner, and any presumption with regard to interpretation for or against any Party by reason of that Party having drafted or caused to be drafted this Agreement or any portion hereof shall not be effective in regard to the interpretation hereof. Unless otherwise expressly provided, for purposes of this Agreement, the following rules of interpretation shall apply:

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(a) in the appropriate context, each term, whether stated in the singular or the plural, shall include both the singular and the plural, and pronouns stated in the masculine, feminine, or neuter gender shall include the masculine, feminine, and the neuter gender;

(b) capitalized terms defined only in the plural or singular form shall nonetheless have their defined meanings when used in the opposite form;

(c) unless otherwise specified, any reference herein to a contract, lease, instrument, release, indenture, or other agreement or document being in a particular form or on particular terms and conditions means that such document shall be substantially in such form or substantially on such terms and conditions;

(d) unless otherwise specified, any reference herein to an existing document, schedule, or exhibit shall mean such document, schedule, or exhibit, as it may have been or may be amended, restated, supplemented, or otherwise modified from time to time; provided that any capitalized terms herein which are defined with reference to another agreement, are defined with reference to such other agreement as of the date of this Agreement, without giving effect to any termination of such other agreement or amendments to such capitalized terms in any such other agreement following the date hereof;

(e) unless otherwise specified, all references herein to “Sections” are references to Sections of this Agreement;

(f) the words “herein,” “hereof,” “hereinafter,” “hereunder,” and “hereto” refer to this Agreement in its entirety rather than to any particular portion of this Agreement;

(g) captions and headings to Sections are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of this Agreement;

(h) references to “shareholders,” “directors,” and/or “officers” shall also include “members” and/or “managers,” as applicable, as such terms are defined under the applicable limited liability company Laws;

(i) all exhibits attached hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein;

(j) the use of “include” or “including” is without limitation, whether stated or not; and

(k) the phrase “counsel to the Consenting Term Loan Lenders” refers in this Agreement to each counsel specified in Section 16.10 other than counsel to the Company Parties.

Section 2. Effectiveness of this Agreement.

2.01. This Agreement shall become effective and binding upon each of the Parties at 12:01 a.m., prevailing Eastern Standard Time, on the Agreement Effective Date, which is the date on which all of the following conditions have been satisfied or waived in accordance with this Agreement:

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(a) the following shall have executed and delivered counterpart signature pages of this Agreement to counsel to each of the Parties:

(i) each of the Company Parties; and

(ii) holders of at least two-thirds of the aggregate outstanding principal amount of Term Loans; provided, that such signature pages shall be treated in accordance with Section 16.23.

(b) counsel to the Company Parties shall have given written notice to counsel to the Consenting Term Loan Lenders in the manner set forth in Section 16.10 hereof (by email or otherwise) that the other conditions to the Agreement Effective Date set forth in this Section 2 have occurred; and

(c) the Company Parties shall have paid in full the reasonable and documented accrued and unpaid fees and expenses of Akin, FTI, Ashurst and Blank Rome LLP.

Section 3. Definitive Documents.

3.01. The Definitive Documents governing the Restructuring Transactions (including any modifications, restatements, supplements or amendments to any of them) shall include the following: (a) the Plan; (b) the Confirmation Order; (c) the Disclosure Statement; (d) the Solicitation Procedures Motion; (d) the Solicitation Procedures Order; (e) the First Day Pleadings and all orders sought pursuant thereto; (f) the Plan Supplement; (g) the Cash Collateral Order; (h) the Bidding Procedures; (i) the Bidding Procedures Motion; (j) the Bidding Procedures Order; (k) the Sale Transaction Documents; (l) the Bar Date Motion and Bar Date Order; (m) the Wind-Down Budget; (n) the Priority Claims Amount; (o) the Priority Claims Amount Cap; (p) the Wind-Down Amount; (q) the Wind-Down Budget; and (r) any such other agreements and documentation ancillary to the documents specified in the foregoing clauses (a) through (q) that are necessary to consummate and document the Restructuring Transactions; provided, that each of the agreements and documentation described in clause (r) shall be consistent with this Agreement in all respects.

3.02. The Definitive Documents (including any modifications, restatements, supplements or amendments to any of them) not executed or in a form attached to this Agreement as of the Execution Date remain subject to negotiation, agreement and completion. Upon completion, the Definitive Documents and every other document, deed, agreement, filing, notification, letter or instrument related to the Restructuring Transactions shall contain terms, conditions, representations, warranties, and covenants consistent with the terms of this Agreement (as they may be modified, amended, or supplemented in accordance with Section 15) in all respects and shall otherwise be (a) as to the Cash Collateral Order, the Wind-Down Amount, the Wind-Down Budget, the Plan and the Confirmation Order, acceptable in form and substance to the Required Consenting Term Loan Lenders and the Company Parties, and (b) as to all other Definitive Documents, reasonably acceptable to the Required Consenting Term Loan Lenders and the Company Parties.

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3.03. The Company Parties acknowledge and agree that they will provide advance initial draft copies of the Definitive Documents and any substantive pleadings to counsel for the Consenting Term Loan Lenders as soon as reasonably practicable and will use commercially reasonable efforts to provide such documents no later than three (3) Business Days prior to the date when any Debtor intends to file the applicable Definitive Document with the Bankruptcy Court or otherwise finalize such document; provided that (i) in no event shall the Debtors file any Definitive Document or other substantive pleading with the Bankruptcy Court unless an advance initial draft of such Definitive Document or other substantive pleading was provided to counsel for the Consenting Term Loan Lenders one (1) calendar day in advance of such filings and (ii) the Company Parties shall ensure that no Definitive Document is filed with the Bankruptcy Court or finalized unless the consent rights set forth in this Section 3 have been satisfied.

Section 4. Milestones.

4.01. The following milestones (the “Milestones”) shall apply to this Agreement unless extended or waived in writing by the Debtors and the Required Consenting Term Loan Lenders:

(a) no later than April 3, 2024, the Debtors shall have filed the Plan, the Disclosure Statement, the First Day Pleadings (including a motion seeking entry of the Cash Collateral Order), the Solicitation Procedures Motion, the Bar Date Motion, the Bidding Procedures Motion, and the Private Sale Motion;

(b) no later than April 5, 2024, the Bankruptcy Court shall have entered the interim Cash Collateral Order;

(c) no later than April 23, 2024, the Debtors shall have filed their schedules of assets and liabilities and statements of financial affairs;

(d) no later than April 24, 2024, the Bankruptcy Court shall have entered the Private Sale Order, the final Cash Collateral Order, the Solicitation Procedures Order, and the Bar Date Order;

(e) no later than April 26, 2024, the Debtors shall have commenced solicitation of votes to accept or reject the Plan;

(f) no later than May 10, 2024, the Debtors shall have filed the Plan Supplement;

(g) no later than May 31, 2024, the Bankruptcy Court shall have held a hearing on confirmation of the Plan and approval of any Sale Transaction;

(h) no later than May 31, 2024, the Bankruptcy Court shall have entered the Confirmation Order, an order granting final approval of the Disclosure Statement and the Sale Order approving the sale of the Cable Assets; and

(i) no later than June 6, 2024, the Plan Effective Date shall have occurred and the Sale Transactions shall have closed.

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Section 5. Commitments of the Consenting Term Loan Lenders.

5.01. General Commitments, Forbearances, and Waivers.

(a) During the Agreement Effective Period, each Consenting Term Loan Lender agrees, severally, and not jointly, in respect of itself and all of its Company Claims/Interests, to:

(i) support the Restructuring Transactions, on the terms and subject to the conditions of this Agreement, and, subject to Section 5.02(b) of this Agreement, vote and use commercially reasonable efforts to exercise any powers or rights available to it (including in any board, shareholders’, or creditors’ meeting or in any process requiring voting or approval to which they are legally entitled to participate) in each case in favor of any matter requiring approval to the extent reasonably requested and necessary to implement the Restructuring Transactions;

(ii) give any notice, order, instruction, or direction to the applicable Agents necessary to give effect to the Restructuring Transactions on the terms and subject to the conditions of this Agreement; provided that no Consenting Term Loan Lender shall be required hereunder to provide such Agent, or any other person, with any indemnities or similar undertakings in connection with taking any such action or incur any fees or expenses in connection therewith;

(iii) solely during the Agreement Effective Period and except as otherwise may be provided under this Agreement, (i) refrain from the exercise of its rights (including any right of set off) or exercise any remedies that it may have under the agreements governing its Company Claims/Interests, as applicable, and under applicable U.S. or foreign law or otherwise, in each case, with respect to any breaches, defaults, events of default, or potential defaults by the Company Parties that are not Debtors in the Chapter 11 Cases and (ii) as applicable, each Consenting Term Loan Lender further agrees that if any applicable administrative agent or collateral agent takes any action inconsistent with any such Consenting Term Loan Lender’s obligations under this Agreement, such Consenting Term Loan Lender shall use commercially reasonable efforts to cause such administrative agent or collateral agent to cease and refrain from taking such actions; provided, for the avoidance of doubt, that nothing in this Section 5.01(a)(3) or otherwise in this Agreement shall prevent the Consenting Term Loan Lenders from exercising any rights or remedies with respect to the Debtors under the Cash Collateral Order or any agreements governing their respective Company Claims/Interests; provided further that no Consenting Term Loan Lender shall be required hereunder to provide such Agent, or any other person, with any indemnities or similar undertakings in connection with taking any such action or incur any fees or expenses in connection clause (ii) therewith; and

(iv) negotiate in good faith and use commercially reasonable efforts to execute and implement the Definitive Documents that are consistent with this Agreement to which it is required to be a party.

(b) During the Agreement Effective Period, each Consenting Term Loan Lender agrees, severally and not jointly, in respect of itself and all of its Company Claims/Interests, that it shall not, other than to enforce this Agreement or any Definitive Document, including the Cash Collateral Order and any rights or remedies thereunder, or as otherwise permitted under this Agreement, directly or indirectly:

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(i) object to, delay, impede, or take any other action in a manner inconsistent with this Agreement, the intended purpose of which is to interfere with acceptance, implementation, or consummation of the Restructuring Transactions;

(ii) propose, file, support, or vote for any Alternative Restructuring Proposal; provided that nothing in this Section 5.01(b)(ii) shall prevent the Company Parties from continuing the marketing process and/or otherwise seeking the highest and best price with respect to any Sale Transactions;

(iii) seek to modify the Definitive Documents, in whole or in part, in a manner inconsistent with this Agreement and the Plan;

(iv) object to, delay, impede, or take any other action to terminate, shorten, or interfere with the Debtors’ exclusivity rights under section 1121 of the Bankruptcy Code;

(v) file any motion, pleading, or other document with the Bankruptcy Court or any other court (including any modifications or amendments thereof) that, in whole or in part, is not materially consistent with this Agreement or the Plan;

(vi) initiate, or have initiated on its behalf, any litigation or proceeding of any kind with respect to the Chapter 11 Cases, this Agreement, the Plan or the Restructuring Transactions contemplated herein against the Company Parties or the other Parties other than to enforce this Agreement or any Definitive Document, including the Cash Collateral Order and any rights or remedies thereunder, or as otherwise permitted under this Agreement;

(vii) exercise, or direct any other person to exercise, any right or remedy for the enforcement, collection, or recovery of any Claims against the Company Parties, including with respect to any Interests in the Company Parties;

(viii) object to, delay, impede, or take any other action to interfere with the Company Parties’ ownership and possession of their assets, wherever located, or seek to modify or lift the automatic stay arising under section 362 of the Bankruptcy Code, other than to enforce this Agreement or any Definitive Document, including the Cash Collateral Order and any rights or remedies thereunder, or as otherwise permitted by this Agreement; or

5.02. Commitments with Respect to Chapter 11 Cases.

(a) During the Agreement Effective Period, each Consenting Term Loan Lender that is entitled to vote to accept or reject the Plan pursuant to its terms, severally and not jointly, agrees in respect of itself that it shall, subject to receipt by such Consenting Term Loan Lender of the Solicitation Materials:

(i) provided that its vote has been properly solicited pursuant to applicable Law and the Plan comports with the consent rights of such Consenting Term Loan Lender, vote each of its Company Claims/Interests to accept the Plan by delivering its duly executed and completed ballot accepting the Plan on a timely basis following the commencement of the solicitation of the Plan and its actual receipt of the Solicitation Materials and the ballot;

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(ii) to the extent it is permitted to elect whether to opt out of or to opt in to the releases set forth in the Plan, as applicable, (a) elect not to opt out of or (b) elect to opt in to, as applicable, the Debtor and third-party releases set forth in the Plan by timely delivering its duly executed and completed ballot(s) indicating such election; and

(iii) not change, withdraw, amend, or revoke (or cause to be changed, withdrawn, amended, or revoked) any vote or election referred to in clauses (i) and (ii) above.

(b) During the Agreement Effective Period, each Consenting Term Loan Lender, severally, and not jointly, in respect of itself and each of its Company Claims/Interests, will support, and will not directly or indirectly object to, delay, impede, or take any other action to interfere with any motion or other pleading or document filed by a Company Party in the Bankruptcy Court that is consistent with this Agreement unless such Consenting Term Loan Lender in good faith disputes that such motion, other pleading or document is consistent with this Agreement.

Section 6. Additional Provisions Regarding the Consenting Term Loan Lenders’ Commitments. Notwithstanding anything contained in this Agreement, nothing in this Agreement shall: (a) prevent any Consenting Term Loan Lender from appearing as a party in interest in any matter arising in the Chapter 11 Cases; (b) affect the ability of any Consenting Term Loan Lenders to consult with any other Consenting Term Loan Lender, the Company Parties, or any other party in interest in the Chapter 11 Cases (including any official committee appointed in the Chapter 11 Cases and the United States Trustee); (c) impair or waive the rights of any Consenting Term Loan Lender to assert or raise any objection permitted under this Agreement in connection with the Restructuring Transactions; (d) prevent any Consenting Term Loan Lender from enforcing this Agreement or any Definitive Documents, including the Cash Collateral Order and any rights or remedies thereunder, or contesting whether any matter, fact, or thing is a breach of, or is inconsistent with, this Agreement or any Definitive Documents, including the Cash Collateral Order; (e) prevent any Consenting Term Loan Lender from taking any action that is required by applicable Law or require any Consenting Term Loan Lender to take any action that is prohibited by applicable Law or to waive or forego the benefit of any applicable legal professional privilege; (f) require any Consenting Term Loan Lender to provide any information that it determines, in its reasonable discretion, to be sensitive or confidential; (g) other than as provided for in this Agreement, limit the ability of a Consenting Term Loan Lender to purchase, sell or enter into transactions regarding the Company Claims/Interests; (h) prevent any Consenting Term Loan Lender by reason of this Agreement or the Restructuring Transactions from making, seeking or receiving any regulatory filings, notifications, consents, determinations, authorizations, permits, approvals, licenses or the like; (i) obligate the Consenting Term Loan Lenders to deliver a vote to support the Plan or prohibit the Consenting Term Loan Lenders from withdrawing such vote, in each case from and after the Termination Date (other than a Termination Date as a result of the occurrence of the Plan Effective Date); and for the avoidance of doubt, that upon the Termination Date, such Consenting Term Loan Lender’s vote shall automatically be deemed void ab initio and such Consenting Term Loan Lender shall have a reasonable opportunity to cast a vote; (j) require a Consenting Term Loan Lender to consent to, acquiesce in, vote for, support, or not object to any Alternative Restructuring Proposal; and (k) except as otherwise provided in this Agreement, require a Consenting Term Loan Lender to incur any non-reimbursable expenses, liabilities, or other obligations, or to agree to any commitments, undertakings, concessions, indemnities, or other arrangements that could result in expenses, liabilities, or other obligations to such Consenting Term Loan Lender or its affiliates. For the avoidance of doubt, each Consenting Term Loan Lender shall only be bound under this Agreement to the extent of such Consenting Term Loan Lender’s Company Claims/Interests set forth on such Consenting Term Loan Lender’s signature page to this Agreement.

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Section 7. Commitments of the Company Parties.

7.01. Affirmative Commitments. Except as set forth in Section 8, during the Agreement Effective Period, the Company Parties agree to:

(a) support, act in good faith, and take all steps reasonably necessary and desirable to consummate the Restructuring Transactions in accordance with this Agreement;

(b) to the extent any legal or structural impediment arises that would prevent, hinder, or delay the consummation of the Restructuring Transactions contemplated herein, take all steps reasonably necessary and desirable to address any such impediment, including to negotiate in good faith appropriate additional or alternative provisions to address any such impediment, in each case, in a manner reasonably acceptable to the Required Consenting Term Loan Lenders;

(c) use commercially reasonable efforts to oppose any party or person from taking any actions contemplated in Section 7.02(b);

(d) negotiate in good faith and use reasonable best efforts to execute and deliver the Definitive Documents (which shall be consistent with the requirements contained herein and in the Plan) and any other required agreements to effectuate and consummate the Restructuring Transactions as contemplated by this Agreement;

(e) use commercially reasonable efforts to seek additional support for the Restructuring Transactions from their other material stakeholders to the extent reasonably prudent;

(f) (i) stipulate in the Cash Collateral Order and the Plan to the allowance and amounts of Prepetition Superpriority Term Loan Claims and Prepetition Stub Term Loan Claims in accordance with the Cash Collateral Order and the Plan and to the validity of the liens securing any such Claims and (ii) timely file a formal objection to any motion filed with the Bankruptcy Court by a third party challenging the validity, enforceability, perfection or priority of, or seeking avoidance, disallowance or subordination of, any portion of the Prepetition Superpriority Term Loan Claims and/or the Prepetition Stub Term Loan Claims or the liens securing such Claims (as applicable);

(g) cooperate and coordinate with the Consenting Term Loan Lenders and use commercially reasonable efforts to support and consummate the Restructuring Transactions, including the Sale Transactions, and execute any document and give any notice, order, instruction or direction in each case reasonably necessary to support, facilitate, implement, consummate or otherwise give effect to the Restructuring Transactions, including, for the avoidance of doubt, using reasonable best efforts to obtain any necessary federal, state, local and foreign regulatory and/or third-party approvals necessary to consummate the Restructuring Transactions;

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(h) provide the Consenting Term Loan Lenders and their legal and financial advisors with any documentation or information they may reasonably request to facilitate the Restructuring Transactions, including regarding the Company Parties’ business operations and the status of the Restructuring Transactions, subject to any confidentiality restrictions the Company Parties may be subject to;

(i) provide Akin and FTI with (i) reasonable access to, during regular business hours, the non-privileged, non-confidential books, work papers, records and materials of any Company Party, (ii) reasonable access to, during regular business hours, the personnel and advisors of any Company Party and (iii) reasonably timely responses to all reasonable diligence requests provided by any such Advisor;

(j) pay in full and in cash all of the accrued and outstanding, reasonable and documented fees, costs and expenses of the professional and other advisors retained by the Consenting Term Loan Lenders, including such fees, costs and expenses of (i) Akin, (ii) FTI, (iii) Ashurst and (iv) Blank Rome LLP and continue to pay such reasonable and documented amounts as they come due and seek to pay such ongoing fees, costs, and expenses in connection with the Cash Collateral Order or such other appropriate order (the “Consenting Term Loan Lender Fees and Expenses”);

(k) comply with all Milestones;

(l) from the date hereof until the Plan Effective Date, (i) operate their business in the ordinary course in a manner that is consistent with past practice and this Agreement, and use reasonable efforts to preserve intact the Company Parties’ business organization and relationships with third parties and employees (which shall not prohibit the Company Parties from taking action outside of the ordinary course of business with the consent of the Required Consenting Term Loan Lenders), taking into account, the Restructuring Transactions; (ii) operate the business in the ordinary course, in a manner consistent with applicable Law and actions taken by similarly situated companies in the industry in which the Company Parties operate, and maintain good standing (or equivalent status under the Laws of its incorporation or organization) under the Laws of the jurisdiction in which the Company Parties are incorporated or organized, taking into account the Restructuring Transactions; (iii) consult in good faith with counsel for the Consenting Term Loan Lenders prior to the Company Parties’ entry into, termination of, or modification of any material operational contracts, leases, or other arrangements; (iv) refrain from increasing the compensation payable (whether through the payment of, or agreement to pay, bonus amounts or otherwise) to any executive employee, except as required by the terms of and in accordance with any written employment or engagement agreement currently in effect between the Company Parties and an executive employee or with the prior written consent of the Required Consenting Term Loan Lenders; and (v) subject to Section 8.01, refrain from entry into any transaction involving the direct or indirect sale, purchase, transfer, or other disposition of a material portion of the Company Parties’ assets without the prior written consent of the Required Consenting Term Loan Lenders;

(m) notify counsel to the Consenting Term Loan Lenders within one (1) Business Day after obtaining knowledge of the occurrence or existence of any event that could prevent, hinder, delay, or make any part of the Restructuring Transactions (including the Plan) incapable of being consummated on or prior to the Outside Date;

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(n) notify counsel to the Consenting Term Loan Lenders within one (1) Business Day after obtaining knowledge of any (i) occurrence, or failure to occur, of any event which occurrence or failure would cause any covenant of the Company Parties not to be satisfied in any respect; (ii) receipt of any written notice by the Company Parties from any governmental body in connection with this Agreement or the Restructuring Transactions; (iii) receipt of any written notice by the Company Parties of any proceeding commenced or threatened against any Company Party relating to, involving, or otherwise affecting the Restructuring Transactions; or (iv) receipt of any written notice from any party alleging that the consent of such party is or may be required in connection with the Restructuring Transactions;

(o) timely file a formal objection to any motion filed with the Bankruptcy Court by a third party seeking the entry of an order (i) directing the appointment of a trustee or examiner (with expanded powers beyond those set forth in sections 1106(a)(3) and (4) of the Bankruptcy Code), (ii) converting any of the Chapter 11 Cases to a case under chapter 7 of the Bankruptcy Code, and/or (iii) dismissing the Chapter 11 Cases; and

(p) in accordance with the Bidding Procedures, the Bidding Procedures Order and the motion to sell the Cloud/RAN Assets to Lumine, pursue a sale process, including engaging in negotiations with one or more third parties that the Company Parties determine, in the exercise of reasonable business judgment, proposes, or would reasonably be expected to propose, a transaction which would result in a Sale Transaction during the Chapter 11 Cases in accordance with this Agreement, the Restructuring Term Sheet, the Plan and the Bidding Procedures, it being understood that nothing herein shall limit the ability of the Company Parties to take the actions contemplated by Section 8.01 or otherwise limit its ability to take all actions necessary to pursue the Restructuring Transactions consistent with this Agreement.

7.02. Negative Commitments. Except as set forth in Section 8, during the Agreement Effective Period, each of the Company Parties shall not directly or indirectly:

(a) object to, delay, impede, or take any other action to interfere with acceptance, implementation, or consummation of the Restructuring Transactions;

(b) take any action that is inconsistent with, or is intended to frustrate or impede approval, implementation and consummation of the Restructuring Transactions described in, this Agreement, the Definitive Documents, or the Plan;

(c) seek to modify the Definitive Documents, in whole or in part, in a manner that is not consistent with this Agreement;

(d) amend or change, or propose to amend or change, any of the Company Parties’ respective organizational documents, except to the extent required to comply with the terms of this Agreement and to consummate the Restructuring Transactions and/or any Sale Transactions in accordance with the terms hereof;

(e) grant, agree to grant, or make any payment on account of (including pursuant to a key employee retention plan, key employee incentive plan, or other similar arrangement) any additional or increase in the wages, salary, bonus, commissions, retirement benefits, pension, severance or other compensation or benefits of any employee or director qualifying as an insider under the Bankruptcy Code, without the prior written consent of the Required Consenting Term Loan Lenders;

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(f) authorize, create, issue, sell or grant any additional equity interests, or reclassify, recapitalize, redeem, purchase, acquire, declare any distribution on, or make any distribution on any equity interests;

(g) file any Definitive Document or any motion, application, or pleading reasonably related to a Definitive Document with the Bankruptcy Court or any other court (including any modifications or amendments thereof) that, in whole or in part, is not consistent with this Agreement or the Plan or is otherwise not in form and substance acceptable to the applicable parties in accordance with the terms set forth in Section 3 hereof;

(h) (i) seek discovery in connection with, prepare, or commence any proceeding or other action that challenges (A) the amount, validity, allowance, character, enforceability, or priority of any Company Claims/Interests of any of the Consenting Term Loan Lenders, or (B) the validity, enforceability, or perfection of any lien or other encumbrance securing any Company Claims/Interests of any of the Consenting Term Loan Lenders or (ii) support any person in connection with any of the acts described in clause (i) of this Section 7.02(h);

(i) consummate the Restructuring Transactions unless each of the conditions to the consummation of such Restructuring Transactions set forth in this Agreement and the Definitive Documents has been satisfied (or waived by the applicable persons in accordance with their terms);

(j) taking into account the Restructuring Transactions, transfer any asset or right of the Company Parties or any asset or right used in the business of the Company Parties to any person outside of the ordinary course of business absent the consent of the Required Consenting Term Loan Lenders, which consent shall not be unreasonably withheld;

(k) solicit, participate in, negotiate, propose, support, or vote for any Alternative Restructuring Proposal; provided that nothing in this Section 7.02(k) shall prevent the Company Parties from continuing the marketing process and/or otherwise seeking the highest and best price with respect to any Sale Transaction;

(l) enter into, terminate, modify, or transfer any material operational contracts, leases, or other arrangements that would, individually or in the aggregate, reasonably be expected to have a material and adverse effect on the Company Parties, taken as a whole, without the prior consent of the Required Consenting Term Loan Lenders; or

(m) encourage or facilitate any person or Entity to do any of the foregoing.

Section 8. Additional Provisions Regarding Company Parties’ Commitments.

8.01. Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement shall require a Company Party or the board of directors, board of managers, or similar governing body of a Company Party, to take any action or to refrain from taking any action with respect to the Restructuring Transactions to the extent such person or persons determines, in good faith, upon the advice of outside legal counsel, that taking or failing to take such action would be

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inconsistent with applicable Law or its fiduciary obligations under applicable Law, and any such action or inaction pursuant to this Section 8.01 shall not be deemed to constitute a breach of this Agreement; provided that the Company Parties shall promptly provide written notice to counsel to the Consenting Term Loan Lenders (and, in any case, within one (1) calendar day) of any such determination in accordance with this Section 8.01 to take or refrain from taking any action. This Section 8.01 shall not impede the Consenting Term Loan Lenders’ right to terminate this Agreement pursuant to Section 13.01 of this Agreement.

8.02. Notwithstanding anything to the contrary in this Agreement (but subject to Section 8.01), each Company Party and their respective directors, officers, employees, investment bankers, attorneys, accountants, consultants, and other advisors or representatives shall have the rights to: (a) consider and respond to Alternative Restructuring Proposals; provided that the Company Parties must use their reasonable best efforts to (i) provide copies of any such Alternative Restructuring Proposal received to Akin and FTI no later than one (1) calendar day following receipt thereof; (ii) provide Akin and FTI with regular updates as to the status and progress of such Alternative Restructuring Proposal; and (iii) respond promptly to information requests and questions from Akin and/or FTI relating to such Alternative Restructuring Proposal; (b) provide access to non-public information concerning any Company Party to any Entity or enter into Confidentiality Agreements or nondisclosure agreements with any Entity; (c) maintain or continue discussions or negotiations with respect to Alternative Restructuring Proposals; (d) otherwise cooperate with, assist, participate in, or facilitate any inquiries, proposals, discussions, or negotiation of Alternative Restructuring Proposals; and (e) enter into or continue discussions or negotiations with holders of Company Claims/Interests (including any Consenting Term Loan Lender), any other party in interest in the Chapter 11 Cases (including any official committee and the United States Trustee), or any other Entity regarding the Restructuring Transactions or Alternative Restructuring Proposals; provided, further that for the avoidance of doubt, nothing in this Section 8.02 shall prevent the Company Parties from continuing the marketing process and/or otherwise seeking the highest and best price with respect to any Sale Transactions.

8.03. Nothing in this Agreement shall: (a) impair or waive the rights of any Company Party to assert or raise any objection permitted under this Agreement in connection with the Restructuring Transactions; or (b) prevent any Company Party from enforcing this Agreement or contesting whether any matter, fact, or thing is a breach of, or is inconsistent with, this Agreement.

Section 9. Transfer of Interests and Securities.

9.01. During the Agreement Effective Period, no Consenting Term Loan Lender shall Transfer any ownership (including any beneficial ownership as defined in the Rule 13d-3 under the Exchange Act) in any Company Claims/Interests to any affiliated or unaffiliated party, including any party in which it may hold a direct or indirect beneficial interest, unless, in the case of any Company Claims/Interests, the transferee either (i) executes and delivers to counsel to the Company Parties, at or before the time of the proposed Transfer, a Transfer Agreement or Joinder, or (ii) is a Consenting Term Loan Lender or an Affiliate thereof and the transferee provides notice of such Transfer (including the amount and type of Company Claim/Interest Transferred) to counsel to the Company Parties and counsel to the Consenting Term Loan Lenders at or before the time of the proposed Transfer.

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9.02. Upon compliance with the requirements of Section 9.01, the transferee shall be deemed a Consenting Term Loan Lender and the transferor shall be deemed to relinquish its rights (and be released from its obligations) under this Agreement to the extent of the rights and obligations in respect of such transferred Company Claims/Interests. Any Transfer in violation of Section 9.01 shall be void ab initio.

9.03. Subject to Section 9.05, this Agreement shall in no way be construed to preclude the Consenting Term Loan Lenders from acquiring additional Company Claims/Interests; provided, however, that (a) such additional Company Claims/Interests shall automatically and immediately upon acquisition by a Consenting Term Loan Lender be deemed subject to the terms of this Agreement (regardless of when or whether notice of such acquisition is given to counsel to the Company Parties or counsel to the Consenting Term Loan Lenders) and (b) such Consenting Term Loan Lender must provide notice of such acquisition (including the amount and type of Company Claim/Interest acquired) to counsel to the Company Parties and counsel to the Consenting Term Loan Lenders within five (5) Business Days of such acquisition.

9.04. This Section 9 shall not impose any obligation on any Company Party to issue any “cleansing letter” or otherwise publicly disclose information for the purpose of enabling a Consenting Term Loan Lender to Transfer any of its Company Claims/Interests. Notwithstanding anything to the contrary herein, to the extent a Company Party and another Party have entered into a Confidentiality Agreement, the terms of such Confidentiality Agreement shall continue to apply and remain in full force and effect according to its terms, and this Agreement does not supersede any rights or obligations otherwise arising under such Confidentiality Agreements.

9.05. Notwithstanding Section 9.01, a Qualified Marketmaker that acquires any Company Claims/Interests with the purpose and intent of acting as a Qualified Marketmaker for such Company Claims/Interests shall not be required to execute and deliver a Transfer Agreement in respect of such Company Claims/Interests if (i) such Qualified Marketmaker subsequently transfers such Company Claims/Interests (by purchase, sale assignment, participation, or otherwise) within ten (10) Business Days of its acquisition to a transferee that is an Entity that is not an Affiliate, affiliated fund, or affiliated Entity with a common investment advisor; (ii) the transferee otherwise is a Permitted Transferee under Section 9.01; and (iii) the Transfer otherwise is permitted under Section 9.01. To the extent that a Consenting Term Loan Lender is acting in its capacity as a Qualified Marketmaker, it may Transfer (by purchase, sale, assignment, participation, or otherwise) any right, title or interests in Company Claims/Interests that the Qualified Marketmaker acquires from a holder of the Company Claims/Interests who is not a Consenting Term Loan Lender without the requirement that the transferee be a Permitted Transferee.

9.06. Notwithstanding anything to the contrary in this Section 9, the restrictions on Transfer set forth in this Section 9 shall not apply to the grant of any liens or encumbrances on any claims and interests in favor of a bank or broker-dealer holding custody of such claims and interests in the ordinary course of business and which lien or encumbrance is released upon the Transfer of such claims and interests.

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Section 10. Representations and Warranties of Consenting Term Loan Lenders. Each Consenting Term Loan Lender severally, and not jointly, represents and warrants that, as of the date such Consenting Term Loan Lender executes and delivers this Agreement or a Joinder to this Agreement, as applicable:

(a) it is the beneficial or record owner of the face amount of the Company Claims/Interests or is the nominee, investment manager, or advisor for beneficial holders of the Company Claims/Interests reflected in such Consenting Term Loan Lender’s signature page to this Agreement or Joinder to this Agreement or a Transfer Agreement, as applicable (as may be updated pursuant to Section 9);

(b) it has the full power and authority to act on behalf of, vote and consent to matters concerning, such Company Claims/Interests; and

(c) such Company Claims/Interests are free and clear of any pledge, lien, security interest, charge, claim, equity, option, proxy, voting restriction, right of first refusal, or other limitation on disposition, transfer, or encumbrances of any kind, that would materially and adversely affect in any way such Consenting Term Loan Lender’s ability to perform any of its obligations under this Agreement at the time such obligations are required to be performed.

Section 11. Representations and Warranties of Company Parties. Each Company Party represents and warrants to each other Party that as of the date such Company Party executes and delivers this Agreement and on the Plan Effective Date: (a) entry into this Agreement and the performance of its obligations hereunder is consistent with the exercise of such Company Party’s fiduciary duties; and (b) to the best of its knowledge having made all reasonable inquiries, no order has been made, petition presented or resolution passed, for the winding up of or appointment of a liquidator, receiver, administrative receiver, administrator, compulsory manager or other similar officer in respect of it or any other Company Party, and no analogous procedure has been commenced in any jurisdiction.

Section 12. Mutual Representations, Warranties, and Covenants. Each of the Parties, severally, and not jointly, represents, warrants, and covenants to each other Party, as of the date such Party executed and delivers this Agreement, a Joinder, or a Transfer Agreement, as applicable, and on the Plan Effective Date:

(a) it is validly existing and in good standing under the Laws of the state of its organization, and this Agreement is a legal, valid, and binding obligation of such Party, enforceable against it in accordance with its terms, except as enforcement may be limited by applicable Laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability;

(b) except as expressly provided in this Agreement, the Plan, and the Bankruptcy Code, no consent or approval is required by any other person or Entity in order for it to effectuate the Restructuring Transactions contemplated by, and perform its respective obligations under, this Agreement;

(c) the entry into and performance by it of, and the transactions contemplated by, this Agreement do not, and will not, conflict in any material respect with any Law or regulation applicable to it or with any of its articles of association, memorandum of association or other constitutional documents;

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(d) except as expressly provided in this Agreement, it has (or will have, at the relevant time) all requisite corporate or other power and authority to enter into, execute, and deliver this Agreement and to effectuate the Restructuring Transactions contemplated by, and perform its respective obligations under, this Agreement; and

(e) except as expressly provided by this Agreement, it is not party to any restructuring or similar agreements or arrangements with the other Parties to this Agreement that have not been disclosed to all Parties to this Agreement; and

(f) it is not a party to, or in discussions regarding, any contract, agreement, commitment, understanding or other binding agreement or obligation (written or oral) with any other person with respect to an Alternative Restructuring Proposal.

Section 13. Termination Events.

13.01. Consenting Term Loan Lenders Termination Events. This Agreement may be terminated solely with respect to the Consenting Term Loan Lenders, by the Required Consenting Term Loan Lenders, in each case, by the delivery to the Company Parties of a written notice in accordance with Section 16.10 hereof upon the occurrence of the following events:

(a) the breach in any material respect by a Company Party of any of the representations, warranties, or covenants of the Company Parties set forth in this Agreement remains uncured for three (3) Business Days after such terminating Consenting Term Loan Lenders transmit a written notice in accordance with Section 16.10 hereof detailing any such breach;

(b) the issuance by any governmental authority, including any regulatory authority or court of competent jurisdiction, of any final, non-appealable ruling or order that (i) enjoins the consummation of a material portion of the Restructuring Transactions and (ii) remains in effect for five (5) Business Days after such terminating Consenting Term Loan Lenders transmit a written notice in accordance with Section 16.10 hereof detailing any such issuance; provided, that this termination right may not be exercised by any Party that sought or requested such ruling or order in contravention of any obligation set out in this Agreement;

(c) the Bankruptcy Court enters an order denying confirmation of the Plan;

(d) (i) any of the Cash Collateral Order, the Sale Order, the Bidding Procedures Order, the Solicitation Procedures Order or the Confirmation Order is reversed, stayed, dismissed, vacated, reconsidered, modified, or amended without the consent of the Required Consenting Term Loan Lenders, or (ii) a motion for reconsideration, reargument, or rehearing with respect to any such order has been filed and the Company Parties have failed to timely object to such motion;

(e) the Company Parties’ authority to use Cash Collateral is terminated in accordance with the terms of the Cash Collateral Order;

(f) any of the Company Parties enters into a material executory contract, lease, or other arrangement outside of the ordinary course of business without obtaining the prior written consent of the Required Consenting Term Loan Lenders;

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(g) the failure to satisfy a Milestone that has not been waived or extended in accordance with this Agreement, unless such failure is the result of any act, omission, or delay on the part of any terminating Consenting Term Loan Lender;

(h) the Company Parties file with the Bankruptcy Court any motion, application or other pleading seeking authority to sell any material assets that is not acceptable to the Required Consenting Term Loan Lenders;

(i) the Plan Effective Date has not occurred by the Outside Date and the Outside Date has not been extended in accordance with the terms of this Agreement;

(j) (i) any Definitive Document is inconsistent (other than in an immaterial respect) with the terms and conditions set forth in this Agreement, including Section 3 hereof, and the Plan, or (ii) any Definitive Document is waived, amended, modified, or supplemented in a manner that is inconsistent (other than in an immaterial respect) with the terms and conditions set forth in this Agreement, including Section 3 hereof, the applicable Definitive Document, and the Plan, in each case, which has not been reversed or cured within one (1) Business Day after the Company Parties receive written notice from the Required Consenting Term Loan Lenders delivered in accordance with Section 16.10;

(k) any court of competent jurisdiction or other competent governmental or regulatory authority issues a final, non-appealable order, or there is a change in Law, making illegal or otherwise preventing or prohibiting the consummation of the Restructuring Transactions in a way that cannot be reasonably remedied by the Company Parties subject to the reasonable satisfaction of the Required Consenting Term Loan Lenders;

(l) the Company Parties (i) withdraw the Plan, (ii) execute a definitive written agreement with respect to an Alternative Restructuring Proposal, (iii) file, propound or otherwise support any plan or reorganization other than the Plan, or (iv) announce their intention to do either of (i), (ii) or (iii);

(m) the Bankruptcy Court shall enter an order terminating, annulling, modifying or conditioning the automatic stay with respect to any material assets of the Company Parties with a value in excess of $500,000 in the aggregate without the prior written consent of the Required Consenting Term Loan Lenders;

(n) the entry of an order by the Bankruptcy Court, the filing of a motion, application or other pleading by any Company Party, or the failure of the Company Parties to timely object to any motion, application or other pleading seeking an order terminating exclusivity under section 1121 of the Bankruptcy Code;

(o) the entry of an order by the Bankruptcy Court, the filing of a motion or application or other pleading by any Company Party (without the prior written consent of the Required Consenting Term Loan Lenders) or the failure of the Company Parties to timely object to any motion, application, or other pleading seeking an order, (i) converting one or more of the Chapter 11 Cases of a Company Party to a case under chapter 7 of the Bankruptcy Code, (ii) appointing an examiner with expanded powers beyond those set forth in sections 1106(a)(3) and (4) of the Bankruptcy Code or a trustee in one or more of the Chapter 11 Cases of a Company Party, or (iii) rejecting this Agreement;

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(p) the Company’s filing of any motion, application or other pleading or taking of discovery in connection with, preparation, or commencement of any proceeding or other action by any Company Party that challenges (i) the amount, validity, allowance, character, enforceability, or priority of any portion of the Prepetition Superpriority Term Loan Claims and/or the Prepetition Stub Term Loan Claims, or (ii) the validity, enforceability, or perfection of any lien, security interest or other encumbrance securing any portion of the Prepetition Superpriority Term Loan Claims and/or the Prepetition Stub Term Loan Claims, as applicable;

(q) the Company Parties deliver a notice in connection with Section 8.01 hereof;

(r) the Consenting Term Loan Lender Fees and Expenses are not paid by the Company Parties in accordance with terms of the respective advisors’ engagement letters and the Cash Collateral Order;

(s) the Bankruptcy Court enters any order authorizing the use of cash collateral on terms that are not acceptable to the Required Consenting Term Loan Lenders or authorizing the Company Parties to obtain debtor-in-possession financing pursuant to section 364 of the Bankruptcy Code without the consent of the Required Consenting Term Loan Lenders;

(t) the Company Parties file a motion seeking entry of an order approving the use of cash collateral or to obtain debtor-in-possession financing pursuant to section 364 of the Bankruptcy Code without the consent (such consent not to be unreasonably withheld) of the Required Consenting Term Loan Lenders; or

(u) the Wind-Down Amount exceeds $2 million (or such other amount expressly permitted by the Plan) or the Priority Claims Amount exceeds the Priority Claims Amount Cap.

13.02. Company Party Termination Events. Any Company Party may terminate this Agreement as to all Parties upon prior written notice to all Parties in accordance with Section 16.10 hereof upon the occurrence of any of the following events:

(a) the breach in any material respect by one or more of the Consenting Term Loan Lenders of any provision set forth in this Agreement that remains uncured for a period of three (3) Business Days after the receipt by the Consenting Term Loan Lenders of notice of such breach such that the non-breaching Consenting Term Loan Lenders hold less than two-thirds of the aggregate principal amount of outstanding Term Loans;

(b) following delivery of notice by the Company Parties pursuant to Section 8.01, the board of directors, board of managers, or such similar governing body of any Company Party (including any committee thereof) determines in good faith, upon the advice of outside legal counsel in accordance with Section 8 hereof, (i) that proceeding with any of the Restructuring Transactions would be inconsistent with the exercise of its fiduciary duties or applicable Law or (ii) in the exercise of its fiduciary duties, to pursue an Alternative Restructuring Proposal; provided that the Consenting Term Loan Lenders reserve all rights they may have to challenge the exercise by the Company Parties of their ability to terminate this Agreement pursuant to this Section 13.02(b);

25

(c) the issuance by any governmental authority, including any regulatory authority or court of competent jurisdiction, of any final, non-appealable ruling or order that (i) enjoins the consummation of a material portion of the Restructuring Transactions and (ii) remains in effect for thirty (30) Business Days after such terminating Company Party transmits a written notice in accordance with Section 16.10 hereof detailing any such issuance; provided, however, that the Company Parties have made commercially reasonable, good faith efforts to cure, vacate or have overruled such ruling or order prior to terminating this Agreement; provided, further, that this termination right shall not apply to or be exercised by any Company Party that sought or requested such ruling or order in contravention of any obligation or restriction set out in this Agreement;

(d) the Bankruptcy Court enters an order denying confirmation of the Plan; or

(e) the entry of an order by the Bankruptcy Court, or the filing of a motion or application by any Company Party seeking an order, (i) converting one or more of the Chapter 11 Cases of a Company Party to a case under chapter 7 of the Bankruptcy Code, (ii) appointing an examiner with expanded powers beyond those set forth in sections 1106(a)(3) and (4) of the Bankruptcy Code or a trustee in one or more of the Chapter 11 Cases of a Company Party, or (iii) rejecting this Agreement.

13.03. Mutual Termination. This Agreement, and the obligations of all Parties hereunder, may be terminated by mutual written agreement among all of the following: (a) each Company Party; and (b) the Required Consenting Term Loan Lenders.

13.04. Automatic Termination. This Agreement shall terminate automatically without any further required action or notice immediately upon the Plan Effective Date.

13.05. Effect of Termination. Upon the occurrence of a Termination Date as to a Party, this Agreement shall be of no further force and effect as to such Party and each Party subject to such termination shall be released from its commitments, undertakings, and agreements under or related to this Agreement and shall have the rights and remedies that it would have had, had it not entered into this Agreement, and shall be entitled to take all actions, whether with respect to the Restructuring Transactions or otherwise, that it would have been entitled to take had it not entered into this Agreement, including with respect to any and all Claims or Causes of Action; provided, however, that in no event shall any such termination relieve any Party from (a) liability for its breach or non-performance of its obligations under this Agreement prior to the Termination Date or (b) obligations under this Agreement which by their terms expressly survive a termination of this Agreement. Upon the occurrence of a Termination Date prior to the Confirmation Order being entered by a Bankruptcy Court, any and all consents or ballots tendered by the Parties subject to such termination before a Termination Date shall be deemed, for all purposes, to be null and void from the first instance and shall not be considered or otherwise used in any manner by the Parties in connection with the Restructuring Transactions and this Agreement or otherwise; provided, however, that any Consenting Term Loan Lender withdrawing or changing its vote pursuant to this Section 13.05 shall promptly provide written notice of such withdrawal or change to each other Party to this Agreement and, if such withdrawal or change occurs on or after the Petition

26

Date, file notice of such withdrawal or change with the Bankruptcy Court. Nothing in this Agreement shall be construed as prohibiting a Company Party or any of the Consenting Term Loan Lenders from contesting whether any such termination is in accordance with its terms or to seek enforcement of any rights under this Agreement that arose or existed before a Termination Date. Except as expressly provided in this Agreement, nothing herein is intended to, or does, in any manner waive, limit, impair, or restrict (a) any right of any Company Party or the ability of any Company Party to protect and reserve its rights (including rights under this Agreement), remedies, and interests, including its claims against any Consenting Term Loan Lender, and (b) any right of any Consenting Term Loan Lender, or the ability of any Consenting Term Loan Lender, to protect and preserve its rights (including rights under this Agreement), remedies, and interests, including its claims against any Company Party or Consenting Term Loan Lender. No purported termination of this Agreement shall be effective under this Section 13.05 or otherwise if the Party seeking to terminate this Agreement is in material breach of this Agreement, except a termination pursuant to Section 13.04. Nothing in this Section 13.05 shall restrict any Company Party’s right to terminate this Agreement in accordance with Section 13.02(b).

13.06. Automatic Stay. The Company Parties acknowledge that the giving of notice of default or termination by any other Party pursuant to this Agreement shall not be a violation of the automatic stay under section 362 of the Bankruptcy Code, and the Company Parties hereby waive, to the fullest extent permitted by Law, the applicability of the automatic stay as it relates to any such notice being provided; provided that nothing herein shall prejudice any Party’s rights to argue that the giving of notice of default or termination was not proper under the terms of this Agreement.

Section 14. Reserved.

Section 15. Amendments and Waivers.

(a) This Agreement (including as to the required content of and consent rights with respect to any Definitive Document) may not be modified, amended, or supplemented, and no condition or requirement of this Agreement may be waived, in any manner except in accordance with this Section 15.

(b) This Agreement may be modified, amended, or supplemented, or a condition or requirement of this Agreement may be waived, in a writing signed by: (a) each Company Party and (b) the Required Consenting Term Loan Lenders; provided, however, that (A) if the proposed modification, amendment, waiver, or supplement has a material, disproportionate, and adverse effect on any of the Company Claims/Interests held by a Consenting Term Loan Lender, then the consent of each such affected Consenting Term Loan Lender shall also be required to effectuate such modification, amendment, waiver or supplement and (B) any modification or amendment to the definitions of “Required Consenting Term Loan Lenders”, “Required Consenting Superpriority Term Loan Lenders”, and any other defined term whose definition affects the population covered thereby shall require the consent of all Consenting Superpriority Term Loan Lenders or Consenting Stub Term Loan Lenders, as applicable.

(c) Any proposed modification, amendment, waiver or supplement that does not comply with this Section 15 shall be ineffective and void ab initio.

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(d) The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy under this Agreement shall operate as a waiver of any such right, power or remedy or any provision of this Agreement, nor shall any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise of such right, power or remedy or the exercise of any other right, power or remedy. All remedies under this Agreement are cumulative and are not exclusive of any other remedies provided by Law.

Section 16. Miscellaneous.

16.01. Acknowledgement. Notwithstanding any other provision herein, this Agreement is not and shall not be deemed to be an offer with respect to any securities or solicitation of votes for the acceptance of a plan of reorganization for purposes of sections 1125 and 1126 of the Bankruptcy Code or otherwise. Any such offer or solicitation will be made only in compliance with all applicable securities Laws, provisions of the Bankruptcy Code, and/or other applicable Law.

16.02. Exhibits Incorporated by Reference; Conflicts. Each of the exhibits, annexes, signatures pages, and schedules attached hereto is expressly incorporated herein and made a part of this Agreement, and all references to this Agreement shall include such exhibits, annexes, and schedules. In the event of any inconsistency between this Agreement (without reference to the exhibits, annexes, and schedules hereto) and the exhibits, annexes, and schedules hereto, this Agreement (without reference to the exhibits, annexes, and schedules thereto) shall govern.

16.03. Further Assurances. Subject to the other terms of this Agreement, the Parties agree to execute and deliver such other instruments and perform such acts, in addition to the matters herein specified, as may be reasonably appropriate or necessary, or as may be required by order of the Bankruptcy Court, from time to time, to effectuate the Restructuring Transactions, as applicable; provided, however, that this Section 16.03 shall not limit the right of any Party hereto to exercise any right or remedy provided for in this Agreement (including approval rights set forth in Section 3).

16.04. Complete Agreement. Except as otherwise explicitly provided herein, this Agreement constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all prior agreements, oral or written, among the Parties with respect thereto, other than any Confidentiality Agreement.

16.05. GOVERNING LAW; SUBMISSION TO JURISDICTION: SELECTION OF FORUM. THIS AGREEMENT IS TO BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED IN SUCH STATE, WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PRINCIPLES THEREOF. Each Party hereto agrees that it shall bring any action or proceeding in respect of any claim arising out of or related to this Agreement, to the extent possible, in the Bankruptcy Court, and solely in connection with claims arising under this Agreement: (a) irrevocably submits to the exclusive jurisdiction of the Bankruptcy Court; (b) waives any objection to laying venue in any such action or proceeding in the Bankruptcy Court; and (c) waives any objection that the Bankruptcy Court is an inconvenient forum or does not have jurisdiction over any Party hereto.

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16.06. TRIAL BY JURY WAIVER. EACH PARTY HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE RESTRUCTURING TRANSACTIONS CONTEMPLATED HEREBY.

16.07. Execution of Agreement. This Agreement may be executed and delivered in any number of counterparts and by way of electronic signature and delivery, each such counterpart, when executed and delivered, shall be deemed an original, and all of which together shall constitute the same agreement. Except as expressly provided in this Agreement, each individual executing this Agreement on behalf of a Party has been duly authorized and empowered to execute and deliver this Agreement on behalf of said Party.

16.08. Rules of Construction. This Agreement is the product of negotiations among the Company Parties and the Consenting Term Loan Lenders, and in the enforcement or interpretation hereof, is to be interpreted in a neutral manner, and any presumption with regard to interpretation for or against any Party by reason of that Party having drafted or caused to be drafted this Agreement, or any portion hereof, shall not be effective in regard to the interpretation hereof. The Company Parties and the Consenting Term Loan Lenders were each represented by counsel during the negotiations and drafting of this Agreement and continue to be represented by counsel.

16.09. Successors and Assigns; Third Parties. This Agreement is intended to bind and inure to the benefit of the Parties and their respective successors and permitted assigns, as applicable. There are no third party beneficiaries under this Agreement, and, except as set forth in Section 9, the rights or obligations of any Party under this Agreement may not be assigned, delegated, or transferred to any other person or Entity.

16.10. Notices. All notices, consents, approvals, waivers or other communications required or permitted to be given hereunder shall be in writing sent by email or other electronic means and shall be deemed given upon transmission with confirmed delivery at the following addresses (or at such other addresses as shall be specified by the Parties by like notice), it being understood that any notice or other communication not sent by electronic means shall also require the contemporaneous email to the recipient:

(a)	if to a Company Party, to:

Casa Systems, Inc.

100 Old River Road

Andover, MA 01810

Attention: Timothy Rodenberger, General Counsel

E-mail address: timothy.rodenberger@casa-systems.com

29

with copies to:

Sidley Austin LLP

787 Seventh Avenue

New York, New York 10019

Attention: Stephen E. Hessler, Patrick Venter, and Margaret R. Alden

E-mail address: shessler@sidley.com; pventer@sidley.com; malden@sidley.com

and

Sidley Austin LLP

One South Dearborn

Chicago, Illinois 60603

Attention: Ryan L. Fink

E-mail address: ryan.fink@sidley.com

(b) if to a Consenting Term Loan Lender, to the address or e-mail address set forth on such Consenting Term Loan Lender’s signature page to this Agreement (or in the signature page to a Joinder or Transfer Agreement in the case of any Consenting Term Loan Lender that becomes a Party hereto after the Agreement Effective Date)

with copies to:

Akin Gump Strauss Hauer & Feld LLP

One Bryant Park

Bank of America Tower

New York, NY 10036

Attention: Philip Dublin, Daniel I. Fisher, Alan J. Feld and Kevin Eide

E-mail address: pdublin@akingump.com; dfisher@akingump.com; ajfeld@akingump.com; keide@akingump.com

16.11. Independent Due Diligence and Decision Making. Each Consenting Term Loan Lender hereby confirms that its decision to execute this Agreement has been based upon its independent investigation of the operations, businesses, financial and other conditions, and prospects of the Company Parties.

16.12. Enforceability of Agreement. Each of the Parties to the extent enforceable waives any right to assert that the exercise of termination rights under this Agreement is subject to the automatic stay provisions of the Bankruptcy Code, and expressly stipulates and consents hereunder to the prospective modification of the automatic stay provisions of the Bankruptcy Code for purposes of exercising termination rights under this Agreement, to the extent the Bankruptcy Court determines that such relief is required.

16.13. Waiver. If the Restructuring Transactions are not consummated, or if this Agreement is terminated for any reason, the Parties fully reserve any and all of their rights. Pursuant to Federal Rule of Evidence 408 and any other applicable rules of evidence, this Agreement and all negotiations relating hereto shall not be admissible into evidence in any proceeding other than a proceeding to enforce its terms or the payment of damages to which a Party may be entitled under this Agreement.

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16.14. Specific Performance. It is understood and agreed by the Parties that money damages would be an insufficient remedy for any breach of this Agreement by any Party, and each non-breaching Party shall be entitled to specific performance and injunctive or other equitable relief (without the posting of any bond and without proof of actual damages) as a remedy of any such breach, including an order of the Bankruptcy Court or other court of competent jurisdiction requiring any Party to comply promptly with any of its obligations hereunder.

16.15. Several, Not Joint, Claims. Except where otherwise specified, the agreements, representations, warranties, and obligations of the Parties under this Agreement are, in all respects, several and not joint and several.

16.16. Severability and Construction. If any provision of this Agreement shall be held by a court of competent jurisdiction to be illegal, invalid, or unenforceable, the remaining provisions shall remain in full force and effect if essential terms and conditions of this Agreement for each Party remain valid, binding, and enforceable.

16.17. Remedies Cumulative. All rights, powers, and remedies provided under this Agreement or otherwise available in respect hereof at Law or in equity shall be cumulative and not alternative, and the exercise of any right, power, or remedy thereof by any Party shall not preclude the simultaneous or later exercise of any other such right, power, or remedy by such Party.

16.18. Capacities of Consenting Term Loan Lenders. Each Consenting Term Loan Lender has entered into this Agreement on account of all Company Claims/Interests that it holds (directly or through discretionary accounts that it manages or advises) other than as set forth in Section 9.05 and, except where otherwise specified in this Agreement, shall take or refrain from taking all actions that it is obligated to take or refrain from taking under this Agreement with respect to all such Company Claims/Interests.

16.19. Survival. Notwithstanding (i) any Transfer of any Company Claims/Interests in accordance with this Agreement or (ii) the termination of this Agreement in accordance with its terms, the agreements and obligations of the Parties in Sections 9, 13.05 and 16, and any defined terms needed for the interpretation of any such Sections and the Confidentiality Agreements shall survive such Transfer and/or termination and shall continue in full force and effect for the benefit of the Parties in accordance with the terms hereof and thereof.

16.20. Email Consents. Where a written consent, acceptance, approval, or waiver is required pursuant to or contemplated by this Agreement, pursuant to Section 3.02, Section 15, or otherwise, including a written approval by the Company Parties or the Required Consenting Term Loan Lenders, such written consent, acceptance, approval, or waiver shall be deemed to have occurred if, by agreement between counsel to the Parties submitting and receiving such consent, acceptance, approval, or waiver, it is conveyed in writing (including electronic mail) between each such counsel without representations or warranties of any kind on behalf of such counsel.

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16.21. Relationship Among Parties.

(a) None of the Consenting Term Loan Lenders shall have by virtue of this Agreement any fiduciary duty or any other duty of trust or confidence in any form to each other, any Consenting Term Loan Lender, any Company Party or Affiliate thereof, or any of the Company Parties’ or their respective Affiliates’ creditors or other stakeholders. None of the Consenting Term Loan Lenders shall have by virtue of this Agreement any duties or responsibilities to each other, any Consenting Term Loan Lender, any Company Party or Affiliate thereof, or any of the Company Parties’ or their respective Affiliates’ creditors or other stakeholders, and there are no commitments among or between the Consenting Term Loan Lenders, except as expressly set forth in this Agreement. It is understood and agreed that any Consenting Term Loan Lender may trade in any debt or equity Securities of any Company Parties without the consent of the Company Parties or any other Consenting Term Loan Lender, subject to applicable securities Laws, the terms of this Agreement, and the terms of the Definitive Documents. No prior history, pattern or practice of sharing confidences among or between any of the Consenting Term Loan Lenders, and/or the Company Parties shall in any way affect or negate this understanding and agreement. The Parties acknowledge that this Agreement does not constitute an agreement, arrangement, or understanding with respect to acting together for the purpose of acquiring, holding, voting, or disposing of any Securities of any of the Company Parties and shall not be deemed, as a result of its entering into and performing its obligations under this Agreement, to constitute a “group” within the meaning of Section 13(d)(3) of the Exchange Act or Rule 13d-5 promulgated thereunder. For the avoidance of doubt: (1) each Consenting Term Loan Lender is entering into this Agreement directly with the Company Parties and not with any other Consenting Term Loan Lender, (2) no other Consenting Term Loan Lender shall have any right to bring any action against any other Consenting Term Loan Lender with respect to this Agreement (or any breach thereof), other than in accordance with this Agreement, and (3) no Consenting Term Loan Lender shall, nor shall any action taken by a Consenting Term Loan Lender pursuant to this Agreement, be deemed to be acting in concert or as any group with any other Consenting Term Loan Lender with respect to the obligations under this Agreement, nor shall this Agreement create a presumption that the Consenting Term Loan Lenders are in any way acting as a group. All rights under this Agreement are separately granted to each Consenting Term Loan Lender by the Company Parties and vice versa, and the use of a single document is for the convenience of the Parties. Each Party’s decision to commit to enter into the transactions contemplated by this Agreement has been made independently and is based upon its own business judgment with the understanding that no Company Party has made any representations or warranties as to the success of the Restructuring Transactions or, ultimately, the confirmation of the Plan.

(b) The Company Parties understand that the Consenting Term Loan Lenders are engaged in a wide range of financial services and businesses, and, in furtherance of the foregoing, the Company Parties acknowledge and agree that the obligations set forth in this Agreement shall only apply to the trading desk(s) and/or business group(s) of the Consenting Term Loan Lenders that principally manage and/or supervise the Consenting Term Loan Lender’s investment in the Company Parties, and shall not apply to any other trading desk or business group of the Consenting Term Loan Lender so long as they are not acting at the direction or for the benefit of such Consenting Term Loan Lender and so long as confidentiality is maintained consistent with any applicable Confidentiality Agreement.

16.22. No Recourse. This Agreement may only be enforced against the named Parties hereto (and then only to the extent of the specific obligations undertaken by such Parties in this Agreement). All claims or Causes of Action (whether in contract, tort, equity, or any other theory) that may be based upon, arise out of, or relate to this Agreement, or the negotiation, execution, or performance of this Agreement, may be made only against the persons that are expressly identified as Parties hereto (and then only to the extent of the specific obligations undertaken by such Parties herein). No past, present or future direct or indirect director, manager, officer, employee,

32

incorporator, member, partner, stockholder, equity holder, trustee, affiliate, controlling person, agent, attorney, or other representative of any Party hereto (including any person negotiating or executing this Agreement on behalf of a Party hereto), nor any past, present, or future direct or indirect director, manager, officer, employee, incorporator, member, partner, stockholder, equity holder, trustee, affiliate, controlling person, agent, attorney, or other representative of any of the foregoing (other than any of the foregoing that is a Party hereto), shall have any liability with respect to this Agreement or with respect to any proceeding (whether in contract, tort, equity, or any other theory that seeks to “pierce the corporate veil” or impose liability of an Entity against its owners or Affiliates or otherwise) that may arise out of or relate to this Agreement, or the negotiation, execution, or performance of this Agreement.

16.23. Publicity and Confidentiality. Except as required by Law, no Party or its advisors shall (a) use the name of any Consenting Term Loan Lender in any public manner (including in any press release) with respect to this Agreement, the Restructuring Transactions or any of the Definitive Documents or (b) disclose to any person (including, for the avoidance of doubt, any other Consenting Term Loan Lender), other than advisors to the Company Parties (who are under obligations of confidentiality to the Company Parties with respect to such disclosure and whose compliance with such obligations the Company Parties shall be responsible for), the principal amount or percentage of any Claims held by any Consenting Term Loan Lender (including, for the avoidance of doubt, any Claims acquired pursuant to any Transfer) without such Consenting Term Loan Lender’s prior written consent (it being understood and agreed that each Consenting Term Loan Lender’s signature page to this Agreement shall be redacted to remove the name of such Consenting Term Loan Lender and the amount and/or percentage of Claims held by such Consenting Term Loan Lender); provided, however, that (i) if such disclosure is required by Law, advance notice of the intent to disclose, if permitted by applicable Law, shall be given by the disclosing Party to each Consenting Term Loan Lender (who shall have the right to seek a protective order prior to disclosure) and (ii) the foregoing shall not prohibit the disclosure of the aggregate percentage or aggregate principal amount of Claims held by the Consenting Term Loan Lenders. The Company Parties further agree that such information shall be redacted from “closing sets” or other representations of the fully executed Agreement, any Joinder or Transfer Agreement. Notwithstanding the foregoing, the Company Parties will submit to Akin and FTI all press releases, public filings, public announcements, or other communications with any news media, in each case, to be made by any of the Company Parties relating to this Agreement or the transactions contemplated hereby and any amendments thereof (each, an “Announcement”) and will use reasonable best efforts to submit any such Announcement at least two (2) Business Days before the public disclosure of such Announcement unless not feasible pursuant to applicable Law and with respect to which such parties shall have consent rights.

[Signature Pages Follow]

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IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on the day and year first above written.

Company Parties’ Signature Page to

the Restructuring Support Agreement

CASA SYSTEMS, INC.

CASA SYSTEMS SECURITIES CORPORATION

CASA SYSTEMS CANADA LTD.

CASA SYSTEMS B.V.

CASA COMMUNICATIONS LIMITED

CASA SYSTEMS SAS

CASA TECHNOLOGIES LIMITED

/s/ Edward Durkin
Name: Edward Durkin
Title: Chief Financial Office

Company Parties’ Signature Page to

the Restructuring Support Agreement

CASA PROPERTIES LLC

CASA SYSTEMS, INC., its sole member

/s/ Edward Durkin
Name: Edward Durkin
Title: Authorized Signatory

Company Parties’ Signature Page to

the Restructuring Support Agreement

CASA COMMUNICATIONS TECHNOLOGY S.L.

/s/ Timothy Rodenberger
Name: Timothy Rodenberger
Title: Authorized Signatory

Company Parties’ Signature Page to

the Restructuring Support Agreement

GUANGZHOU CASA COMMUNICATIONS LTD

/s/ Sophie (Rongke) Xie
Name: Sophie (Rongke) Xie
Title: Executive Director, Legal Representative

Consenting Term Loan Lender Signature Page to

the Restructuring Support Agreement

[Consenting Term Loan Lender Signature Pages are on file with the Company Parties.]

EXHIBIT A

Company Parties

1.	Casa Systems, Inc.

2.	Casa Systems Securities Corporation

3.	Casa Properties LLC

4.	Casa Systems Canada Ltd.

5.	Casa Systems B.V.

6.	Casa Communications Limited

7.	Casa Communications Technology S.L.

8.	Casa Systems SAS

9.	Casa Technologies Limited

10.	Guangzhou Cassa Communications Ltd

EXHIBIT B

The Plan

IN THE UNITED STATES BANKRUPTCY COURT

FOR THE DISTRICT OF DELAWARE

In re: CASA SYSTEMS, INC., et al.[1] Debtors.	Chapter 11 Case No. 24-_____ (___) (Joint Administration Requested)

JOINT PLAN OF LIQUIDATION

OF CASA SYSTEMS, INC. AND ITS DEBTOR AFFILIATES

YOUNG CONAWAY STARGATT & TAYLOR, LLP

Joseph Barry (Del. Bar No. 4221)

Joseph M. Mulvihill (Del. Bar No. 6061)

Timothy R. Powell (Del. Bar No. 6894)

1000 North King Street

Rodney Square

Wilmington, Delaware 19801

Telephone: (302) 571-6600

Facsimile: (302) 571-1253

Email: jbarry@ycst.com

jmulvihill@ycst.com

tpowell@ycst.com

Proposed Co-Counsel to the Debtors and

Debtors in Possession

SIDLEY AUSTIN LLP

Stephen E. Hessler (pro hac vice pending)

Patrick Venter (pro hac vice pending)

Margaret R. Alden (pro hac vice pending)

787 Seventh Avenue

New York, New York 10019

Telephone: (212) 839-5300

Facsimile: (212) 839-5599

Email: shessler@sidley.com

pventer@sidley.com

malden@sidley.com

Ryan L. Fink (pro hac vice pending)

One South Dearborn

Chicago, Illinois 60603

Telephone: (312) 853-7000

Facsimile: (312) 853-7036

Email: ryan.fink@sidley.com

Julia Philips Roth (pro hac vice pending)

555 West Fifth Street

Los Angeles, California 90013

Telephone: (213) 896-6000

Facsimile: (213) 896-6600

Email: julia.roth@sidley.com

Proposed Co-Counsel to the Debtors and

Debtors in Possession

[1]

The Debtors in these chapter 11 cases, together with the last four digits of the Debtors’ federal tax identification number, are Casa Systems, Inc. (8867), Casa Systems Securities Corporation (1151), and Casa Properties LLC (6767). The Debtors’ service address is 100 Old River Road, Andover, MA 01810.

i

TABLE OF CONTENTS

ARTICLE I. DEFINED TERMS AND RULES OF INTERPRETATION		1

A.	Defined Terms	1

B.	Rules of Interpretation	15

C.	Computation of Time	15

D.	Reference to Monetary Figures	15

E.	Consultation, Information, Notice, and Consent Rights	15

F.	Controlling Document	16

ARTICLE II. ADMINISTRATIVE CLAIMS, PRIORITY TAX CLAIMS, AND STATUTORY FEES		16

A.	Administrative Claims	16

B.	Professional Fee Claims	17

1.	Final Fee Applications and Payment of Professional Fee Claims	17

2.	Administrative Claims of OCPs	17

3.	Post-Confirmation Date Fees and Expenses	17

4.	Professional Fee Reserve Account	18

C.	Priority Tax Claims	18

D.	U.S. Trustee Statutory Fees	18

ARTICLE III. CLASSIFICATION AND TREATMENT OF CLAIMS AND INTERESTS		18

A.	Classification of Claims and Interests	18

B.	Treatment of Claims and Interests	19

1.	Class 1 – Other Secured Claims	19

2.	Class 2 – Other Priority Claims	20

3.	Class 3 – Term Loan Facility Claims	20

4.	Class 4 – General Unsecured Claims	21

5.	Class 5 – Intercompany Claims	21

6.	Class 6 – Section 510(b) Claims	21

7.	Class 7 – Existing Equity Claims	22

8.	Class 8 – Intercompany Interests	22

C.	Special Provision Governing Unimpaired Claims	22

D.	Elimination of Vacant Classes	23

E.	Voting Classes, Presumed Acceptance by Non-Voting Classes	23

F.	Controversy Concerning Impairment	23

G.	Subordination of Claims	23

H.	Confirmation Pursuant to Sections 1129(a)(10) and 1129(b) of the Bankruptcy Code	23

I.	Insurance	23

ARTICLE IV. MEANS FOR IMPLEMENTATION OF THE PLAN		24

A.	General Settlement of Claims and Interests	24

B.	Restructuring Transaction	24

1.	Sale Transactions	24

2.	Wind-Down	25

C.	Sources of Consideration for Plan Distributions	25

D.	Vesting of Assets	26

E.	Preservation of Causes of Action	26

F.	Corporate Action	26

G.	Cancellation of Existing Securities and Agreements	27

H.	Effectuating Documents; Further Transactions	27

I.	Section 1146 Exemption from Certain Taxes and Fees	28

J.	Sale Orders	28

K.	Authority to Act	28

L.	Separate Plans	28

M.	Plan Administrator	28

ARTICLE V. TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES		29

A.	Assumption and Rejection of Executory Contracts and Unexpired Leases	29

B.	Claims Based on Rejection of Executory Contracts or Unexpired Leases	29

C.	Reservation of Rights	30

D.	Preexisting Obligations to the Debtors Under Executory Contracts and Unexpired Leases	30

E.	Indemnity Obligations	30

F.	D&O Liability Insurance Policies	31

G.	Modifications, Amendments, Supplements, Restatements, or Other Agreements	31

H.	Nonoccurrence of Effective Date	31

I.	Employee Compensation and Benefits	31

ARTICLE VI. PROVISIONS GOVERNING DISTRIBUTIONS		31

A.	Distributions on Account of Claims Allowed as of the Effective Date	31

B.	Compliance with Tax Requirements	32

C.	Date of Distributions	33

D.	Disbursing Agent	33

E.	Rights and Powers of Disbursing Agent	33

F.	Surrender of Instruments	33

G.	Delivery of Distributions and Undeliverable or Unclaimed Distributions	33

H.	Manner of Payment	34

I.	Foreign Currency Exchange Rate	34

J.	Minimum Distribution	34

K.	Allocations	34

L.	Distributions Free and Clear	34

M.	Claims Paid or Payable by Third Parties	35

1.	Claims Paid by Third Parties	35

2.	Claims Payable by Third Parties	35

3.	Applicability of Insurance Policies	35

N.	No Postpetition Interest on Claims	35

ARTICLE VII. PROCEDURES FOR RESOLVING CONTINGENT, UNLIQUIDATED, AND DISPUTED CLAIMS		36

A.	Allowance of Claims	36

B.	Claims Administration Responsibilities	36

C.	Estimation of Claims and Interests	36

D.	Adjustment to Claims or Interests Without Objection	36

E.	Time to File Objections to Claims	37

F.	Disallowance of Claims or Interests	37

G.	Disallowance of Late Claims	37

H.	Disputed Claims Process	37

I.	Amendments to Claims	37

J.	No Distributions Pending Allowance	38

K.	Distributions After Allowance	38

ARTICLE VIII. CONDITIONS PRECEDENT TO THE EFFECTIVE DATE		38

A.	Conditions Precedent to the Effective Date	38

B.	Waiver of Conditions	39

ARTICLE IX. SETTLEMENT, RELEASE, INJUNCTION, AND RELATED PROVISIONS		39

A.	Final Satisfaction of Claims and Termination of Interests	39

B.	Releases by the Debtors	40

C.	Releases by Holders of Claims and Interests	41

D.	Exculpation	42

E.	Injunction	43

F.	Setoffs	44

G.	Release of Liens	44

H.	Recoupment	45

ARTICLE X. BINDING NATURE OF PLAN		45

ARTICLE XI. RETENTION OF JURISDICTION		45

ARTICLE XII. MODIFICATION, REVOCATION, OR WITHDRAWAL OF THE PLAN		47

A.	Modification and Amendment	47

B.	Effect of Confirmation on Modifications	47

C.	Revocation or Withdrawal of Plan	48

ARTICLE XIII. MISCELLANEOUS PROVISIONS		48

A.	Immediate Binding Effect	48

B.	Additional Documents	48

C.	Substantial Consummation	48

D.	Reservation of Rights	48

E.	Successors and Assigns	49

F.	Determination of Tax Liabilities	49

G.	Dissolution of the Committee	49

H.	Notices	49

I.	Term of Injunctions or Stays	50

J.	Entire Agreement	51

K.	Plan Supplement	51

L.	Governing Law	51

M.	Nonseverability of Plan Provisions	51

N.	Closing of the Chapter 11 Cases	52

v

INTRODUCTION

Casa Systems, Inc. and certain of its affiliates (collectively, the “Debtors”) propose this liquidating chapter 11 plan (the “Plan”)1 under section 1121 of the Bankruptcy Code. The Debtors are the proponents of the Plan within the meaning of section 1129 of the Bankruptcy Code. Supplemental agreements and documents referenced in this Plan and the Disclosure Statement are available for review on both the Bankruptcy Court’s docket and on the Debtors’ case information website: https://dm.epiq11.com/CasaSystems.

Reference is made to the Disclosure Statement Filed contemporaneously with this Plan for a discussion of the Debtors’ history, business, prepetition capital structure, and liquidation analysis, as well as a summary and analysis of the Plan and certain related matters, including distributions to be made under this Plan.

ALL HOLDERS OF CLAIMS AND INTERESTS ARE ENCOURAGED TO READ THIS PLAN AND THE DISCLOSURE STATEMENT IN THEIR ENTIRETY BEFORE VOTING TO ACCEPT OR REJECT THE PLAN.

ARTICLE I.

DEFINED TERMS AND RULES OF INTERPRETATION

A.	Defined Terms.

“Ad Hoc Group Advisors” means Akin Gump Strauss Hauer & Feld LLP, as counsel, Blank Rome LLP, as Delaware local counsel, Ashurst LLP, as Australian counsel, and FTI Consulting, Inc., as financial advisor, in each case retained by or representing the Ad Hoc Group in connection with the Chapter 11 Cases.

“Ad Hoc Group” means the ad hoc group of Holders (and/or their investment advisors or managers) of Superpriority Term Loan Claims and Stub Term Loan Claims represented by the Ad Hoc Group Advisors.

“Administrative Claim” means a Claim incurred by the Debtors on or after the Petition Date and before the Effective Date for costs and expenses of administration of the Chapter 11 Cases entitled to priority pursuant to sections 503(b), 507(a), or 507(b) of the Bankruptcy Code, including: (1) the actual and necessary costs and expenses of preserving the Estates and operating the businesses of the Debtors incurred on or after the Petition Date and through the Effective Date; (2) Allowed Professional Fee Claims; and (3) all fees and charges assessed against the Estates pursuant to section 1930 of chapter 123 of title 28 of the United States Code.

“Administrative Claims Bar Date” means the deadline for Filing all requests for allowance and payment of Administrative Claims, which, except in the case of Professional Fee Claims, shall be thirty (30) days after the Effective Date. Professional Fee Claims shall be filed in accordance with the provisions of Article II.C. herein.

[1]	Capitalized terms used but not immediately defined herein have the meaning ascribed to such terms as set forth below.

“Affiliate” has the meaning set forth in section 101(2) of the Bankruptcy Code as if such entity was a debtor in a case under the Bankruptcy Code.

“Allowed” means, with respect to any Claim, except as otherwise provided in the Plan: (1) a Claim that is listed in the Schedules as not contingent, not unliquidated, and not disputed, and for which no Proof of Claim has been Filed; or (2) a Claim Allowed pursuant to the Plan or a Final Order of the Bankruptcy Court; provided that with respect to a Claim described in clause (1) above, such Claim shall be considered Allowed only if, and to the extent that, with respect to such Claim, no objection to the allowance thereof has been Filed by the Debtors, the Plan Administrator, or any other party in interest within the applicable period of time fixed by the Plan, the Bankruptcy Code, the Bankruptcy Rules, or the Bankruptcy Court, or such an objection was so Filed and the Claim shall have been Allowed by a Final Order of the Bankruptcy Court. Notwithstanding anything to the contrary herein, no Claim of any Entity subject to section 502(d) of the Bankruptcy Code shall be deemed Allowed unless and until such Entity pays in full the amount that it owes the Debtors or Plan Administrator, as applicable. “Allow” and “Allowing” shall have correlative meanings.

“Asset Purchase Agreement” means a negotiated asset purchase agreement (as such may be amended, supplemented, or modified from time to time) by and among any of the Debtors, as seller(s), and a Purchaser, as buyer for the sale of some or all of the Debtors’ assets according to the terms set forth therein.

“Avoidance Actions” means any and all actual or potential avoidance, recovery, subordination, or other Claims, Causes of Action, or remedies that may be brought by or on behalf of the Debtors or their Estates or other authorized parties in interest under the Bankruptcy Code or applicable non-bankruptcy law, including Claims, Causes of Action, or remedies under sections 502, 510, 542, 544, 545, 547 through 553, and 724(a) of the Bankruptcy Code or under similar local, state, federal, or foreign statutes and common law, including fraudulent and voidable transfer laws.

“Ballots” means ballots provided to each of the Holders of Claims entitled to vote to accept or reject the Plan in accordance with the procedures governing the solicitation process as set forth in this Plan and the Disclosure Statement.

“Bankruptcy Code” means title 11 of the United States Code, 11 U.S.C. §§ 101–1532, as amended from time to time.

“Bankruptcy Court” means the United States Bankruptcy Court for the District of Delaware.

“Bankruptcy Rules” means the Federal Rules of Bankruptcy Procedure promulgated under section 2075 of title 28 of the United States Code and the general, local, and chambers rules of the Bankruptcy Court, each, as amended from time to time.

“Bar Date” means, as applicable, the Administrative Claims Bar Date, and any other date or dates established by an order of the Bankruptcy Court by which Proofs of Claim must be Filed, including the general bar date and bar date for Governmental Units, each as determined by order of the Bankruptcy Court. Notwithstanding the foregoing, the Professional Fee Claims shall be Filed in accordance with Article II.C. herein and shall not otherwise be subject to the Bar Date.

“Bidding Procedures Motion” means the Debtors’ Motion for Entry of (I) An Order (A) Approving the Bidding Procedures; (B) Approving the Selection of Stalking Horse Purchaser; (C) Approving the Debtors’ Entry into the Stalking Horse APA and Approving Bid Protections; (D) Scheduling Auction and the Sale Hearing; (E) Approving Form and Manner of Sale Notice; (F) Approving Form and Manner of Potential Assumption and Assignment Notice; (G) Approving Form and Manner of Notice of Successful Bidder; (H) Approving Assumption and Assignment Procedures and (I) Granting Related Relief; and (II) An Order (A) Approving the Sale of the Assets Free and Clear of Liens, Claims, Interests and Encumbrances; (B) Approving the Assumption and Assignment of Executory Contracts and Unexpired Leases and (C) Granting Related Relief [Docket No. __].

“Bidding Procedures Order” means the order of the Bankruptcy Court approving the Bidding Procedures Motion.

“Business Day” means any day other than a Saturday, Sunday, or other day on which commercial banks are authorized to close under the laws of, or are in fact closed in, the State of New York.

“Cable Stalking Horse APA” means that certain binding stalking horse purchase agreement providing for the purchase and sale of assets related to the Debtors’ business of developing, manufacturing, marketing, distributing, selling, servicing and supporting broadband hardware, software and equipment and related services, including all cable modem termination systems (CMTS), converged cable access platforms (CCAP), virtual converged cable access platforms (vCCAP), distributed access architecture (DAA), Casa video core (CVC), intelligent access controller (IAC) product solutions, virtual broadband network gateway (vBNG) and multi-service router (MSR), excluding any products exclusively used for 4G and 5G wireless infrastructure including 4G/5G Mobile Core, Apex-branded Small Cell solutions, Aurus-branded Fixed Wireless Devices, and IoT routers. The Business shall specifically include CMTS, I-CCAP, vCMTS, vCCAP, vBNG, vWAG, all DAA node platforms, Video Core, IAC, 10G EPON DPoE Bridge/Voice ONU, IA 10G EPON DPoE Remote OLT, Remote PHY Shelf and Out-of-Band Core product solutions and related services.

“Cable Stalking Horse Bidder” means Vecima Technology Inc.

“CAD Assets” means any equity and/or assets of Casa Technologies Pty Ltd and/or its direct and indirect subsidiaries.

“Cash” means cash in legal tender of the United States of America and cash equivalents, including bank deposits, checks, and other similar items.

“Cash Collateral Order” means the Interim Cash Collateral Order and the Final Cash Collateral Order.

“Causes of Action” means any claims, interests, damages, remedies, causes of action, demands, rights, actions, controversies, proceedings, agreements, suits, obligations, liabilities, accounts, defenses, offsets, powers, privileges, licenses, liens, indemnities, guaranties, and franchises of any kind or character whatsoever, whether known or unknown, foreseen or unforeseen, existing or hereinafter arising, contingent or non-contingent, liquidated or unliquidated, secured or unsecured, assertable, directly or derivatively, matured or unmatured, suspected or unsuspected, whether arising before, on, or after the Petition Date, in contract, tort, law, equity, or otherwise. Causes of Action also include: (1) all rights of setoff, counterclaim, or recoupment and claims under contracts or for breaches of duties imposed by law or in equity; (2) claims pursuant to federal securities law; (3) the right to object to or otherwise contest Claims or Interests and any Claims Objections; (4) claims pursuant to section 362 or chapter 5 of the Bankruptcy Code; (5) such claims and defenses as fraud, mistake, duress, and usury, and any other defenses set forth in section 558 of the Bankruptcy Code; (6) any avoidance actions arising under chapter 5 of the Bankruptcy Code or under similar local, state, federal, or foreign statutes and common law, including fraudulent transfer laws; and (7) claims pursuant to section 505 of the Bankruptcy Code.

“Chapter 11 Cases” means these chapter 11 cases Filed by the Debtors on the Petition Date in the Bankruptcy Court.

“Claim” means any “claim,” as defined in section 101(5) of the Bankruptcy Code, against any of the Debtors or the Estates.

“Claims Objection” means an objection to the allowance of a claim as set forth in section 502 of the Bankruptcy Code, Bankruptcy Rule 3007, and/or any Bankruptcy Court order regarding omnibus claims objections.

“Claims Objection Bar Date” means the date that is one hundred and eighty (180) days after the Effective Date, which date may be extended upon presentment of an order to the Bankruptcy Court by the Plan Administrator.

“Claims Register” means the official register managed by the Notice and Claims Agent reflecting Claims against and Interests in the Debtors.

“Class” means a category of Claims or Interests as established by and set forth in Article III herein pursuant to section 1122(a) of the Bankruptcy Code.

“Cloud/RAN Sale” means any sale transaction pursuant to the terms of the Cloud/RAN APA.

“Cloud/RAN APA” means that certain binding asset purchase agreement providing for the purchase and sale of assets related to the Debtors’ cloud/RAN business, including, without limitation, it 4G/5G core, small cell core, security gateway (SeGW), cellular IoT serving gateway node (C-SGN), evolved packet core (EPC), application gateway function (AGF), home next generation node B 4G/5G (HeNB-GW HgNB-GW), evolved packet data gateway (ePDG), non-3GPP interworking function (N3IWF), Axyom network manager (ANM), Axyom element management system (AeMSA), and Apex radio access network (RAN) solutions – 4G, 4G/5G, and 5G radio solutions.

“Cloud/RAN Purchaser” means Lumine Group US Holdco Inc.

“Combined Hearing” means the hearing(s) conducted by the Bankruptcy Court to consider (1) final approval of the adequacy of the Disclosure Statement under section 1125 of the Bankruptcy Code and (2) confirmation of the proposed Plan under section 1129 of the Bankruptcy Code, as such hearing may be adjourned or continued from time to time.

“Committee” means any official committee of unsecured creditors appointed by the U.S. Trustee under section 1102(b) of the Bankruptcy Code in these Chapter 11 Cases.

“Confirmation Date” means the date upon which the Bankruptcy Code enters the Confirmation Order on the docket in these Chapter 11 Cases.

“Confirmation Order” means the order of the Bankruptcy Court confirming the Plan pursuant to section 1129 of the Bankruptcy Code.

“Consenting Term Loan Lenders” means those certain Superpriority Term Loan Lenders and Stub Term Loan Lenders (and/or their respective investment advisors or managers) that are party to the RSA and any other Entity that has joined the RSA in such capacity.

“Consummation” means the occurrence of the Effective Date.

“Cure” means all amounts, including an amount of $0.00, required to cure any monetary defaults under any Executory Contract or Unexpired Lease (or such lesser amount as may be agreed upon by the parties under an Executory Contract or Unexpired Lease) that is to be assumed or assumed and assigned by the Debtors pursuant to this Plan.

“D&O Liability Insurance Policies” means all directors’, managers’, and officers’ liability insurance policies (including any “tail policy”) that have been issued to provide coverage at any time to current and/or former directors, managers, officers and employees of the Debtors to which the Debtors are a party as of the Effective Date.

“Debtors” means Casa Systems, Inc., Casa Systems Securities Corporation, and Casa Properties LLC, each as a debtor and debtor in possession.

“Debtor Releases” means the releases set forth in Article IX herein.

“Definitive Documents” has the meaning ascribed to such term in the RSA.

“Disbursing Agent” means the Debtors, the Plan Administrator, or the Person or Entit(ies) selected by the Plan Administrator, as applicable, to make or to facilitate the Plan Distributions, or to make any disbursements on behalf of any Debtor or on account of an obligation of any Debtor.

“Disclosure Statement” means the Disclosure Statement Relating to the Joint Chapter 11 Plan of Liquidation of Casa Systems, Inc. and its Debtor Affiliates, dated April 3, 2024 (as such may be amended, supplemented, or modified from time to time thereafter), including all exhibits and schedules thereto.

“Disputed” means, with respect to any Claim or Interest, any Claim or Interest: (1) listed on the Schedules as unliquidated, disputed or contingent, unless a Proof of Claim has been Filed in a liquidated and non-contingent amount and no objection to such Proof of Claim has been timely filed; (2) included in a Proof of Claim as to which an objection or request for estimation has been timely filed, or as to which the Debtor, the Plan Administrator, or other parties in interest retain the ability to interpose a timely objection or request for estimation; or (3) which is otherwise disputed by the Debtor or the Plan Administrator in accordance with applicable law and for which the objection, request for estimation, or dispute has not been withdrawn or determined by a Final Order. Claims that are Allowed by the Plan or that have been Allowed by a Final Order shall not be Disputed Claims.

“Distribution Record Date” means the date for determining which Holders of Claims are eligible to receive distributions under the Plan, which date shall be the Effective Date or such other date as designated in a Final Order of the Bankruptcy Court.

“Distribution Waterfall” means the order of distribution of the Net Distributable Proceeds, if any, following the Effective Date, which order shall be: (i) first, to Holders of Class 4 General Unsecured Claims in full and final satisfaction of such Claims; and (ii) second, to the extent Net Distributable Proceeds remain, to Holders of Class 6 Section 510(b) Claims and Holders of Class 7 Existing Equity Interests on a pro rata basis in full and final satisfaction of such Claims and Interests.

“Effective Date” means the date that is the first calendar Day after the Confirmation Date on which: (a) no stay of the Confirmation Order is in effect; (b) all conditions precedent to the occurrence of the Effective Date have been satisfied or waived in accordance with the Plan; and (c) the Debtors declare the Plan effective.

“Entity” has the meaning set forth in section 101(15) of the Bankruptcy Code.

“Estate” means the estate of any Debtor created under sections 301 and 541 of the Bankruptcy Code upon the commencement of the applicable Debtor’s Chapter 11 Case.

“Exchange Agreement” means that certain exchange agreement dated as of June 15, 2023 by and among Casa Systems, Inc., the lenders party thereto, and JPMorgan Chase Bank, N.A., as administrative agent under the Original Credit Agreement and the Superpriority Credit Agreement for the limited purposes enumerated in the Exchange Agreement.

“Exculpated Party” means collectively, and in each case, in its capacity as such: (a) the Debtors; (b) the Debtors’ directors and officers who served at any time between the Petition Date and the Effective Date; (c) the managing members of those Debtors who are limited liability companies; (d) such Released Parties that are fiduciaries to the Debtors’ Estates; (e) the Committee; (f) the members of the Committee in their capacity as such; (g) the individual persons who served on the Committee on behalf of any member of the Committee; and (h) all Professionals retained by the Debtors and the Committee in these Chapter 11 Cases.

“Executory Contract” means a contract to which any of the Debtors is a party that is subject to assumption or rejection under section 365 of the Bankruptcy Code.

“Existing Equity Interests” means the existing Interests in Casa Systems, Inc.

“File,” “Filed,” or “Filing” means file, filed, or filing with the Bankruptcy Court or its authorized designee in the Chapter 11 Cases, or in the case of a Proof of Claim, the Notice and Claims Agent.

“Final Cash Collateral Order” means the Final Order (I) Authorizing the Limited Use of Cash Collateral; (II) Granting Adequate Protection Liens and Superpriority Administrative Expenses to the Prepetition Secured Parties; (III) Modifying the Automatic Stay; and (IV) Granting Related Relief [Docket No. __].

“Final Order” means an order or judgment of the Bankruptcy Court or other court of competent jurisdiction with respect to the relevant subject matter that has not been reversed, stayed, modified, or amended, and as to which the time to appeal, seek leave to appeal, seek reconsideration under Rule 59(b) or 59(e) of the Federal Rules of Civil Procedure, seek a new trial, reargument, or rehearing and, where applicable, petition for certiorari has expired and no appeal, motion for leave to appeal, motion for reconsideration under Rule 59(b) or 59(e) of the Federal Rules of Civil Procedure, motion for a new trial, reargument or rehearing or petition for certiorari has been timely taken, or as to which any appeal that has been taken or any petition for certiorari that has been filed has been resolved by the highest court to which the order or judgment was appealed or from which certiorari was sought, or as to which any motion for reconsideration that has been filed pursuant to Rule 59(b) or 59(e) of the Federal Rules of Civil Procedure or any motion for a new trial, reargument, or rehearing shall have been denied, resulted in no modification of such order, or has otherwise been dismissed with prejudice; provided that the possibility that a motion pursuant to Rule 60 of the Federal Rules of Civil Procedure or Bankruptcy Rule 9024, or any analogous rule, may be filed relating to such order or judgment shall not cause such order or judgment not to be a Final Order.

“General Unsecured Claims” means any Claim other than a(n): (a) Administrative Claim; (b) Professional Fee Claim; (c) Priority Tax Claim; (d) Other Secured Claim; (e) Other Priority Claim; (f) Term Loan Credit Facility Claim; (g) Section 510(b) Claim; or (h) Intercompany Claim.

“Governmental Unit(s)” means a “governmental unit,” as defined in section 101(27) of the Bankruptcy Code.

“Holder” means a Person or Entity, as applicable, holding a Claim against or an Interest in any of the Debtors.

“Impaired” means, with respect to a Class of Claims or Interests, a Class of Claims or Interests that is “impaired” within the meaning of section 1124 of the Bankruptcy Code.

“Indemnification Obligations” means, collectively, each of the Debtors’ indemnification obligations (whether in charters, bylaws, limited liability company agreements, or other organizational documents) in place as of the Effective Date to indemnify current and former officers, directors, agents, or employees with respect to all present and future actions, suits, and proceedings against the Debtors or such officers, directors, agents, or employees based upon any act or omission for or on behalf of the Debtors.

“Insider” has the meaning set forth in section 101(31) of the Bankruptcy Code.

“Insurance Policies” means all insurance policies that have been issued at any time to provide coverage to the Debtors and all agreements, documents, or instruments relating thereto, provided that it does not include any such policies that are, or have been, assumed and assigned to the Purchaser(s) on or before the Effective Date pursuant to the Asset Purchase Agreement(s), the Sale Orders, and section 365 of the Bankruptcy Code.

“Intercompany Claim” means any Claim held by a Debtor or an Affiliate against a Debtor or an Affiliate of a Debtor.

“Intercompany Interest” means an Interest in a Debtor that is held by another Debtor or an Affiliate of a Debtor.

“Interest(s)” means an equity security (as defined in section 101(16) of the Bankruptcy Code) of the Debtors, including all shares, common stock, preferred stock, or other instrument evidencing any fixed or contingent ownership interest in the Debtors, whether or not transferable, and any option, warrant, or other right, contractual or otherwise, to acquire any such interest in the Debtors, whether fully vested or vesting in the future, including without limitation, equity or equity-based incentives, grants, or other instruments issued, granted, or promised to be grated to current or former employees, directors, officers, or contractors of the Debtors, to acquire any such interest in the Debtors.

“Interim Cash Collateral Order” means the Interim Order (I) Authorizing the Limited Use of Cash Collateral; (II) Granting Adequate Protection Liens and Superpriority Administrative Expenses to the Prepetition Secured Parties; (III) Modifying the Automatic Stay; (IV) Scheduling a Final Hearing; and (V) Granting Related Relief [Docket No. __].

“IRS Form” means IRS Form W-9, W-8BEN, any acceptable substitute, or any other tax information form that the Plan Administrator may require from a holder of a Claim for a distribution under the Plan.

“Lien” means a “lien,” as defined in section 101(37) of the Bankruptcy Code.

“Liquidation Analysis” means the analysis of a liquidation scenario under chapter 7 of the Bankruptcy Code for these Debtors, to be filed with the Disclosure Statement filed concurrently with the Plan or part of any Plan Supplement or other filing or notice Filed and noticed prior to or concurrently with distribution of the Ballots and Notice of Non-Voting Status Package.

“Net Distributable Assets” shall mean any assets not sold pursuant to the Sale Transactions, along with any other claim, cause of action, or right of recovery, including Avoidance Actions, held by the Debtors and preserved pursuant to this Plan.

“Net Distributable Proceeds” shall mean any proceeds from the Sale Transactions or from the liquidation of the Net Distributable Assets available for distribution after: (1) payment of the Administrative Claims, Professional Fee Claims, Priority Tax Claims, Other Secured Claims, Other Priority Claims, and Term Loan Facility Claims, each according to the terms set forth herein; and (2) reserving the Wind-Down Amount.

“Non-Debtor Insolvency Proceeding” means any foreign insolvency proceedings involving or relating to any Debtor Affiliate.

“Notice and Claims Agent” means Epiq Corporate Restructuring, LLC, in its capacity as noticing, claims, and solicitation agent for the Debtors.

“Notice of Non-Voting Status Package” means the materials sent to Holders of Claims and Interests not entitled to vote to accept or reject the Plan in accordance with the procedures governing the solicitation process as set forth in this Plan and the Disclosure Statement.

“OCP” means an ordinary course professional whose retention and compensation has been authorized by the Bankruptcy Court by entry of an OCP Order.

“OCP Order” means an order entered by the Bankruptcy Court approving the Debtors’ motion or motions to retain and compensate certain OCPs in the ordinary course of business.

“Original Credit Agreement” means that certain credit agreement dated as of December 20, 2016, among Casa Systems, Inc., the Prepetition Lenders, JPMorgan Chase Bank, N.A. as administrative agent, and JPMorgan Chase Bank, N.A. and Barclays Bank PLC as joint lead arrangers and joint bookrunners.

“Original Term Loan Facility” means that certain term loan facility originally consisting of $300 million pursuant to the Original Credit Agreement.

“Other Priority Claim” means a Claim, other than an Administrative Claim or a Priority Tax Claim, entitled to priority in right of payment under section 507(a) of the Bankruptcy Code.

“Other Secured Claim” means any Secured Claim against the Debtors, other than a Term Loan Facility Claim.

“Person” means a “person” as defined in section 101(41) of the Bankruptcy Code.

“Petition Date” the date on which each of the Debtors Filed their voluntary petitions for relief under chapter 11 of the Bankruptcy Code, thereby commencing these Chapter 11 Cases.

“Plan” means this joint plan of liquidation under chapter 11 of the Bankruptcy Code, either in its present form or as it may be altered, amended, modified, or supplemented from time to time, including all exhibits and schedules hereto.

“Plan Administrator” means the Person or Entity, or any successor thereto, appointed by the Debtors, with the consent of the Required Consenting Term Loan Lenders (such consent not to be unreasonably withheld or delayed), on the Effective Date to administer to the wind-down of the Debtors and who will have the powers and authorities set forth in this Plan, including the making of any Plan Distributions that may arise after the Effective Date or any other duties or responsibilities set forth herein. The identity of the Plan Administrator will be disclosed in the Plan Supplement.

“Plan Administrator Agreement” means the agreement among the Plan Administrator and the Debtors regarding the administration of the Debtors’ assets and other matters, a form of which will be Filed as part of the Plan Supplement.

“Plan Distribution” means a payment or distribution to holders of Allowed Claims or other eligible Entities under this Plan.

“Plan Supplement” means a supplemental appendix to the Plan consisting of documents and forms of documents, agreements, schedules, and exhibits to the Plan, which shall be Filed by the Debtors no later than seven (7) days prior to the Voting Deadline. The Plan Supplement shall include, among other things, (1) the identity and compensation of the Plan Administrator; (2) the Plan Administrator Agreement; (3) to the extent known, the identity of any insider that will be employed or retained by the Plan Administrator; (4) the Liquidation Analysis (if not previously Filed); (5) to the extent applicable, a Schedule of Assumed Executory Contracts and Unexpired Leases; (6) to the extent applicable, a Schedule of Retained Causes of Action; and (7) any other documentation necessary to effectuate the Plan or that is contemplated by the Plan.

“Priority Claims Amount” means that certain amount to be determined by the Debtors and the Required Consenting Term Loan Lenders as necessary to pay Allowed Administrative Claims, Priority Tax Claims, Other Secured Claims and Other Priority Claims; provided, that such amount shall not exceed the Priority Claims Amount Cap; provided, further that, to the extent the Allowed amount of all Priority Tax Claims and Administrative Claims solely pursuant to section 503(b)(1)(B) of the Bankruptcy Code is less than $2.6 million, then, at the Debtors’ discretion, the Debtors may use an amount equal to thirty seven and one half percent (37.5%) of the difference between $2.6 million and the Allowed amount of all Priority Tax Claims and Administrative Claims solely pursuant to section 503(b)(1)(B) of the Bankruptcy Code to exceed (i) the Priority Claims Amount Cap by such amount and/or (ii) the $2 million Wind-Down Amount by such amount.

“Priority Claims Amount Cap” means $3.3 million plus any expense reimbursement and/or break-up fee set forth in the Sale Documents and/or approved under the Cash Collateral Order to the extent not previously paid prior to the Effective Date.

“Prepetition Agents” means the administrative agents, collateral agents and other agents party to the Original Credit Agreement and Superpriority Credit Agreement.

“Prepetition Lenders” means the various lenders party to the Original Credit Agreement.

“Priority Tax Claim” means a Claim of a Governmental Unit of the kind specified in section 507(a)(8) of the Bankruptcy Code.

“Professional” means a Person or Entity: (1) employed pursuant to a Bankruptcy Court order in accordance with sections 327, 363, or 1103 of the Bankruptcy Code and to be compensated for services rendered prior to or on the Confirmation Date, pursuant to sections 327, 328, 329, 330, 331, and 363 of the Bankruptcy Code; or (2) awarded compensation and reimbursement by the Bankruptcy Court pursuant to section 503(b)(4) of the Bankruptcy Code.

“Professional Fee Claim” means a Claim (1) by a Professional seeking an award by the Bankruptcy Court of compensation for services rendered or reimbursement of expenses incurred after the Petition Date and on or before the Effective Date under sections 328, 330, 331, or 503(b)(2) of the Bankruptcy Code, as applicable; or (2) by an OCP for compensation for services rendered or reimbursement of expenses incurred after the Petition Date and on or before the Effective Date pursuant to the OCP Order.

“Professional Fee Reserve Account” means the reserve account established and funded by the Debtors prior to the Effective Date to satisfy the accrued but unpaid Professional Fee Claims of the Professionals.

“Proof of Claim” means a proof of Claim Filed against any of the Debtors in these Chapter 11 Cases.

“Purchaser(s)” means the Person(s) or Entity(ies) who purchase some or all the Debtors’ assets pursuant to the Asset Purchase Agreement(s) and the Sale Orders.

“Quarterly Fees” means all fees due and payable pursuant to section 1930 of Title 28 of the United States Code, together with the statutory rate of interest set forth in section 3717 of Title 31 of the United States Code, to the extent applicable.

“Related Party” means each of, and in each case in its capacity as such, current and former directors, managers, officers, committee members, members of any governing body, equity holders (regardless of whether such interests are held directly or indirectly), affiliated investment funds or investment vehicles, managed accounts or funds, predecessors, participants, successors, assigns, subsidiaries, Affiliates, partners, limited partners, general partners, principals, members, management companies, fund advisors or managers, employees, agents, trustees, advisory board members, financial advisors, attorneys (including any other attorneys or professionals retained by any current or former director or manager in his or her capacity as director or manager of an entity), accountants, investment bankers, consultants, representatives, and other professionals and advisors and any such person’s or entity’s respective heirs, executors, estates, and nominees.

“Released Party” means each of the following and in each case in its capacity as such: (a) the Debtors; (b) the Consenting Term Loan Lenders; (c) the Plan Administrator; (d) the Prepetition Agents; (e) the Committee and its members, each in their capacities as such; (f) all Holders of Claims or Interests; (g) each current and former Affiliate of each Entity in clause (a) through the following clause (h); and (h) each Related Party of each Entity in clause (a) through this clause (h); provided that in each case, an Entity shall not be a Released Party if it: (x) timely submits a valid opt out form indicating it elects to opt out of the releases contained in the Plan or (y) timely Files with the Bankruptcy Court on the docket of the Chapter 11 Cases an objection to the releases contained in the Plan that is not resolved before Confirmation.

“Releasing Party” means each of the following and in each case in its capacity as such: (a) the Debtor; (b) all Holders of all Claims or Interests; (c) the Committee and its members, each in their capacities as such; (d) each current and former Affiliate of each Entity in clause (a) through the following clause (e); and (e) each Related Party of each Entity in clause (a) through this clause (e); provided that in each case, an Entity shall not be a Releasing Party if it: (x) timely submits a valid opt out form indicating it elects to opt out of the releases contained in the Plan or (y) timely Files with the Bankruptcy Court on the docket of the Chapter 11 Cases an objection to the releases contained in the Plan that is not resolved before Confirmation.

“Required Consenting Term Loan Lenders” has the meaning ascribed to such term in the RSA.

“Restructuring Transaction” means any undertaking or action as may be necessary or appropriate to effectuate the transactions set forth in the RSA, including, but not limited to: (1) the Sale Transactions; (2) confirmation and Consummation of the Plan; and (3) the Wind-Down, all as may be more fully described in Article IV.B herein.

“RSA” means that certain Restructuring Support Agreement by and among the Debtors and the Consenting Term Loan Lenders, as such may be further amended, modified, or supplemented from time to time, in accordance with its terms.

“Sale Documents” means, collectively, the Asset Purchase Agreement(s) and all agreements, documents, and instruments related thereto or to the Sale Transactions, including the Bidding Procedures Motion, the Bidding Procedures Order and the Sale Orders.

“Sale Orders” means the order(s) of the Bankruptcy Court approving pursuant to section 363 of the Bankruptcy Code one or more sales of, collectively, all or substantially all of the assets of the Debtors to one or more Purchasers.

“Sale Proceeds” means the gross Cash consideration, received by the Debtors in connection with the Sale Transactions.

“Sale Transactions” means the sales under section 363(f) of the Bankruptcy Code of all or substantially all of the Debtors’ assets, as described in more detail in Article IV.B. herein.

“Schedule of Assumed Executory Contracts and Unexpired Leases” means a schedule that will be Filed as part of the Plan Supplement and will include a list of all Executory Contracts and Unexpired Leases that the Debtors intend to assume pursuant to this Plan as of the Effective Date.

“Schedule of Retained Causes of Action” means the schedule of certain Causes of Action of the Debtors that are not released, waived, or transferred pursuant to this Plan, as the same may be amended, modified, or supplemented from time to time by the Debtors.

“Schedules” means, collectively, the schedule of assets and liabilities and statement of financial affairs Filed by the Debtor pursuant to section 521 of the Bankruptcy Code, the Bankruptcy Rules, and the official bankruptcy forms, as the same may be amended, modified, or supplemented from time to time.

“Section 510(b) Claim(s)” means any Claim(s) subordinated by order of the Bankruptcy Court pursuant to section 510(b) of the Bankruptcy Code.

“Secured” means when referring to a Claim: (a) secured by a Lien on collateral in which the applicable Estate has an interest, which Lien is valid, perfected, and enforceable pursuant to applicable law or by reason of a Bankruptcy Court order, or that is subject to setoff pursuant to section 553 of the Bankruptcy Code, to the extent of the value of the creditor’s interest in such Estate’s interest in such collateral or to the extent of the amount subject to setoff, as applicable, determined pursuant to section 506(a) of the Bankruptcy Code or (b) Allowed pursuant to the Plan as a Secured Claim.

“Stub Term Loan Claim” means any Claim of the Stub Term Loan Lenders arising under, derived from, secured by, based on or relating to the Stub Term Loan Facility.

“Stub Term Loan Facility” means that certain credit facility consisting of approximately $2.063 million, representing the remaining principal outstanding under the Original Term Loan Facility.

“Stub Term Loan Lenders” means the Prepetition Lenders holding principal amounts of indebtedness under the Stub Term Loan Facility.

“Superpriority Agent” means JPMorgan Chase Bank, N.A. in its capacity as administrative agent (and any of its successor and assigns) under the Superpriority Credit Agreement and any other applicable Superpriority Credit Documents.

“Superpriority Term Loan Claim” means any Claim of the Superpriority Lenders arising under, derived from, secured by, based on or related to the Superpriority Term Loan Facility and the Superpriority Credit Documents.

“Superpriority Credit Agreement” means that certain credit agreement dated as of June 15, 2023, as amended, by and among Casa Systems, Inc., the guarantors party thereto, the Superpriority Lenders, and the Superpriority Agent.

“Superpriority Credit Documents” means the Superpriority Credit Agreement and any related security, guaranty, or other documents.

“Superpriority Lenders” means the lenders under the Superpriority Credit Agreement.

“Superpriority Term Loan Facility” means that certain credit facility created as of June 15, 2023, by the execution of that certain Exchange Agreement and the Superpriority Credit Agreement.

“Term Loan Credit Agreements” means, collectively, the Superpriority Credit Agreement and the Original Credit Agreement.

“Term Loan Facility Claims” means, collectively, the Superpriority Term Loan Claims and the Stub Term Loan Claims.

“Term Loan Recovery” means (i) the proceeds of (a) any Sale Transactions and (b) the liquidation of the Net Distributable Assets; and (ii) all other available Cash, after the allocation of sufficient Cash to (w) fund the Wind-Down Amount; (x) pay Allowed Administrative Claims (including, for the avoidance of doubt, any expense reimbursement and/or break-up fee set forth in the Sale Documents and/or approved under the Cash Collateral Order to the extent not previously paid prior to the Effective Date), Priority Tax Claims, Other Secured Claims and Other Priority Claims in an amount up to the Priority Claims Amount Cap, (y) fund the Professional Fee Reserve Account, and (z) pay all reasonable and documented fees and expenses of the Ad Hoc Group Advisors and of the Prepetition Agents to the extent not previously paid prior to the Effective Date and any accrued and unpaid postpetition payroll as of the Effective Date, up to the value the Term Loan Facility Claims and until the Term Loan Facility Claims are indefeasibly paid in full in Cash.

“U.S. Trustee” means the United States Trustee for the District of Delaware.

“Unexpired Lease” means a lease to which any of the Debtors is a party that is subject to assumption or rejection under section 365 of the Bankruptcy Code.

“Unimpaired” means, with respect to a Claim or Class of Claims, not “impaired” within the meaning of sections 1123(a)(4) and 1124 of the Bankruptcy Code.

“Voting Deadline” means the date and time by which all ballots to accept or reject the Plan must be received to be counted.

“Wind-Down” means the post-Effective Date wind-down process by which the Plan Administrator shall seek to (1) liquidate any remaining assets of the Debtors and make distributions relating to the same; (2) complete any tasks required to wind-down the affairs of the Debtors and/or Debtor Affiliates; and (3) otherwise close these Chapter 11 Cases, as described in more detail in Article IV.B. herein.

“Wind-Down Amount” shall mean that certain amount to be determined by the Debtors and the Required Consenting Term Loan Lenders as necessary for the Wind-Down of the Debtors’ Estates; provided, that such amount shall not exceed $2 million; provided that, to the extent the Allowed amount of all Priority Tax Claims and Administrative Claims solely pursuant to section 503(b)(1)(B) of the Bankruptcy Code is less than $2.6 million, then, at the Debtors’ discretion, the Debtors may use an amount equal to thirty seven and one half percent (37.5%) of the difference between $2.6 million and the Allowed amount of all Priority Tax Claims and Administrative Claims solely pursuant to section 503(b)(1)(B) of the Bankruptcy Code to exceed (i) the Priority Claims Cap by such amount and/or (ii) the $2 million Wind-Down Amount by such amount.

“Wind-Down Budget” means a budget for the fees, costs and expenses associated with the post-Effective Date winddown process of the Company Parties (as defined in the RSA) and as approved by the applicable parties in accordance with Section 3.02 of the RSA; provided, that the Wind-Down Budget shall provide for (a) the holdback of sufficient proceeds from any sale of any of the Debtors’ property during the pendency of the Chapter 11 Cases to fund expenses of the applicable Company Party arising from or related to the orderly winddown of such Company Party in the applicable jurisdictions, including required statutory costs and liquidator’s fees and expenses with respect to any insolvency or wind-down proceeding, and (b) the payment in full of: (i) all liabilities incurred and or owing by the Irish Seller (as defined in the RSA) that are or would be categorized as preferential claims in any winding up of the Irish Seller pursuant to and within the meaning of Section 621(a) of the Companies Act 2014 of Ireland (as amended), (ii) all taxes of any kind that are incurred by the Irish Seller pursuant to the Laws of Ireland as a result of or in connection with the Sale Transactions to which it is or becomes a party, (iii) all other liabilities incurred by the Irish Seller in the ordinary course of its business in the period between the date of the RSA and the completion of the Sale Transactions, but, with respect to sub-clauses (i) through (iii), only to the extent that such liabilities that are not assumed by the purchaser(s) pursuant to the Purchase Agreement(s) (as defined in the RSA) or by operation of law, upon or following the completion of the Sale Transactions; and provided, further, that the Wind-Down Budget shall not exceed the Wind-Down Amount.

B.	Rules of Interpretation.

Unless otherwise specified, all section or exhibit references in this Plan are to the respective section in or exhibit to this Plan, as the same may be amended, waived, or modified from time to time in accordance with the terms hereof and the RSA. The words “herein,” “hereof,” “hereto,” “hereunder,” and other words of similar import refer to this Plan as a whole and not to any particular section, subsection, or clause contained therein and have the same meaning as “in this Plan,” “of this Plan,” “to this Plan,” and “under this Plan,” respectively. The words “includes” and “including” are not limiting. The headings in this Plan are for convenience of reference only and shall not limit or otherwise affect the provisions hereof. For purposes herein: (1) in the appropriate context, each term, whether stated in the singular or plural, shall include both the singular and plural, and pronouns stated in the masculine, feminine, or neuter gender shall include the masculine, feminine, and the neuter gender; (2) any reference herein to a contract, lease, instrument, release, indenture, or other agreement or document being in a particular form or on particular terms and conditions means that the referenced document shall be substantially in that form or substantially on those terms and conditions; (3) the rules of construction set forth in section 102 of the Bankruptcy Code shall apply; and (4) any term used in capitalized form herein that is not otherwise defined but that is used in the Bankruptcy Code or the Bankruptcy Rules shall have the meaning assigned to that term in the Bankruptcy Code or the Bankruptcy Rules, as the case may be.

C.	Computation of Time.

In computing any period of time prescribed or allowed by the Plan, the provisions of Bankruptcy Rule 9006(a) will apply. Any references to the Effective Date shall mean the Effective Date or as soon as reasonably practicable thereafter unless otherwise specified herein.

D.	Reference to Monetary Figures.

All references in this Plan to monetary figures shall refer to the legal tender of the United States of America unless otherwise expressly provided.

E.	Consultation, Information, Notice, and Consent Rights.

Notwithstanding anything herein to the contrary, any and all consultation, information, notice, and consent rights of the Consenting Term Loan Lenders set forth in the RSA with respect to the form and substance of this Plan, and any other Definitive Documents, including any amendments, restatements, supplements, or other modifications to such documents, and any consents, waivers, or other deviations under or from any such documents, shall be incorporated herein by this reference and fully enforceable as if stated in full herein. Failure to reference the rights referred to in the immediately precedent sentence as such rights relate to any document referenced in the RSA shall not impair such rights and obligations.

F.	Controlling Document.

In the event of any inconsistency between this Plan and the RSA, the terms of the Plan shall control; provided, that, solely with respect to any consultation, information, notice, or consent rights in the Plan, in the event of any inconsistency between the Plan and the RSA, the terms of the RSA shall control. In the event of an inconsistency between this Plan and the Plan Supplement, the terms of the relevant document in the Plan Supplement shall control unless otherwise specified in such Plan Supplement document. In the event of an inconsistency between this Plan and any other instrument or document created or executed pursuant to this Plan, or between this Plan and the Disclosure Statement, this Plan shall control. The provisions of this Plan and of the Confirmation Order shall be construed in a manner consistent with each other so as to effectuate the purposes of each; provided, that if there is determined to be any inconsistency between any provision of this Plan and any provision of the Confirmation Order that cannot be so reconciled, then, solely to the extent of such inconsistency, the provisions of the Confirmation Order shall govern, and any such provisions of the Confirmation Order shall be deemed a modification of this Plan.

ARTICLE II.

ADMINISTRATIVE CLAIMS, PRIORITY TAX CLAIMS, AND STATUTORY FEES

In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Claims (including Professional Fee Claims) and Priority Tax Claims have not been classified and, thus, are excluded from the Classes of Claims and Interests set forth in Article III hereof.

A.	Administrative Claims.

Except to the extent that a Holder of an Allowed Administrative Claim agrees to a different treatment (with the consent of the Required Consenting Term Loan Lenders, such consent not to be unreasonably withheld or delayed), each Holder of an Allowed Administrative Claim (other than a Professional Fee Claim) shall receive, in full and final satisfaction of such Claim, (1) Cash in an amount equal to such Allowed Administrative Claim in accordance with the following: (i) if Allowed on or prior to the Effective Date, then on the Effective Date or as soon as reasonably practicable thereafter, (ii) if not Allowed as of the Effective Date, then no later than forty-five (45) days after the date on which an order Allowing such Administrative Claim becomes a Final Order, or (iii) at such time and upon such terms as set forth in a Final Order of the Bankruptcy Court; or (2) such other treatment consistent with the provisions of section 1129(a)(9) of the Bankruptcy Code.

Except for Professional Fee Claims, and notwithstanding any prior Filing or Proof of Claim, Proofs of Claim seeking the allowance and payment of Administrative Claims must be Filed and served on the Debtors or the Plan Administrator (as applicable) and their counsel by no later than the Administrative Claims Bar Date pursuant to the procedures set forth in the Confirmation Order and the notice of the occurrence of the Effective Date. The burden of proof for the allowance of Administrative Claims remains on the Holder of the Administrative Claims.

Except as otherwise provided in Articles II.B, II.C, or II.D herein, holders of Administrative Claims that do not File and serve a Proof of Claim or application for payment of administrative expenses requesting the allowance of an Administrative Claim by the Administrative Claims Bar Date shall be forever barred, estopped, and enjoined from asserting Administrative Claims against the Debtors, the Plan Administrator, the Estates, or the Debtors’ assets and properties, and any Administrative Claims shall be deemed disallowed as of the Effective Date unless otherwise ordered by the Bankruptcy Court.

B.	Professional Fee Claims.

1.	Final Fee Applications and Payment of Professional Fee Claims.

All Professional Persons (other than OCPs) seeking awards by the Bankruptcy Court of compensation for services rendered or reimbursement of expenses incurred through and including the Confirmation Date under sections 327, 328, 330, 331, 503(b)(2), 503(b)(3), 503(b)(4), 503(b)(5), or 1103 of the Bankruptcy Code shall (1) file, on or before the date that is forty-five (45) days after the Confirmation Date, their respective applications for final allowances of compensation for services rendered and reimbursement of expenses incurred; and (2) be paid in full, in Cash, from the Professional Fee Reserve Account in such amounts as are Allowed by the Bankruptcy Court or authorized to be paid in accordance with the order(s) relating to or allowing any such Professional Fee Claim. Objections to Professional Fee Claims must be Filed and served no later than twenty-one (21) days after the Filing of the Professional Fee Claim.

2.	Administrative Claims of OCPs.

All requests for payment of Professional Fee Claims of OCPs shall be made pursuant to the OCP Order. To the extent any Professional Fee Claims of the OCPs have not been Allowed pursuant to the OCP Order on or before the Effective Date, the amount of Professional Fee Claims owing to the OCPs shall be paid in Cash to such OCPs by the Debtor or the Plan Administrator (as applicable) from the Professional Fee Reserve Account as soon as reasonably practicable after such Professional Fee Claims are Allowed pursuant to the OCP Order.

3.	Post-Confirmation Date Fees and Expenses.

Except as otherwise specifically provided in the Plan, from and after the Confirmation Date, the Debtors or Plan Administrator (as applicable) shall, in the ordinary course of business and without any further notice to or action, order, or approval of the Bankruptcy Court, pay in Cash the reasonable and documented legal, professional, or other fees and expenses incurred by the Debtors or the Plan Administrator (as applicable). Upon the Confirmation Date, any requirement that Professionals comply with sections 327 through 331, 363, and 1103 of the Bankruptcy Code in seeking retention or compensation for services rendered after such date shall terminate, and the Debtors or Plan Administrator (as applicable) may employ and pay any Professional in the ordinary course of business without any further notice to or action, order, or approval of the Bankruptcy Court.

4.	Professional Fee Reserve Account.

Professionals shall reasonably estimate their unpaid Professional Fee Claims and other unpaid fees and expenses incurred in rendering services to the Debtors before and as of the Effective Date, and shall deliver such estimate to the Debtors and the Ad Hoc Group Advisors no later than two (2) Business Days before the Effective Date; provided, that such estimate shall not be deemed to limit the amount of the fees and expenses that are the subject of the Professionals’ final request for payment of Filed Professional Fee Claims. If a Professional does not provide an estimate, the Debtors may, in consultation with the Ad Hoc Group Advisors, estimate the unpaid and unbilled fees and expenses of such Professional. The Debtors shall fund and reserve the Professional Fee Reserve Account until payment in full of all Allowed Professional Fee Claims. If the Professional Fee Reserve Account is insufficient to fund the full Allowed amounts of Professional Fee Claims, the remaining unpaid Allowed Professional Fee Claims shall be paid by the Plan Administrator as Allowed Administrative Claims. For the avoidance of doubt, the Professional Fee Reserve Account cannot be used to pay any Secured, Priority, or Administrative Claims until all Professional Fee Claims are satisfied or otherwise reserved for.

C.	Priority Tax Claims.

On the Effective Date, or as soon as reasonably practicable thereafter, except to the extent a Holder of an Allowed Priority Tax Claim and the Debtors agree, with the consent of the Required Consenting Term Loan Lenders (such consent not to be unreasonably withheld or delayed), to less favorable treatment for such Holder, in full and final satisfaction of the Allowed Priority Tax Claim, each Holder thereof will be paid in full in Cash or otherwise receive treatment consistent with the provisions of section 1129(a)(9) of the Bankruptcy Code.

D.	U.S. Trustee Statutory Fees.

All Quarterly Fees due and payable prior to the Effective Date shall be paid by the Debtors on the Effective Date. After the Effective Date any Disbursing Agent shall be jointly and severally liable to pay Quarterly Fees when due and payable. The Debtors shall file with the Bankruptcy Court all monthly operating reports due prior to the Effective Date when they become due, using UST Form 11-MOR. After the Effective Date, the Debtors, and any entity making disbursements on behalf of any Debtor, or making disbursements on account of an obligation of any Debtor, shall file with the Bankruptcy Court separate UST Form 11-PCR reports when they become due.

ARTICLE III.

CLASSIFICATION AND TREATMENT OF CLAIMS AND INTERESTS

A.	Classification of Claims and Interests.

Except for the Claims addressed in Article II herein, all Claims and Interests are classified in the Classes set forth below in accordance with sections 1122 and 1123(a)(1) of the Bankruptcy Code. A Claim or an Interest is classified in a particular Class only to the extent that the Claim or Interest qualifies within the description of that Class and is classified in other Class to the extent that any portion of the Claim or Interest qualifies within the description of such other Class. A Claim also is classified in a particular Class for the purpose of receiving distributions under the Plan only to the extent that such Claim is an Allowed Claim in that Class and has not been otherwise paid, released, or satisfied at any time.

The classification of Claims against and Interests in the Debtors pursuant to the Plan is as follows:

Class	Claims and Interests	Status	Voting Rights

Class 1	Other Secured Claims	Unimpaired	Not Entitled to Vote (Presumed to Accept)

Class 2	Other Priority Claims	Unimpaired	Not Entitled to Vote (Presumed to Accept)

Class 3	Term Loan Facility Claims	Impaired	Entitled to Vote

Class 4	General Unsecured Claims	Impaired	Not Entitled to Vote (Deemed to Reject)

Class 5	Intercompany Claims	Impaired	Not Entitled to Vote (Deemed to Reject)

Class 6	Section 510(b) Claims	Impaired	Not Entitled to Vote (Deemed to Reject)

Class 7	Existing Equity Interests	Impaired	Not Entitled to Vote (Deemed to Reject)

Class 8	Intercompany Interests	Impaired	Not Entitled to Vote (Deemed to Reject)

B.	Treatment of Claims and Interests.

1.	Class 1 – Other Secured Claims.

i.	Classification: Class 1 consists of all Other Secured Claims against the Debtors.

ii.

Treatment: On the Effective Date, or as soon as reasonably practicable thereafter, except to the extent that a Holder of an Allowed Other Secured Claim and the Debtors (with the consent of the Required Consenting Term Loan Lenders, such consent not to be unreasonably withheld or delayed) agree to less favorable treatment for such Holder, in full and final satisfaction of the Allowed Other Secured Claim, each Holder thereof will receive: (a) payment in full in Cash; (b) delivery of the collateral securing any such Claim and payment of any interest required under section 506(b) of the Bankruptcy Code; (c) reinstatement of such Claim; or (d) such other treatment rendering such Claim Unimpaired.

iii.

Voting: Class 1 is Unimpaired, and Holders of Other Secured Claims are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, Holders of Class 1 Other Secured Claims are not entitled to vote to accept or reject the Plan.

2.	Class 2 – Other Priority Claims.

i.	Classification: Class 2 consists of all Other Priority Claims against the Debtors.

ii.

Treatment: On the Effective Date, or as soon as reasonably practicable thereafter, except to the extent that a Holder of an Allowed Other Priority Claim and the Debtors (with the consent of the Required Consenting Term Loan Lenders, such consent not to be unreasonably withheld or delayed) agree to less favorable treatment for such Holder, in full and final satisfaction of the Allowed Other Priority Claim, each Holder thereof will receive: (a) payment in full in Cash; or (b) such other treatment rendering such Claim Unimpaired.

iii.

Voting: Class 2 is Unimpaired, and Holders of Other Priority Claims are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, Holders of Class 2 Other Priority Claims are not entitled to vote to accept or reject the Plan.

3.	Class 3 – Term Loan Facility Claims.

i.	Classification: Class 3 consists of all Term Loan Facility Claims.

ii.

Allowance: Term Loan Facility Claims shall be deemed Allowed in the principal amount outstanding under the Term Loan Credit Agreements (including all accrued and unpaid interest as of the Petition Date).

iii.

Treatment: On the Effective Date, or as soon as reasonably practicable thereafter, except to the extent that a Holder of a Term Loan Facility Claim and the Debtors (with the consent of the Required Consenting Term Loan Lenders, such consent not to be unreasonably withheld or delayed) agree to less favorable treatment for such Holder, in full and final satisfaction of the Term Loan Facility Claim, each Holder thereof will receive its pro rata share of the Term Loan Recovery.

iv.	Voting: Class 3 is Impaired, and Holders of Term Loan Facility Claims are entitled to vote to accept or reject the Plan.

4.	Class 4 – General Unsecured Claims.

i.	Classification: Class 4 consists of the General Unsecured Claims against the Debtors.

ii.

Treatment: Except as otherwise set forth herein, on the Effective Date, all General Unsecured Claims shall be cancelled, released, discharged, and extinguished and will be of no further force or effect, and Holders of such Claims shall not receive any distribution, property, or other value, under the Plan on account of such Claims. Notwithstanding the foregoing, to the extent there are any Net Distributable Proceeds, each holder of a General Unsecured Claim shall receive its pro rata share of the Net Distributable Proceeds.

iii.

Voting: Class 4 is Impaired, and Holders of General Unsecured Claims are conclusively deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Therefore, Holders of Class 4 General Unsecured Claims are not entitled to vote to accept or reject the Plan.[2]

5.	Class 5 – Intercompany Claims.

i.	Classification: Class 5 consists of Intercompany Claims between and among the Debtors.

ii.

Treatment: On the Effective Date, all Intercompany Claims shall be cancelled, released, discharged, and extinguished and will be of no further force or effect, and Holders of such Claims shall not receive any distribution, property, or other value under the Plan on account of such Claims.

iii.

Voting: Class 5 is Impaired, and Holders of Intercompany Claims are conclusively deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Therefore, Holders of Class 5 Intercompany Claims are not entitled to vote to accept or reject the Plan.

6.	Class 6 – Section 510(b) Claims.

i.	Classification: Class 6 consists of Section 510(b) Claims against the Debtors.

ii.

Treatment: On the Effective Date, all Section 510(b) Claims shall be cancelled, released, discharged, and extinguished and will be of no further force or effect, and Holders of such Claims shall not receive any distribution, property or other value under the Plan on account of such Claims.

[2]	As of the date hereof, Holders of Class 4 General Unsecured Claims are expected to receive no recovery and are thus presumed to reject the Plan pursuant to section 1126(g) of the Bankruptcy Code.

iii.

Voting: Class 6 is Impaired, and Holders of Section 510(b) Claims are conclusively deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Therefore, Holders of Class 6 Section 510(b) Claims are not entitled to vote to accept or reject the Plan.

7.	Class 7 – Existing Equity Claims.

i.	Classification: Class 7 consists of all Existing Equity Interests in the Debtors.

ii.

Treatment: On the Effective Date, all Existing Equity Interests shall be canceled, released, and extinguished, and will be of no further force or effect, and Holders of such Existing Equity Interests shall not receive any distribution, property or other value under the Plan on account of such Interest.

iii.

Voting: Class 7 is Impaired, and Holders of Existing Equity Interests are conclusively deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Therefore, Holders of Class 7 Existing Equity Interests are not entitled to vote to accept or reject the Plan.

8.	Class 8 – Intercompany Interests.

i.	Classification: Class 8 consists of all Intercompany Interests in the Debtors.

ii.

Treatment: On the Effective Date, all Intercompany Interests shall be canceled, released, and extinguished, and will be of no further force or effect, and Holders of such Intercompany Interests shall not receive any distribution, property, or other value under the Plan on account of such Interest.

iii.

Voting: Class 8 is Impaired, and Holders of Intercompany Interests are conclusively deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Therefore, Holders of Class 8 Intercompany Interests are not entitled to vote to accept or reject the Plan.

C.	Special Provision Governing Unimpaired Claims.

Except as otherwise provided in this Plan, nothing under this Plan shall affect the rights of the Debtors or the Plan Administrator with respect to any Unimpaired Claims, including all legal and equitable defenses to, or setoffs or recoupments against, any such Unimpaired Claims.

D.	Elimination of Vacant Classes.

Any Class that, as of the commencement of the Combined Hearing, does not have at least one Holder of a Claim or Interest that is Allowed in an amount greater than zero for voting purposes shall be considered vacant, deemed eliminated from this Plan for purposes of voting to accept or reject this Plan, and disregarded for purposes of determining whether this Plan satisfies section 1129(a)(8) of the Bankruptcy Code with respect to such Class.

E.	Voting Classes, Presumed Acceptance by Non-Voting Classes.

With respect to each Debtor, if a Class contains Claims eligible to vote and no holder of Claims eligible to vote in such Class votes to accept or reject this Plan, this Plan shall be presumed accepted by the holders of such Claims in such Class.

F.	Controversy Concerning Impairment.

If a controversy arises as to whether any Claim or any Class of Claims is Impaired, the Bankruptcy Court shall, after notice and a hearing, determine such controversy on or before the date of the Combined Hearing.

G.	Subordination of Claims.

The allowance, classification, and treatment of all Allowed Claims and Interests and the respective distributions and treatments under the Plan shall take into account and conform to the relative priority and rights of the Claims and Interests in each Class in connection with any contractual, legal, and equitable subordination rights relating thereto, whether arising under general principles of equitable subordination, contract, section 510(b) of the Bankruptcy Code, or otherwise. Pursuant to section 510 of the Bankruptcy Code, the Debtors or the Plan Administrator (as applicable) reserve the right to re-classify any Allowed Claim or Allowed Interest in accordance with any contractual, legal, or equitable subordination relating thereto.

H.	Confirmation Pursuant to Sections 1129(a)(10) and 1129(b) of the Bankruptcy Code.

Section 1129(a)(10) of the Bankruptcy Code shall be satisfied for purposes of Confirmation by acceptance of the Plan by one or more of the Classes entitled to vote pursuant to this Article III of the Plan. The Debtors hereby request confirmation of the Plan under section 1129(b) of the Bankruptcy Code with respect to any Class that is deemed to reject the Plan pursuant to section 1126(g) of the Bankruptcy Code. The Debtors reserve the right to request confirmation of the Plan under section 1129(b) of the Bankruptcy Code with respect to any voting Class that votes to reject the Plans.

I.	Insurance.

Notwithstanding anything to the contrary in the Plan, if any Claim is subject to coverage under an Insurance Policy, payments on account of such Claim will first be made from proceeds of such Insurance Policy in accordance with the terms thereof, with the balance of such Claim, if any, treated in accordance with the provisions of the Plan governing the Class applicable to such Claim.

ARTICLE IV.

MEANS FOR IMPLEMENTATION OF THE PLAN

A.	General Settlement of Claims and Interests.

Pursuant to section 1123(b)(2) of the Bankruptcy Code and Bankruptcy Rule 9019, and in consideration for the distributions, releases, and other benefits provided pursuant to this Plan, upon the Effective Date, the provisions of this Plan shall constitute a good faith compromise of Claims, Interests, and controversies relating to the contractual, legal, and subordination rights that a creditor or an Interest holder may have with respect to any Allowed Claim or Interest or any distribution to be made on account of such Allowed Claim or Interest. The entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of the compromise and settlement of all such Claims, Interests, and controversies, as well as a finding by the Bankruptcy Court that such compromise or settlement is in the best interests of the Debtors, their Estates, and holders of such Claims and Interests, and is fair, equitable, and reasonable.

B.	Restructuring Transaction.

On or before the Effective Date, the Debtors or the Plan Administrator shall enter into and take any actions that may be necessary or appropriate to effectuate the Sale Transactions or the Wind-Down of the Debtors, as applicable, including but not limited to: (1) the execution and delivery of appropriate agreements or other documents of consolidation, conversion, disposition, transfer, or dissolution containing terms that are consistent with the terms of this Plan and the RSA and that satisfy the requirements of applicable law; (2) the execution and delivery of any appropriate instruments of transfer, assignment, assumption, or delegation of any asset, property, right, liability, debt, duty, or obligation on terms consistent with this Plan and the RSA; (3) the filing of appropriate documents with the appropriate governmental authorities pursuant to applicable law; and (4) any and all other actions that the Debtors or the Plan Administrator determine are necessary or appropriate to effectuate the Plan.

Subject to the terms of the RSA, the Confirmation Order shall and shall be deemed to, pursuant to sections 363 and 1123 of the Bankruptcy Code, authorize, among other things, all actions as may be necessary or appropriate to effect any transaction described in, approved by, contemplated by, or necessary to effectuate the Plan.

1.	Sale Transactions.

The Debtors shall engage in a process for the sale of all or substantially all of their assets. The Debtors shall seek the approval of the Sale Orders, which shall approve the sale of all or substantially all of the Debtors’ assets to one or more purchasers, including the Cloud/RAN Purchaser pursuant to the Cloud/RAN APA, and the Cable Stalking Horse Bidder pursuant to the Cable Stalking Horse APA, or, if such higher or better bids are received consistent with the Bidding Procedures Order, to the Purchaser pursuant to the highest or best bidder.

The Debtors do not anticipate any Net Distributable Proceeds from the Sale Transactions and the liquidation of the Net Distributable Assets. If, however, Net Distributable Proceeds occur as a result of the Sale Transactions and the liquidation of the Net Distributable Assets, the Debtors will distribute such Net Distributable Proceeds, on a pro rata basis, according to the Distribution Waterfall.

2.	Wind-Down.

Following the Effective Date and subject to the Wind-Down Budget, the Plan and the Plan Administrator Agreement, the Plan Administrator shall wind-down the affairs and operations of the Debtors, their Estates, and their Affiliates, as applicable, including, but not limited to: (i) expeditiously and efficiently liquidating the Net Distributable Assets, if any, including, if appropriate, through the prosecution of any Claims or Causes of Action of the Debtors preserved under the terms of this Plan; (ii) distributing the proceeds thereof to the Holders of Term Facility Claims or, if applicable, distributing the Net Distributable Proceeds, if any, according to the Distribution Waterfall; and (iii) procuring any appropriate insurance to facilitate the Wind-Down, including appropriate D&O Liability Insurance Policies.

The responsibilities and authority of the Plan Administrator shall include the following rights and responsibilities: (i) preserving and liquidating the Net Distributable Assets; (ii) administering and paying taxes, including, among other things, (a) filing tax returns (to the extent not the obligation of any Purchaser), and (b) representing the interest and account of the Debtors before any taxing authority in all matters; (iii) retaining and paying, without the need for retention or fee applications, professionals in connection with the Plan Administrator’s performance of its duties under this Plan; (iv) distributing information statements as required for U.S. federal income tax and other applicable tax purposes; (v) Filing an application for entry by the Bankruptcy Court of a final decree closing the Chapter 11 Cases; (vi) making distributions to Professionals for Allowed Professional Fee Claims from the Professional Fee Reserve Account; (vii) making distributions to Holders of Term Loan Facility Claims pursuant to the Plan as promptly as practicable; (viii) making distributions of the Net Distributable Proceeds, if any, according to the Distribution Waterfall; (ix) procuring the necessary insurance to facilitate the Wind-Down, including appropriate D&O Liability Insurance Policies; and (x) such other responsibilities as may be vested in the Plan Administrator pursuant to this Plan or an order of the Bankruptcy Court (including, without limitation, the Confirmation Order), or as may be necessary and proper to carry out the provisions of this Plan.

C.	Sources of Consideration for Plan Distributions.

Subject to the terms of the Plan, including the provisions concerning the Professional Fee Reserve Account and the Wind-Down Budget, the Debtors or the Plan Administrator (as applicable) shall fund distributions under the Plan with the proceeds from the Sale Transactions and the Net Distributable Proceeds, if any, all in accordance with the terms of the Plan.

D.	Vesting of Assets.

Except as otherwise provided in this Plan or the Sale Orders, on and after the Effective Date, pursuant to sections 1141(b) and (c) of the Bankruptcy Code, all Net Distributable Assets of the Estates, including all claims, rights, and Causes of Action and any property acquired by the Debtors under or in connection with this Plan, shall vest in each respective Debtor free and clear of all Claims, Liens, encumbrances, charges, and other interests. Subject to the terms of this Plan, on or after the Effective Date, the Plan Administrator may use, acquire, and dispose of the Net Distributable Assets, and may prosecute, compromise, or settle any Claims and Causes of Action without supervision of or approval by the Bankruptcy Court and free and clear of any restrictions of the Bankruptcy Code or the Bankruptcy Rules other than restrictions expressly imposed by this Plan or the Confirmation Order.

E.	Preservation of Causes of Action.

In accordance with section 1123(b) of the Bankruptcy Code, the Plan Administrator shall retain and may enforce all rights to commence and pursue, as appropriate, any and all Causes of Action of the Debtors that are not otherwise (i) transferred or sold pursuant to the Sale Transactions or (ii) waived, relinquished, exculpated, released, compromised or settled pursuant to the Cash Collateral Order, whether arising before or after the Petition Date, and the Plan Administrator’s rights to commence, prosecute, or settle such Causes of Action shall be preserved notwithstanding the occurrence of the Effective Date, other than the Causes of Action released by the Debtors pursuant to the releases and exculpations contained in the Plan, including in Article IX hereof, which shall be deemed released and waived by the Debtors and the Plan Administrator as of the Effective Date. No Causes of Action shall be retained or preserved against the Debtors’ directors and officers or any Released Party. No Entity (other than the Released Parties) may rely on the absence of a specific reference in the Plan, the Plan Supplement, or the Disclosure Statement to any Cause of Action against it as any indication that the Debtors or the Plan Administrator, as applicable, will not pursue any and all available Causes of Action of the Debtors against it. Unless any Causes of Action against an Entity are expressly waived, relinquished, exculpated, released, compromised, or settled in the Plan, including in Article IX hereof, the Sale Orders, the Cash Collateral Order, or an order of the Bankruptcy Court, the Debtors and the Plan Administrator, as applicable, expressly reserve all Causes of Action for later adjudication, and, therefore, no preclusion doctrine, including the doctrines of res judicata, collateral estoppel, issue preclusion, claim preclusion, estoppel (judicial, equitable, or otherwise), or laches, shall apply to such Causes of Action upon, after, or as a consequence of confirmation and Consummation of the Plan.

F.	Corporate Action.

On the Effective Date and following satisfaction of the Debtors’ distribution and funding requirements set forth in the Plan, the Debtors shall be dissolved for all purposes unless the Plan Administrator determines that dissolution can have any adverse impact on the Net Distributable Assets; provided, that neither the Debtors nor any party released pursuant to Article IX herein shall be responsible for any liabilities that may arise as a result of non-dissolution of the Debtors; provided further, that nothing in the Plan shall be construed as relieving the Debtors or the Plan Administrator (as applicable) of their duties to pay Quarterly Fees as required by the Bankruptcy Code and applicable law until such time as a final decree is entered in the Debtors’ Chapter 11 Cases or the cases are dismissed or converted to cases under chapter 7 of the Bankruptcy Code. The Plan Administrator shall submit with the appropriate governmental agencies a copy of the Confirmation Order, which Confirmation Order shall suffice for purposes of obtaining a Certificate of Dissolution from the Delaware Secretary of State.

Without limiting the foregoing, on the Effective Date and following satisfaction of the Debtors’ distribution and funding requirements set forth in the Plan, the Debtors shall have no further duties or responsibilities in connection with implementation of this Plan, and the directors and officers of the Debtors shall be deemed to have resigned and the employees of the Debtors terminated. From and after the Effective Date, the Plan Administrator shall be authorized to act on behalf of the Estates, provided that the Plan Administrator shall have no duties other than as expressly set forth in the Plan or the Confirmation Order.

G.	Cancellation of Existing Securities and Agreements.

Except for the purpose of evidencing a right to a distribution under this Plan and except as otherwise set forth in this Plan, on the Effective Date, the Term Loan Credit Agreements and all other agreements, instruments, notes, certificates, indentures, mortgages, securities and other documents evidencing any Claim or Interest, and any rights of any Holder in respect thereof, shall be deemed cancelled and of no further force or effect and the obligations of the Debtors thereunder shall be deemed fully satisfied, released, and discharged and, as applicable, shall be deemed to have been surrendered to the Plan Administrator. The holders of or parties to such cancelled instruments, securities, and other documentation shall have no rights arising from or related to such instruments, securities, or other documentation or the cancellation thereof, except the rights provided for pursuant to this Plan, including the right of a Holder of Term Loan Facility Claims to receive distributions on account of its Claims.

H.	Effectuating Documents; Further Transactions.

Upon entry of the Confirmation Order, subject to the terms of the RSA, the Debtors or the Plan Administrator (as applicable) shall be authorized to execute, deliver, file, or record such contracts, instruments, releases, consents, certificates, resolutions, programs, and other agreements or documents, and take such acts and actions as may be reasonable, necessary, or appropriate to effectuate, implement, consummate, and/or further evidence the terms and conditions of this Plan and any transactions described in or contemplated by this Plan. Subject to the terms of the RSA, the Debtor, the Plan Administrator, all Holders of Claims receiving distributions pursuant to this Plan, and all other parties in interest shall, from time to time, prepare, execute, and deliver any agreements or documents, and take any other actions as may be necessary or advisable to effectuate the provisions and intent of this Plan. All matters provided for in the Plan involving the corporate structure of the Debtors, and any corporate actions required by the Debtors in connection therewith, shall be deemed to have occurred on, and shall be in effect as of, the Effective Date, without any requirement of further action by the security holders, directors, managers, authorized persons, or officers of the Debtors or the Plan Administrator.

I.	Section 1146 Exemption from Certain Taxes and Fees.

To the fullest extent permitted by section 1146(a) of the Bankruptcy Code, any transfers of property pursuant to the Plan or the Sale Transactions shall not be subject to any document recording tax, stamp tax, conveyance fee, intangibles or similar tax, mortgage tax, stamp act, real estate transfer tax, mortgage recording tax, or other similar tax or governmental assessment, and upon entry of the Confirmation Order, the appropriate state or local governmental officials or agents shall comply with the requirements of section 1146(c) of the Bankruptcy Code and forgo the collection of any such tax, recordation fee, or governmental assessment and accept for filing and recordation all such instruments or other documents governing or evidencing such transfers without the payment of any such tax, recordation fee, or governmental assessment.

J.	Sale Orders.

Notwithstanding anything to the contrary herein, nothing in this Plan shall affect, impair or supersede the Sale Orders or Sale Documents, each of which remains in full force and effect and governs in the event of any inconsistency with the Plan.

K.	Authority to Act.

Prior to, on, or after the Effective Date (as appropriate), all matters expressly provided for under this Plan that would otherwise require approval of the stockholders, security holders, officers, directors, or other owners of the Debtors shall be deemed to have occurred and shall be in effect prior to, on, or after the Effective Date (as applicable) pursuant to the applicable law of the state(s) in which the Debtors are formed, without any further vote, consent, approval, authorization, or other action by such stockholders, security holders, officers, directors, or other owners of the Debtor or notice to, order of, or hearing before, the Bankruptcy Court.

L.	Separate Plans.

Notwithstanding the combination of separate plans of liquidation for the Debtors set forth in this Plan for purposes of economy and efficiency, this Plan constitutes a separate chapter 11 plan for each Debtor. Accordingly, if the Bankruptcy Court does not confirm this Plan with respect to one or more Debtors, it may still confirm this Plan with respect to any other Debtor that satisfies the confirmation requirements of section 1129 of the Bankruptcy Code.

M.	Plan Administrator

The Plan Administrator shall be appointed by the Debtors, with the consent of the Required Consenting Term Loan Lenders (such consent not to be unreasonably withheld or delayed). Once appointed, the identity of the Plan Administrator shall be disclosed in the Plan Supplement. The Plan Administrator shall retain and have all the rights, powers, and duties necessary to carry out his or her responsibilities under the Plan, and as otherwise provided in the Confirmation Order.

On and after the Effective Date, the Plan Administrator will be authorized to implement the Plan and any applicable orders of the Bankruptcy Court, and the Plan Administrator shall have the power and authority to take any action necessary to effectuate the Wind-Down. As soon as practicable after the Effective Date, the Plan Administrator shall cause the Debtors to comply with, and abide by, the terms of the Plan and take any actions as the Plan Administrator may determine to be necessary or desirable to carry out the purposes of the Plan. Except to the extent necessary to complete the Wind-Down of any remaining assets or operations from and after the Effective Date, the Debtors (1) for all purposes shall be deemed to have withdrawn their business operations from any state or province in which the Debtors were previously conducting, or are registered or licensed to conduct, their business operations, and shall not be required to file any document, pay any sum, or take any other action in order to effectuate such withdrawal and (2) shall be deemed to have canceled pursuant to the Plan all Interests.

On and after the Effective Date, the Plan Administrator shall have all direct and indirect governance powers with respect to each of the Debtors. The Plan Administrator shall act for the Debtors in the same fiduciary capacity as applicable to a board of directors and officers, subject to the provisions hereof (and all certificates of formation, membership agreements, and related documents are deemed amended by the Plan to permit and authorize the same). On the Effective Date, the persons acting as directors and officers of the Debtors shall be deemed to have been resigned, solely in their capacities as such, and the Plan Administrator shall be appointed as the sole manager, sole director, or sole officer, as applicable, of the Debtors and shall succeed to the powers of the Debtors’ directors and officers. From and after the Effective Date, the Plan Administrator shall be the sole representative of, and shall act for, the Debtors. For the avoidance of doubt, the foregoing shall not limit the authority of the Debtors or the Plan Administrator, as applicable, to continue the employment of any former manager or officer, including pursuant to any transition services agreement entered into in connection therewith.

ARTICLE V.

TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES

A.	Assumption and Rejection of Executory Contracts and Unexpired Leases.

On the Effective Date, except as otherwise provided herein (which exclusion includes the Indemnification Obligations, the D&O Liability Insurance Policies, and the Employment Agreements), all Executory Contracts or Unexpired Leases not previously assumed, assumed and assigned, or rejected pursuant to an order of the Bankruptcy Court or not included on the Schedule of Assumed Executory Contracts and Unexpired Leases, will be deemed rejected, in accordance with the provisions and requirements of sections 365 and 1123 of the Bankruptcy Code other than those Executory Contracts or Unexpired Leases that are the subject of a motion to assume that is pending on the Confirmation Date.

Assumption of any Executory Contract or Unexpired Lease pursuant to the Sale Documents or this Plan, and payment of any cure amounts relating thereto, shall, upon satisfaction of the applicable requirements of section 365 of the Bankruptcy Code, result in the full, final, and complete release and satisfaction of any Claims or defaults, whether monetary or nonmonetary, including defaults or provisions restricting the change in control of ownership interest composition or other bankruptcy-related defaults, arising under any assumed Executory Contract or Unexpired Lease at any time prior to the effective date of assumption.

B.	Claims Based on Rejection of Executory Contracts or Unexpired Leases.

If the rejection of an Executory Contract or Unexpired Lease pursuant to the Plan and Confirmation Order results in a Claim, then, unless otherwise ordered by the Court, such Claim shall be forever barred and shall not be enforceable against the Debtors, the Estates, the Plan Administrator, or any of their respective assets and properties unless a Proof of Claim is Filed with the Notice and Claims Agent and served upon counsel to the Plan Administrator within thirty (30) days of the Effective Date.

The foregoing applies only to Claims arising from the rejection of an Executory Contract or Unexpired Lease under the Plan and Confirmation Order; any other Claims held by a party to a rejected Executory Contract or Unexpired Lease shall have been evidenced by a Proof of Claim Filed by the applicable Bar Date or shall be barred and unenforceable. Claims arising from the rejection of Executory Contracts or Unexpired Leases under the Plan and Confirmation Order shall be classified as General Unsecured Claims and shall, if Allowed, be treated in accordance with the provisions herein.

Any Claims arising from the rejection of an Executory Contract or Unexpired Lease pursuant to the Plan and Confirmation Order that are not timely Filed within thirty (30) days of the Effective Date will be disallowed automatically, forever barred from assertion, and shall not be enforceable against, as applicable, the Debtors, the Estates, the Plan Administrator, or any of their respective assets and properties.

C.	Reservation of Rights.

Neither the exclusion nor the inclusion by the Debtors of any contract or lease on any exhibit, schedule, or other annex to this Plan or in the Plan Supplement, nor anything contained in this Plan, shall constitute an admission by the Debtors that any such contract or lease is or is not an Executory Contract or Unexpired Lease or that the Debtors, the Plan Administrator, or their respective affiliates has any liability thereunder. Except as explicitly provided in this Plan, nothing in this Plan shall waive, excuse, limit, diminish, or otherwise alter any of the defenses, claims, Causes of Action, or other rights of the Debtors or the Plan Administrator under any executory or non-executory contract or unexpired or expired lease. If there is a dispute regarding whether a contract or lease is or was executory or unexpired at the time of its assumption under this Plan, the Debtors or Plan Administrator, as applicable, shall have thirty (30) days following entry of a Final Order resolving such dispute to alter their treatment of such contract or lease.

D.	Preexisting Obligations to the Debtors Under Executory Contracts and Unexpired Leases.

Rejection of any Executory Contract or Unexpired Lease pursuant to the Plan or otherwise shall not constitute a termination of preexisting obligations owed to the Debtors under such Executory Contracts or Unexpired Leases. In particular, the Debtors expressly reserve and do not waive any right to receive, or any continuing obligation of a counterparty to provide, warranties, indemnity or continued maintenance obligations. The Debtors also expressly reserve any and all rights with respect to the applicability (or non-applicability) of any non-bankruptcy laws to the contrary.

E.	Indemnity Obligations.

Each of the Debtors’ Indemnification Obligations shall not be discharged, impaired, or otherwise affected by the Plan. The Indemnification Obligations shall be deemed Executory Contracts assumed or assumed and assigned by the Debtors under the Plan.

F.	D&O Liability Insurance Policies.

Each D&O Liability Insurance Policy to which the Debtors are a party as of the Effective Date shall be deemed an Executory Contract and shall be automatically assumed or assumed and assigned by the applicable Debtor, effective as of the Effective Date, pursuant to sections 365 and 1123 of the Bankruptcy Code. For the avoidance of doubt, coverage for defense and indemnity under the D&O Liability Insurance Policies shall remain available to all individuals within the definition of “Insured” in the D&O Liability Insurance Policies. In addition, after the Effective Date, all officers, directors, agents, or employees of the Debtors who served in such capacity at any time before the Effective Date shall be entitled to the full benefits of the D&O Liability Insurance Policies (including any “tail” policy) in effect or purchased as of the Effective Date for the full term of such policy regardless of whether such officers, directors, agents, and/or employees remain in such positions after the Effective Date, in each case, to the extent set forth in the D&O Liability Insurance Policies.

G.	Modifications, Amendments, Supplements, Restatements, or Other Agreements.

Modifications, amendments, supplements, and restatements to a prepetition Executory Contract and/or Unexpired Lease that have been executed by the Debtors during the Chapter 11 Cases shall not be deemed to alter the prepetition nature of the Executory Contract or Unexpired Lease.

H.	Nonoccurrence of Effective Date.

In the event that the Effective Date does not occur, the Bankruptcy Court shall retain jurisdiction with respect to any request to extend the deadline for assuming or rejecting Unexpired Leases pursuant to section 365(d)(4) of the Bankruptcy Code.

I.	Employee Compensation and Benefits.

All employment policies, and all compensation and benefits plans, policies, and programs of the Debtors applicable to their respective employees, retirees, and nonemployee directors, including all savings plans, retirement plans, healthcare plans, disability plans, severance benefit plans, incentive plans, and life and accidental death and dismemberment insurance plans, are deemed to be, and shall be treated as, Executory Contracts under this Plan and, on the Effective Date, shall be rejected pursuant to sections 365 and 1123 of the Bankruptcy Code.

ARTICLE VI.

PROVISIONS GOVERNING DISTRIBUTIONS

A.	Distributions on Account of Claims Allowed as of the Effective Date.

As of the close of business on the Distribution Record Date, the various transfer registers for each of the Classes of Claims or Interests as maintained by the Debtors, or their respective agents, shall be deemed closed, and there shall be no further changes in the record holders of any of the Claims or Interests. The Disbursing Agent shall have no obligation to recognize any ownership transfer of the Claims or Interests occurring on or after the Distribution Record Date. The Disbursing Agent shall be entitled to recognize and deal for all purposes hereunder only with those record holders stated on the transfer ledgers as of the close of business on the Distribution Record Date, to the extent applicable.

Except as otherwise provided herein, the Disbursing Agent shall make distributions to Holders of Allowed Claims as of the Distribution Record Date at the address for each such Holder as indicated on the Debtors’ records as of the date of any such distribution; provided, that the manner of such distributions shall be determined at the discretion of the Disbursing Agent; provided further, that to the extent a Proof of Claim has been filed, the address for each Holder of an Allowed Claim shall be deemed to be the address set forth in any Proof of Claim Filed by that Holder.

The applicable Prepetition Agents shall be deemed to be the Holder of all Allowed Term Loan Facility Claims in Class 3 for purposes of distributions to be made hereunder, and all distributions on account of such Allowed Term Loan Facility Claims shall be made to the applicable Prepetition Agents. As soon as practicable following compliance with all requirements set forth herein, the Prepetition Agents shall arrange to deliver or direct the delivery of such distributions to or on behalf of the Holders of Term Loan Facility Claims under the Plan. Notwithstanding anything in the Plan to the contrary, and without limiting the exculpation and release provisions of the Plan, the Prepetition Agents’ delivery of distributions to Holders of Term Loan Facility Claims shall be governed by any applicable liability standards set forth in the Term Loan Credit Agreements.

B.	Compliance with Tax Requirements.

In connection with this Plan, any Person issuing any instrument or making any distribution or payment in connection therewith, shall comply with all applicable withholding and reporting requirements imposed by any federal, state, or local taxing authority. In the case of a non-Cash distribution that is subject to withholding, the distributing party may require the intended recipient of such distribution to provide the withholding agent with an amount of Cash sufficient to satisfy such withholding tax as a condition to receiving such distribution or withhold an appropriate portion of such distributed property and either (1) sell such withheld property to generate Cash necessary to pay over the withholding tax (or reimburse the distributing party for any advance payment of the withholding tax) or (2) pay the withholding tax using its own funds and retain such withheld property. The distributing party shall have the right not to make a distribution under this Plan until its withholding or reporting obligation is satisfied pursuant to the preceding sentences. Any amounts withheld pursuant to this Plan shall be deemed to have been distributed to and received by the applicable recipient for all purposes of this Plan.

Any party entitled to receive any property as an issuance or distribution under this Plan shall, upon request, deliver to the withholding agent or such other Person designated by the Plan Administrator the appropriate IRS Form or other tax forms or documentation requested by the Plan Administrator to reduce or eliminate any required federal, state, or local withholding. If the party entitled to receive such property as an issuance or distribution fails to comply with any such request for a one hundred eighty (180) day period beginning on the date after the date such request is made, the amount of such issuance or distribution shall irrevocably revert to the Plan Administrator and any Claim in respect of such distribution under this Plan shall be discharged and forever barred from assertion against such Debtor, the Plan Administrator, or their respective property.

Notwithstanding the above, each Holder of an Allowed Claim or Interest that is to receive a distribution under this Plan shall have the sole and exclusive responsibility for the satisfaction and payment of any tax obligations imposed on such Holder by any Governmental Unit, including income, withholding, and other tax obligations, on account of such Plan Distribution.

C.	Date of Distributions.

Distributions made after the Effective Date to holders of Allowed Claims shall be deemed to have been made on the Effective Date and no interest shall accrue or be payable with respect to such Claims or any distribution related thereto. In the event that any payment or act under this Plan is required to be made or performed on a date that is not a Business Day, then the making of such payment or the performance of such act may be completed on or as soon as reasonably practicable after the next succeeding Business Day, but shall be deemed to have been completed as of the required date.

D.	Disbursing Agent.

Except as may be otherwise provided in the Sale Orders, all distributions under this Plan shall be made by the Disbursing Agent on and after the Effective Date and as provided herein. The Disbursing Agent shall not be required to give any bond or surety or other security for the performance of its duties. The Debtors shall use commercially reasonable efforts to provide the Disbursing Agent with the amounts of Claims and the identities and addresses of Holders of Claims, in each case, as set forth in the Debtors’ books and records. The Debtors shall cooperate in good faith with the Disbursing Agent to comply with the reporting and withholding requirements outlined in the Plan.

E.	Rights and Powers of Disbursing Agent.

The Disbursing Agent may (1) effect all actions and execute all agreements, instruments, and other documents necessary to carry out the provisions of this Plan; (2) make all distributions contemplated hereby; and (3) perform such other duties as may be required of the Disbursing Agent pursuant to this Plan or as deemed by the Disbursing Agent to be necessary and proper to implement the provisions hereof.

F.	Surrender of Instruments.

As of the Effective Date, each Holder of a certificated instrument or note related to the Debtors shall be deemed to have surrendered such instrument or note held by it to the Plan Administrator or its designee, as applicable.

G.	Delivery of Distributions and Undeliverable or Unclaimed Distributions.

Subject to applicable Bankruptcy Rules, all distributions to Holders of Allowed Claims shall be made by the Disbursing Agent, who shall transmit such distributions to the applicable Holders of Allowed Claims or their designees.

If any distribution to a holder of an Allowed Claim (1) is returned as undeliverable for lack of a current address or otherwise; or (2) is not cashed or otherwise presented for collection by the holder of the Allowed Claim within ninety (90) calendar days after the mailing of such distribution, the Plan Administrator shall be authorized to cancel such distribution check and file with the Bankruptcy Court and serve on the holder of the Allowed Claim at the name and last known address of the holder of undeliverable distribution or uncashed distribution, as applicable. If, after the passage of thirty (30) calendar days after such Filing, the payment or distribution on the Allowed Claim still cannot be made, then (1) the holder of such Claim shall cease to be entitled to the undeliverable distribution or uncashed distribution, which will revert to the Plan Administrator; and (2) the Allowed Claim of such holder shall be deemed disallowed and expunged for purposes of further distributions under the Plan.

H.	Manner of Payment.

Except as specifically provided herein, at the option of the Debtors or the Plan Administrator, as applicable, any Cash payment to be made under this Plan may be made by a check or wire transfer or as otherwise required or provided in applicable agreements or customary practices of the Debtors.

I.	Foreign Currency Exchange Rate.

As of the Effective Date, any Claim asserted in currency other than U.S. dollars shall be automatically deemed converted to the equivalent U.S. dollar value using the exchange rate for the applicable currency as published in The Wall Street Journal, on the Petition Date.

J.	Minimum Distribution.

No payment of Cash in an amount of less than one hundred U.S. dollars ($100.00) shall be required to be made on account of any Allowed Claim. Such undistributed amount may instead be used in accordance with the Plan and the Wind-Down Budget. If the Cash available for the final distribution is less than the cost to distribute such funds, the Plan Administrator may donate such funds to the unaffiliated charity of its choice.

K.	Allocations.

Except as otherwise provided in this Plan or as otherwise required by law, distributions with respect to an Allowed Claim shall be allocated first to the principal portion of such Allowed Claim (as determined for U.S. federal income tax purposes) and, thereafter, to the remaining portion of such Allowed Claim, if any.

L.	Distributions Free and Clear.

Except as otherwise provided in this Plan, any distribution or transfer made under this Plan, including distributions to any Holder of an Allowed Claim, shall be free and clear of any Liens, Claims, encumbrances, charges, and other interests, and no other entity shall have any interest, whether legal, beneficial, or otherwise, in property distributed or transferred pursuant to this Plan.

M.	Claims Paid or Payable by Third Parties.

1.	Claims Paid by Third Parties.

If a Holder of a Claim receives a payment or other satisfaction of its Claim other than through the Debtors or Plan Administrator on account of such Claim, such Claim shall be reduced by the amount of such payment or satisfaction without an objection to such Claim having to be Filed and without any further notice to or action, order, or approval of the Bankruptcy Court, and if the Claim was paid or satisfied in full other than through the Debtors or the Plan Administrator, then such Claim shall be disallowed and any recovery in excess of a single recovery in full shall be paid over to the Plan Administrator without an objection to such Claim having to be Filed and without any further notice to or action, order, or approval of the Bankruptcy Court. To the extent a Holder of a Claim receives a distribution on account of such Claim and receives payment or satisfaction from a party that is not the Debtors or the Plan Administrator on account of such Claim, such Holder shall, within fourteen (14) calendar days of receipt thereof, repay or return the distribution to the Debtors or the Plan Administrator, to the extent the Holder’s total recovery on account of such Claim from the third party and under the Plan exceeds the amount of such Claim as of the date of any such distribution under the Plan.

2.	Claims Payable by Third Parties.

No distributions under the Plan shall be made on account of an Allowed Claim that is payable pursuant to one of the Debtors’ Insurance Policies until the holder of such Allowed Claim has exhausted all remedies with respect to such Insurance Policy. To the extent that one or more of the Debtors’ insurers agrees to satisfy in full or in part a Claim (if and to the extent adjudicated by a court of competent jurisdiction), then immediately upon such insurers’ agreement, the applicable portion of such Claim may be expunged without an objection to such Claim having to be Filed and without any further notice to or action, order, or approval of the Bankruptcy Court.

3.	Applicability of Insurance Policies.

Except as otherwise provided in the Plan, distributions to Holders of Allowed Claims shall be in accordance with the provisions of any applicable insurance policy. Except as set forth in Article IX herein, nothing in this Plan shall constitute or be deemed a waiver of any Cause of Action that the Debtors or any Entity, including the Plan Administrator, may hold against any other Entity, including insurers under any policies of insurance, nor shall anything contained herein constitute or be deemed a waiver by such insurers of any defenses, including coverage defenses, held by such insurers.

N.	No Postpetition Interest on Claims.

Unless otherwise specifically provided for in the Plan, or the Confirmation Order, or required by applicable bankruptcy and non-bankruptcy law, postpetition interest shall not accrue or be paid on any prepetition Claims, and no Holder of a Claim shall be entitled to interest accruing on or after the Petition Date on such Claim.

ARTICLE VII.

PROCEDURES FOR RESOLVING CONTINGENT,

UNLIQUIDATED, AND DISPUTED CLAIMS

A.	Allowance of Claims.

After the Effective Date, the Plan Administrator shall have and retain any and all rights and defenses that the Debtor had with respect to any Claim or Interest immediately prior to the Effective Date.

B.	Claims Administration Responsibilities.

Except as otherwise specifically provided in the Plan, after the Effective Date, the Plan Administrator shall have the sole authority to: (1) File, withdraw, or litigate to judgment, objections to Claims or Interests; (2) settle or compromise any Disputed Claim without any further notice to or action, order, or approval by the Bankruptcy Court; and (3) administer and adjust the Claims Register to reflect any such settlements or compromises without any further notice to or action, order, or approval by the Bankruptcy Court.

C.	Estimation of Claims and Interests.

Before or after the Effective Date, the Debtors (with the consent of the Required Consenting Term Loan Lenders, such consent not to be unreasonably withheld or delayed) or the Plan Administrator, as applicable, may (but are not required to) at any time request that the Bankruptcy Court estimate any Disputed Claim that is contingent or unliquidated pursuant to section 502(c) of the Bankruptcy Code for any reason, regardless of whether any party previously has objected to such Claim or whether the Bankruptcy Court has ruled on any such objection, and the Bankruptcy Court shall retain jurisdiction to estimate any such Claim, including during the litigation of any objection to any Claim or during the appeal relating to such objection.

Notwithstanding any provision otherwise herein, a Claim that has been expunged or disallowed from the Claims Register, but that either is subject to appeal or has not been the subject of a Final Order, shall be deemed to be estimated at zero dollars ($0.00) unless otherwise ordered by the Bankruptcy Court. In the event that the Bankruptcy Court estimates any contingent or unliquidated Claim, that estimated amount shall constitute a maximum limitation on such Claim for all purposes under the Plan (including for purposes of distributions), and the Debtors or the Plan Administrator (as applicable) may elect to pursue any supplemental proceedings to object to any ultimate distribution on such Claim.

D.	Adjustment to Claims or Interests Without Objection.

Any Claim that has been paid, satisfied, or assumed by Purchaser(s) in the Sale Transactions, or any Claim that has been amended or superseded, may be adjusted or expunged on the Claims Register by the Debtors or the Plan Administrator (as applicable) without an objection to such Claim having to be Filed and without any further notice to or action, order, or approval of the Bankruptcy Court.

E.	Time to File Objections to Claims.

Except as otherwise provided herein, any objections to Claims shall be Filed on or before the Claims Objection Bar Date, which date may be extended by the Bankruptcy Court upon a motion filed by the Plan Administrator or the Debtors on or before the Claims Objection Bar Date with notice only to those parties entitled to notice in the Chapter 11 Cases pursuant to Bankruptcy Rule 2002 as of the filing of such motion.

F.	Disallowance of Claims or Interests.

Except as otherwise expressly set forth herein, all Claims and Interests of any Entity from which property is sought by the Debtors under sections 542, 543, 550, or 553 of the Bankruptcy Code or that the Debtors or the Plan Administrator allege is a transferee of a transfer that is avoidable under sections 522(f), 522(h), 544, 545, 547, 548, 549, or 724(a) of the Bankruptcy Code shall be disallowed if: (1) the Entity, on the one hand, and the Debtors (with the consent of the Required Consenting Term Loan Lenders, such consent not to be unreasonably withheld or delayed) or the Plan Administrator on the other hand, agree or the Bankruptcy Court has determined by Final Order that such Entity or transferee is liable to turn over any property or monies under any of the aforementioned sections of the Bankruptcy Code; and (2) such Entity or transferee has failed to turn over such property by the date set forth in such agreement or final order.

G.	Disallowance of Late Claims.

Except as provided herein or otherwise agreed to by the Debtors (with the consent of the Required Consenting Term Loan Lenders, such consent not be unreasonably withheld or delayed) or the Plan Administrator, as applicable, any holder of a Claim Filed via Proof of Claim after the Bar Date shall not receive any distributions on account of such Claims, unless such late Claim has been deemed timely Filed by a Final Order.

H.	Disputed Claims Process.

All Claims held by Persons or Entities against whom or which the Debtor has commenced a proceeding asserting a Cause of Action under sections 542, 543, 544, 545, 547, 548, 549, or 550 of the Bankruptcy Code or that is a transferee of a transfer avoidable under section 522(f), 522(h), 544, 545, 548, 549 or 724(a) of the Bankruptcy Code shall be deemed Disputed Claims pursuant to section 502(d) of the Bankruptcy Code and holders of such Claims shall not be entitled to vote to accept or reject this Plan. A Claim deemed Disputed pursuant to this Article VII.H. shall continue to be Disputed for all purposes until the relevant proceeding against the Holder of such Claim has been settled or resolved by a Final Order and any sums due to the Debtor or the Plan Administrator from such holder have been paid.

I.	Amendments to Claims.

Except as provided herein, on or after the Effective Date, without the prior authorization of the Bankruptcy Court or the Plan Administrator, a Claim may not be Filed or amended and any such new or amended Claim Filed shall be deemed disallowed in full and expunged without any further notice to or action, order, or approval of the Bankruptcy Court.

J.	No Distributions Pending Allowance.

If an objection to a Claim, Proof of Claim, or portion thereof is Filed, no payment or distribution provided under the Plan shall be made on account of such Claim, Proof of Claim, or portion thereof unless and until the Disputed Claim becomes an Allowed Claim.

K.	Distributions After Allowance.

To the extent that a Disputed Claim ultimately becomes an Allowed Claim, distributions shall be made to the Holder of such Allowed Claim in accordance with the provisions of the Plan. As soon as practicable after the date that the order or judgment of the Bankruptcy Court allowing any Disputed Claim becomes a Final Order, the Disbursing Agent shall provide to the Holder of such Claim the distribution to which such Holder is entitled under the Plan as of the Effective Date, without any interest, dividends, or accruals to be paid on account of such Claim. No interest shall accrue or be paid on any Claim with respect to the period from the Effective Date to the date a final distribution is made on account of such Claim.

ARTICLE VIII.

CONDITIONS PRECEDENT TO THE EFFECTIVE DATE

A.	Conditions Precedent to the Effective Date.

The occurrence of the Effective Date of this Plan is subject to each of the following conditions precedent:

1. The Bankruptcy Court shall have entered an order, in form and substance consistent with the RSA, including the consent rights of the Required Consenting Term Loan Lenders contained in the RSA, approving the Disclosure Statement as containing adequate information with respect to the Plan within the meaning of section 1125 of the Bankruptcy Code.

2. This Plan, the Disclosure Statement and the other Definitive Documents, and all other documents contained in any Plan Supplement, including any exhibits, schedules, amendments, modifications, or supplements thereto or other documents contained therein, shall be in full force and effect and in form and substance consistent with the RSA, including the consent rights of the Required Consenting Term Loan Lenders contained in the RSA.

3. The RSA shall not have been terminated, and shall remain in full force and effect, and no event or occurrence shall have occurred that, with the passage of time or the giving of notice, would give rise to the right of the Required Consenting Term Loan Lenders to terminate the RSA;

4. The Bankruptcy Court shall have entered the Confirmation Order, in form and substance consistent with the RSA, including the consent rights of the Required Consenting Term Loan Lenders contained in the RSA, which shall have become a Final Order or as to which any stay of the Confirmation Order pursuant to any Bankruptcy Rule is waived by the Bankruptcy Court;

5. Any applicable Sale Transactions shall have closed, and the Debtors shall have received the Sale Proceeds;

6. The Debtors shall have implemented the Restructuring Transactions and all other transactions contemplated in the RSA and the Plan to be implemented on or before the Effective Date, in a manner consistent with the RSA, including the consent rights of the Required Consenting Term Loan Lenders contained in the RSA.

7. The Professional Fee Reserve Account shall have been fully funded pursuant to the terms of this Plan.

8. All reasonable and documented fees and expenses of the Ad Hoc Group Advisors and the Prepetition Agents shall have been paid in full in Cash as provided in the RSA or the Cash Collateral Order, as applicable;

9. The Wind-Down Budget shall not exceed the Wind Down Amount, and the Priority Claims Amount shall not exceed the Priority Claims Amount Cap;

10. The Plan Administrator shall have been appointed, with the consent of the Required Consenting Term Loan Lenders (such consent not to be unreasonably withheld or delayed), and accepted his or her appointment, and the Plan Administrator Agreement shall have been executed and delivered, in form and substance consistent with the RSA, including the consent rights of the Required Consenting Term Loan Lenders contained in the RSA.

11. All requisite filings with governmental authorities and third parties shall have become effective, and all such governmental authorities and third parties shall have approved or consented to the Restructuring Transaction, to the extent required.

12. All Definitive Documents contemplated hereby to be executed and delivered on or before the Effective Date shall have been executed and delivered in form and substance consistent with the terms of the RSA, including the consent rights of the Required Consenting Term Loan Lenders contained in the RSA;

13. All statutory fees and obligations then due and payable to the U.S. Trustee shall have been paid in full.

B.	Waiver of Conditions.

Unless otherwise specifically provided for in this Plan, the conditions set forth in Article VIII.A. may be waived, in whole or in part, in writing by the Debtors and the Required Consenting Term Loan Lenders, without notice to any other parties in interest or the Bankruptcy Court and without a hearing.

ARTICLE IX.

SETTLEMENT, RELEASE, INJUNCTION, AND RELATED PROVISIONS

A.	Final Satisfaction of Claims and Termination of Interests

Pursuant to Bankruptcy Rule 9019 (as provided for in Article IV.A) and in consideration for the distributions and other benefits provided pursuant to the Plan, and except as otherwise specifically provided in the Plan or in any contract, instrument, or other agreement or document created pursuant to the Plan, the distribution, rights, and treatment that are provided in the Plan shall be in complete settlement, compromise, and release, effective as of the Effective Date, of Claims (including intercompany Claims resolved or compromised after the Effective Date by the Debtors), Interests, and Cause of Action of any nature whatsoever, including any interest accrued on Claims or Interests from and after the Petition Date, whether known or unknown, against, liabilities, of Liens on, obligations of, rights against, and Interests in, the Debtors or any of their assets or properties, regardless of whether any property shall have been distributed or retained pursuant to the Plan on account of such Claims and Interests, including demands, liabilities, and Causes of Action that arose before the Effective Date, any liability (including withdrawal liability) to the extent such Claims or Interests relate to service performed by employees of the Debtors before the Effective Date and that arise from a termination of employment, any contingent or non-contingent liability on account of representation or warranties issued on or before the Effective Date, and all debts of the kind specified in sections 502(g), 502(h), or 502(i) of the Bankruptcy Code, in each case whether or not: (1) a Proof of Claim or proof of Interest based upon such debt, right, or Interest is Filed or deemed Filed pursuant to section 501 of the Bankruptcy Code; (2) a Claim or Interest based upon such debt, right or Interest is Allowed pursuant to section 502 of the Bankruptcy Code; or (3) the holder of such Claim or Interest has accepted the Plan.

B.	Releases by the Debtors.

As of the Effective Date, for good and valuable consideration, the adequacy of which is hereby confirmed, each Released Party is deemed to be conclusively, absolutely, unconditionally, irrevocably, and forever released and discharged by each and all of the Debtors and their Estates, in each case on behalf of themselves and their respective successors, assigns, and representatives, and any and all other Entities who may purport to assert any Claim or Cause of Action, directly or derivatively, by, through, for, or because of the foregoing Entities, from any and all claims, interests, obligations, rights, suits, damages, Causes of Action, remedies, and liabilities whatsoever, including any derivative claims, asserted or assertable on behalf of any of the Debtors or their Estates, as applicable, whether liquidated or unliquidated, fixed or contingent, known or unknown, foreseen or unforeseen, matured or unmatured, existing or hereinafter arising, in law, equity, contract, tort, or otherwise, whether arising under federal or state statutory or common law, or any other applicable international, foreign, or domestic law, rule, statute, regulation, treaty, right, duty, requirement, or otherwise, that the Debtors, their Estates or Affiliates would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the Holder of any Claim against, or Interest in, a Debtor or other Entity, based on or relating to (including the formulation, preparation, dissemination, negotiation, entry into, or filing of, as applicable), or in any manner arising from, in whole or in part, the Debtors (including the management, ownership, or operation thereof) or their Estates, the purchase, sale, or recission of the purchase or sale of any security of the Debtors, the subject matter of, or the transactions or events giving rise to, any claim or interest that is treated in the Plan, the business or contractual arrangements between any Debtor and any Released Party, the Debtors’ in-or out-of-court restructuring efforts, intercompany transactions, the Restructuring Transactions, the Sale Transactions, the Chapter 11 Cases, the formulation, preparation, dissemination, negotiation, Filing, or consummation of the Disclosure Statement, the Sale Transactions, the Plan (including, for the avoidance of doubt, the Plan Supplement), or any Restructuring Transaction, contract, instrument, release, or other agreement or document created or entered into in connection with the Disclosure Statement, or the Plan, the Filing of the Chapter 11 Cases, the Cash Collateral Order, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the issuance or distribution of securities pursuant to the Plan, or the distribution of property under the Plan or any other related agreement, or upon any other act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date, except for actual fraud, gross negligence, or willful misconduct as determined by a Final Order. Notwithstanding anything to the contrary in the foregoing, the releases set forth above do not release any obligations arising on or after the Effective Date of any party or Entity under the Plan, and Restructuring Transactions, or any document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Plan as set forth in the Plan.

Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval, pursuant to Bankruptcy Rule 9019, of the releases described in this Article IX.B by the Debtors, which includes by reference each of the related provisions and definitions contained in this Plan, and further, shall constitute the Bankruptcy Court’s finding that each release described in this Article IX.B is: (1) in exchange for the good and valuable consideration provided by the Released Parties; (2) a good-faith settlement and compromise of such Claims; (3) in the best interests of the Debtors and all Holders of Claims and Interests; (4) fair, equitable, and reasonable; (5) given and made after due notice and opportunity for a hearing; and (6) a bar to any of the Debtors or their Estates asserting any claim, Cause of Action, or liability related thereto, of any kind whatsoever, against any of the Released Parties or their property.

C.	Releases by Holders of Claims and Interests.

As of the Effective Date, for good and valuable consideration, including the obligations of the Debtors under the Plan and the contributions of the Released Parties to facilitate and implement the Plan, to the fullest extent permissible under applicable law, as such law may be extended or integrated after the Effective Date, each of the Releasing Parties shall be deemed to have conclusively, absolutely, unconditionally, irrevocably, and forever, released and discharged each Debtor and Released Party from any and all claims, interests, obligations, rights, suits, damages, Causes of Action, remedies, and liabilities whatsoever, whether liquidated or unliquidated, fixed or contingent, known or unknown, foreseen or unforeseen, existing or hereinafter arising, in law, equity, contract, tort, or otherwise, whether arising under federal or state statutory or common law, or any other applicable international, foreign, or domestic law, rule, statute, regulation, treaty, right, duty, requirement, or otherwise, including any derivative claims, asserted or assertable on behalf of any of the Debtors or their Estates, that such Entity would have been legally entitled to assert (whether individually or collectively), based on or relating to (including the formulation, preparation, dissemination, negotiation, entry into, or filing of, as applicable), or in any manner arising from, in whole or in part, the Debtors (including the management, ownership, or operation thereof) or their Estates, the purchase, sale, or recission of the purchase or sale of any security or asset of the Debtors or the Debtor Affiliates, including, for the avoidance of doubt, any sale of any of the CAD Assets, the subject matter of, or the transactions or events giving rise to, any claim or interest that is treated in the Plan, the business or contractual arrangements between any Debtor and any Released Party, the Debtors’ in-or out-of-court restructuring efforts, intercompany transactions, the Restructuring Transactions, the Sale Transactions, the Chapter 11 Cases, any Non-Debtor Insolvency Proceedings, the formulation, preparation, dissemination, negotiation, Filing, or consummation of the Disclosure Statement, the Sale Transactions, the Plan (including, for the avoidance of doubt, the Plan Supplement), or any Restructuring Transaction, contract, instrument, release, or other agreement or document created or entered into in connection with the Disclosure Statement, or the Plan, the Filing of the Chapter 11 Cases, the Cash Collateral Order, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the issuance or distribution of securities pursuant to the Plan, or the distribution of property under the Plan or any other related agreement, or upon any other related act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date, except for actual fraud, gross negligence, or willful misconduct as determined by a Final Order; provided that any right to enforce the Plan and Confirmation Order is not so released. Notwithstanding anything to the contrary in the foregoing, the releases set forth above do not release any obligations arising on or after the Effective Date of any party or Entity under the Plan, and Restructuring Transactions, or any document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Plan as set forth in the Plan.

Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval, pursuant to Bankruptcy Rule 9019, of the releases described in this Article IX.C, which includes by reference each of the related provisions and definitions contained in this Plan, and further, shall constitute the Bankruptcy Court’s finding that each release described in this Article IX.C is: (1) in exchange for good and valuable consideration provided by the Released Parties; (2) a good-faith settlement and compromise of such Claims; (3) in the best interests of the Debtors and all Holders of Claims and Interests; (4) fair, equitable, and reasonable; (5) given and made after due notice and opportunity for hearing; and (6) an absolute and complete bar to any of the Debtors or their Estates conveying direct or derivative standing to any person or entity to pursue any claim, Cause of Action, or liability against any Released Party, or to assert any claim, Cause of Action, or liability related thereto, of any kind whatsoever, against any of the Released Parties or their property.

D.	Exculpation.

Notwithstanding anything herein to the contrary, the Exculpated Parties shall neither have nor incur, and each Exculpated Party is released and exculpated from, any liability to any Holder of a Cause of Action, claim, or interest arising from the Petition Date and on or before the Effective Date for any (a) prepetition act or omission in connection with, relating to, or arising out of, formulating, negotiation, or preparing the Plan, or (b) postpetition act or omission in connection with, relating to, or arising out of, the Chapter 11 Cases, consummation of the Sale Transactions, the formulation, preparation, dissemination, negotiation, Filing, or consummation of the Disclosure Statement, the Plan, or any Restructuring Transaction, contract, instrument, release or other agreement or document created or entered into in connection with the Disclosure Statement or the Plan, the Filing of the Chapter 11 Cases, the commencement of any Non-Debtor Insolvency Proceeding, the consummation of any transactions pursuant to any Non-Debtor Insolvency Proceeding, any transactions arising out of or in connection with the sale of any of the CAD Assets, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the issuance of securities pursuant to the Plan or the distribution of property under the Plan or any other related agreement (whether or not such issuance or distribution occurs following the Effective Date), negotiations regarding or concerning any of the foregoing, the administration of the Plan or property to be distributed hereunder, or any other postpetition act or omission in connection with, relating to, arising out of, or in contemplation of the restructuring of the Debtors, except actions determined by Final Order to have constituted actual fraud, or gross negligence, or willful misconduct, but in all respects such Entities shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities pursuant to the Plan. The Exculpated Parties have, and upon completion of the Plan shall be deemed to have, participated in good faith and in compliance with the applicable laws with regard to the solicitation of votes and distribution of consideration pursuant to the Plan and, therefore, are not, and on account of such distributions shall not be, liable at any time for the violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of the Plan or such distributions made pursuant to the Plan; provided that nothing in this Article IX.D shall operate as a release, waiver, or discharge of any causes of action or liabilities unknown to such Entity as of the Petition Date arising out of gross negligence, willful misconduct, fraud, or criminal acts of any such Exculpated Party as determined by a Final Order.

E.	Injunction.

Except as otherwise expressly provided in the Plan or for obligations issued or required to be paid pursuant to the Plan or the Confirmation Order, all Entities who have held, hold, or may hold claims or interests, obligations, rights, suits, damages, Causes of Action, remedies, and liabilities whatsoever, whether liquidated or unliquidated, fixed or contingent, known or unknown, foreseen or unforeseen, existing or hereinafter arising, in law, equity, contract, tort, or otherwise, whether arising under federal or state statutory or common law, or any other applicable international, foreign, or domestic law, rule, statute, regulation, treaty, right, duty, requirement, or otherwise, including any derivative claims, asserted or assertable on behalf of any of the Debtors or their Estates, that such Entity would have been legally entitled to assert (whether individually or collectively), that have been released, settled, or are subject to exculpation are permanently enjoined, from and after the Effective Date, from taking any of the following actions against, as applicable, the Debtors, the Exculpated Parties, or the Released Parties: (1) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such claims or interests; (2) enforcing, attaching, collecting, or recovering by any manner or means any judgment, award, decree, or order against such Entities on account of or in connection with or with respect to any such claims or interests; (3) creating, perfecting, or enforcing any encumbrance of any kind against such Entities or the property or the estates of such Entities on account of or in connection with or with respect to any such claims or interests; (4) asserting any right of setoff, subrogation, or recoupment of any kind, except to the extent such assertions are used as a defense to claims or Causes of Action by the Debtors arising prior to the Effective Date, against any obligation due from such Entities or against the property of such Entities on account of or in connection with or with respect to any such claims or interests unless such Holder has Filed a motion requesting the right to perform such setoff on or before the Effective Date, and notwithstanding an indication of a claim or interest or otherwise that such Holder asserts, has, or intends to preserve any right of setoff pursuant to applicable law or otherwise; and (5) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such claims or interests released or settled pursuant to the Plan.

Upon entry of the Confirmation Order, all Holders of claims and interests and their respective current and former employees, agents, officers, directors, principals, and direct and indirect affiliates shall be enjoined from taking any actions to interfere with the implementation or Consummation of the Plan. Each Holder of an Allowed Claim or Allowed Interest, as applicable, by accepting, or being eligible to accept, distributions under or reinstatement of such Allowed Claim or Allowed Interest, as applicable, pursuant to the Plan, shall be deemed to have consented to the injunction provisions set forth in this Article IX.E of the Plan.

F.	Setoffs.

Except as otherwise expressly provided for in the Plan, each Debtor and the Plan Administrator (as applicable), pursuant to the Bankruptcy Code (including section 552 of the Bankruptcy Code), applicable non-bankruptcy law or as may be agreed to by the Holder of a Claim or an Interest, may set off against any Allowed Claim or Allowed Interest and the distributions to be made pursuant to the Plan on account of such Allowed Claim or Allowed Interest (before any distribution is made on account of such Allowed Claim or Allowed Interest), any claims, rights and Causes of Action of any nature that such Debtor or the Plan Administrator, as applicable, may hold against the Holder of such Allowed Claim or Allowed Interest, to the extent such claims, rights or Causes of Action against such Holder have not been otherwise compromised or settled on or prior to the Effective Date (whether pursuant to the Plan or otherwise); provided, however, that neither the failure to effect such a setoff nor the allowance of any Claim or Interest pursuant to the Plan shall constitute a waiver or release by such Debtor or the Plan Administrator of any such claims, rights and Causes of Action that such Debtor or the Plan Administrator may possess against such Holder. In no event shall any Holder of Claims or Interests be entitled to set off any Claim or Interest against any claim, right or Cause of Action of the applicable Debtor or the Plan Administrator unless such Holder has Filed a motion with the Bankruptcy Court requesting the authority to perform such setoff on or before the Confirmation Date.

G.	Release of Liens.

Except as otherwise provided in the Plan, the Plan Supplement, or any contract, instrument, release, or other agreement or document created pursuant to the Plan, immediately following the making of all distributions to be made to an applicable Holder pursuant to the Plan and, in the case of a Secured Claim, satisfaction in full of the portion of the Secured Claim that is Allowed as of the Effective Date, except for Other Secured Claims that the Debtors elect to reinstate in accordance with Article III.B.1 hereof, all mortgages, deeds of trust, Liens, pledges, or other security interests against any property of the Estates shall be fully released, settled, compromised, and discharged, and all of the right, title, and interest of any Holder of such mortgages, deeds of trust, Liens, pledges, or other security interests shall revert automatically to the applicable Debtor and its successors and assigns. Any Holder of such Secured Claim (and the applicable agents for such Holder) shall be authorized and directed to release any collateral or other property of any Debtor (including any cash collateral and possessory collateral) held by such Holder (and the applicable agents for such Holder), and to take such actions as may be reasonably requested by the Debtors to evidence the release of such Lien, including the execution, delivery, and Filing or recording of such releases. The presentation or Filing of the Confirmation Order to or with any federal, state, provincial, or local agency or department shall constitute good and sufficient evidence of, but shall not be required to effect, the termination of such Liens.

H.	Recoupment.

In no event shall any Holder of Claims or Interests be entitled to recoup any Claim or Interest against any claim, right, or Cause of Action of the Debtors, unless such Holder actually has performed such recoupment and provided notice thereof in writing to the Debtors on or before the Confirmation Date.

ARTICLE X.

BINDING NATURE OF PLAN

THIS PLAN SHALL BIND ALL HOLDERS OF CLAIMS AGAINST AND INTERESTS IN THE DEBTORS TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, NOTWITHSTANDING WHETHER OR NOT SUCH HOLDER

(I) WILL RECEIVE OR RETAIN ANY PROPERTY OR INTEREST IN PROPERTY UNDER THE PLAN, (II) HAS FILED A PROOF OF CLAIM OR INTEREST IN THE CHAPTER 11 CASES, OR (III) FAILED TO VOTE TO ACCEPT OR REJECT THE PLAN OR VOTED TO REJECT THE PLAN.

ARTICLE XI.

RETENTION OF JURISDICTION

Notwithstanding the entry of the Confirmation Order and the occurrence of the Effective Date, the Bankruptcy Court shall, after the Effective Date, retain jurisdiction over the Chapter 11 Cases and all Entities with respect to all matters related to the Chapter 11 Cases, the Debtors, and this Plan to the fullest extent permitted by law, including, without limitation, jurisdiction to:

1. allow, disallow, determine, liquidate, classify, estimate, or establish the priority, secured or unsecured status, or amount of any Claim or Interest, including the resolution of any request for payment of any Administrative Claim and the resolution of any and all objections to the secured or unsecured status, priority, amount, or allowance of Claims or Interests;

2. decide and resolve all matters related to the granting and denying, in whole or in part, any applications for allowance of compensation or reimbursement of expenses to Professionals authorized pursuant to the Bankruptcy Code or the Plan;

3. resolve any matters related to: (a) the assumption, assumption and assignment, or rejection of any Executory Contract or Unexpired Lease to which a Debtor is party or with respect to which a Debtor may be liable and to hear, determine, and, if necessary, liquidate, any Claims arising therefrom, including cure amounts pursuant to section 365 of the Bankruptcy Code; (b) any potential contractual obligation under any Executory Contract or Unexpired Lease that is assumed; and/or (c) any dispute regarding whether a contract or lease is or was executory or expired;

4. ensure that distributions to Holders of Allowed Claims and Allowed Interests are accomplished pursuant to the provisions of the Plan;

5. adjudicate, decide or resolve any motions, adversary proceedings, contested, or litigated matters, and any other matters, and grant or deny any applications involving a Debtor that may be pending on the Effective Date;

6. adjudicate, decide, or resolve any and all matters related to Causes of Action, including any claims that may be brought against, or on behalf of, any Debtor, any director, officer, employee, creditor, member, interest holder, or other Released Party or Exculpated Party of a Debtor in their capacity as such;

7. adjudicate, decide, or resolve any and all matters related to sections 1141 and 1145 of the Bankruptcy Code;

8. enter and implement such orders as may be necessary or appropriate to execute, implement, or consummate the provisions of the Plan and all contracts, instruments, releases, indentures, and other agreements or documents created in connection with the Plan or the Disclosure Statement;

9. resolve any cases, controversies, suits, disputes, or Causes of Action that may arise in connection with the interpretation or enforcement of the Plan or any Entity’s obligations incurred in connection with the Plan;

10. issue injunctions, enter and implement other orders or take such other actions as may be necessary or appropriate to restrain interference by any Entity with enforcement of the Plan;

11. resolve any cases, controversies, suits, disputes, or Causes of Action with respect to the releases, injunctions, and other provisions contained in the Plan and enter such orders as may be necessary or appropriate to implement such releases, injunctions, and other provisions;

12. enter and implement such orders as are necessary or appropriate if the Confirmation Order is for any reason modified, stayed, reversed, revoked, or vacated;

13. determine any other matters that may arise in connection with or relate to the Plan, the Disclosure Statement, the Confirmation Order, or the Sale Documents, or any contract, instrument, release, indenture, or other agreement or document created in connection with the Plan or the Disclosure Statement;

14. resolve any cases, controversies, suits, disputes, or Causes of Action with respect to the repayment or return of distributions and the recovery of additional amounts owed by any holder for amounts not timely repaid;

15. adjudicate any and all disputes arising from or relating to distributions under the Plan;

16. consider any modifications of the Plan, to cure any defect or omission, or to reconcile any inconsistency in any Bankruptcy Court order, including the Confirmation Order;

17. hear and determine disputes arising in connection with the interpretation, implementation, or enforcement of the Plan or the Confirmation Order, including disputes arising under agreements, documents, or instruments executed in connection with the Plan;

18. hear and determine matters concerning state, local, and federal taxes in accordance with sections 346, 505, and 1146 of the Bankruptcy Code;

19. recover all assets of the Debtors and property of the Debtors’ Estates, wherever located;

20. hear and determine any Causes of Action that may be brought by the Plan Administrator;

21. hear and determine any other rights, claims, or Causes of Action held by or accruing to the Debtors or the Plan Administrator pursuant to the Bankruptcy Code or any applicable state or federal statute or legal theory;

22. enter an order or final decree concluding or closing the Chapter 11 Cases;

23. enforce all orders previously entered by the Bankruptcy Court; and

24. adjudicate all other matters over which the Bankruptcy Court has jurisdiction.

ARTICLE XII.

MODIFICATION, REVOCATION, OR WITHDRAWAL OF THE PLAN

A.	Modification and Amendment.

This Plan may be amended, modified, or supplemented by the Debtors, in accordance with the terms of the RSA, including any consultation or consent rights of the Required Consenting Term Loan Lenders granted therein, in the manner provided for by section 1127 of the Bankruptcy Code or as otherwise permitted by law, without additional disclosure pursuant to section 1125 of the Bankruptcy Code. In addition, after the Confirmation Date, the Debtors, in accordance with the terms of the RSA, including any consultation or consent rights of the Required Consenting Term Loan Lenders granted therein, may remedy any defect or omission or reconcile any inconsistencies in this Plan or the Confirmation Order with respect to such matters as may be necessary to carry out the purposes of effects of this Plan, and any Holder of a Claim or Interest that has accepted this Plan shall be deemed to have accepted this Plan as amended, modified, or supplemented.

B.	Effect of Confirmation on Modifications.

Entry of the Confirmation Order shall mean that all modifications or amendments to the Plan since the solicitation thereof are approved pursuant to section 1127(a) of the Bankruptcy Code and do not require additional disclosure or re-solicitation under Bankruptcy Rule 3019.

C.	Revocation or Withdrawal of Plan.

Subject to the terms of the RSA, including any consultation or consent rights of the Required Consenting Term Loan Lenders granted therein, the Debtors reserve the right to revoke or withdraw this Plan prior to the Effective Date as to any or all of the Debtors. If, with respect to a Debtor, this Plan has been revoked or withdrawn prior to the Effective Date, or if confirmation or the occurrence of the Effective Date as to such Debtor does not occur on the Effective Date, then, with respect to such Debtor (1) this Plan shall be null and void in all respects; (2) any settlement or compromise embodied in this Plan (including the fixing or limiting to an amount any Claim or Interest or Class of Claims or Interests), assumption or rejection of executory contracts or unexpired leases affected by this Plan, and any document or agreement executed pursuant to this Plan shall be deemed null and void; and (3) nothing contained in this Plan shall (i) constitute a waiver or release of any Claim by or against, or any Interest in, such Debtor or any other Person, (ii) prejudice in any manner the rights of such Debtor or any other Person, or (iii) constitute an admission of any sort by any Debtor or any other Person.

ARTICLE XIII.

MISCELLANEOUS PROVISIONS

A.	Immediate Binding Effect.

Notwithstanding Bankruptcy Rules 3020(e), 6004(h), 7062, or otherwise, upon the occurrence of the Effective Date, the terms of this Plan shall be immediately effective and enforceable and deemed binding upon and inure to the benefit of the Debtors, the Plan Administrator, the holders of Claims and Interests, the Released Parties, and each of their respective successors and assigns. Any action to be taken on the Effective Date may be taken on or as soon as reasonably practicable thereafter.

B.	Additional Documents.

On or before the Effective Date, the Debtors may File with the Bankruptcy Court such agreements and other documents as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan. The Debtors or the Plan Administrator (as applicable) and all Holders of Claims or Interests receiving distributions pursuant to the Plan and all other parties in interest shall, from time to time, prepare, execute, and deliver any agreements or documents and take any other actions as may reasonably be necessary or advisable to effectuate the provisions and intent of the Plan or the Confirmation Order.

C.	Substantial Consummation.

On the Effective Date, this Plan shall be deemed to be substantially consummated (within the meaning set forth in section 1101 of the Bankruptcy Code) pursuant to section 1127(b) of the Bankruptcy Code.

D.	Reservation of Rights.

The Plan shall have no force or effect unless and until the Bankruptcy Court enters the Confirmation Order. None of the Filing of the Plan, any statement or provision contained in the Plan, or the taking of any action by the Debtors with respect to the Plan, the Disclosure Statement, or the Plan Supplement shall be or shall be deemed to be an admission or waiver of any rights of the Debtors with respect to the Holders of Claims or Interests prior to the Effective Date.

E.	Successors and Assigns.

The rights, benefits, and obligations of any Entity named or referred to in the Plan shall be binding on, and shall inure to the benefit of any heir, executor, administrator, successor or assign, beneficiaries or guardian, if any, of each Entity.

F.	Determination of Tax Liabilities.

As of the Effective Date, the Plan Administrator (to the extent not the responsibility of the Purchaser(s)) will be responsible for preparing and filing any tax forms or returns on behalf of the Debtors’ Estates; provided, that the Plan Administrator shall not be responsible for preparing or filing any tax forms for Holders of Interests in the Debtors (which Interests shall be cancelled pursuant to this Plan), but shall provide such Holders with any information reasonably required to prepare such forms. The Debtors and the Plan Administrator shall have the right to request an expedited determination of any tax liability pursuant to section 505 of the Bankruptcy Code, including on any unpaid liability of the Debtors’ Estates for any tax incurred during the administration of these Chapter 11 Cases.

G.	Dissolution of the Committee.

On the Effective Date, any duly appointed Committee will dissolve and the members thereof will be released and discharged from all duties and obligations arising from or related to these Chapter 11 Cases.

H.	Notices.

In order for all notices, requests, and demands to or upon the Debtors and the Plan Administrator, as the case may be, to be effective such notices, requests and demands shall be in writing (including by electronic mail) and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when actually delivered or, in the case of notice by email, when received, and served on or delivered to the following parties:

Debtors	Counsel to the Debtors

Casa Systems, Inc. 100 Old River Road Andover, MA 01810 Attention: Timothy Rodenberger, General Counsel

Sidley Austin LLP

787 Seventh Avenue

New York, NY 10019

Attention: Stephen Hessler, Patrick Venter, Margaret R. Alden

Email: shessler@sidley.com

pventer@sidley.com

malden@sidley.com

Sidley Austin LLP

One South Dearborn

Chicago, IL 60603

Attention: Ryan Fink

Email: ryan.fink@sidley.com

Sidley Austin LLP

1999 Avenue of the Stars

Los Angeles, California

Attention: Julia Philips Roth

Email: julia.roth@sidley.com

Counsel to the Ad Hoc Group

Akin Gump Strauss Hauer & Feld LLP One Bryant Park New York, NY 10036 Attention: Philip Dublin, Kevin Eide, Melanie A. Miller Email: pdublin@akingump.com keide@akingump.com melanie.miller@akingump.com

Plan Administrator	Counsel to the Plan Administrator

To be included in the Plan Supplement.	To be included in the Plan Supplement.

After the Effective Date, Persons or Entities that wish to continue to receive documents pursuant to Bankruptcy Rule 2002 must File a renewed request to receive documents pursuant to Bankruptcy Rule 2002. After the Effective Date, the Plan Administrator is authorized to limit the list of Entities receiving documents pursuant to Bankruptcy Rule 2002 to those Entities that Filed such renewed requests.

I.	Term of Injunctions or Stays.

Except as otherwise provided in this Plan, to the maximum extent permitted by applicable law and subject to the Bankruptcy Court’s post-confirmation jurisdiction to modify the injunctions and stays under this Plan (1) all injunctions with respect to or stays against an action against property of the Debtors or the Debtors’ Estates arising under or entered during the Chapter 11 Cases under sections 105 or 362 of the Bankruptcy Code, and in existence on the date the Confirmation Order is entered, shall remain in full force and effect until such property is no longer property of the Debtors or the Debtors’ Estates; and (2) all other injunctions and stays arising under or entered during the Chapter 11 Cases under sections 105 or 362 of the Bankruptcy Code shall remain in full force and effect until the earliest of (i) the date that the Chapter 11 Cases are closed pursuant to a final order of the Bankruptcy Court, or (ii) the date that the Chapter 11 Cases are dismissed pursuant to a final order of the Bankruptcy Court. All injunctions or stays contained in the Plan or the Confirmation Order shall remain in full force and effect indefinitely.

J.	Entire Agreement.

On the Effective Date, the Plan and the Plan Supplement supersede all previous and contemporaneous negotiations, promises, covenants, agreements, understandings, and representations on such subjects, all of which have become merged and integrated into the Plan.

K.	Plan Supplement.

All exhibits and documents included in the Plan Supplement are incorporated into and are a part of the Plan as if set forth in full in the Plan. Copies of such exhibits and documents shall be made available upon written request to the Debtors’ counsel or the Plan Administrator’s counsel (as applicable) at the address above or by downloading such exhibits and documents free of charge from the Notice and Claims Agent’s website. All documents in the Plan Supplement are considered an integral part of the Plan and shall be deemed approved by the Bankruptcy Court pursuant to the Confirmation Order.

L.	Governing Law.

Unless a rule of law or procedure is supplied by federal law (including the Bankruptcy Code and Bankruptcy Rules) or unless otherwise specifically stated, the laws of the State of Delaware, without giving effect to the principles of conflict of laws, shall govern the rights, obligations, construction, and implementation of the Plan, any agreements, documents, instruments, or contracts executed or entered into in connection with the Plan (except as otherwise set forth in those agreements, in which case the governing law of such agreement shall control), and corporate governance matters.

M.	Nonseverability of Plan Provisions.

If any term or provision of the Plan is held by the Bankruptcy Court to be invalid, void, or unenforceable, the Bankruptcy Court shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void, or unenforceable, and such term or provision shall then be applicable as altered or interpreted. Notwithstanding any such holding, alteration, or interpretation, the remainder of the terms and provisions of the Plan will remain in full force and effect and will in no way be affected, impaired, or invalidated by such holding, alteration, or interpretation.

The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of the Plan, as it may have been altered or interpreted in accordance with the foregoing, is the following: (1) valid and enforceable pursuant to its terms; (2) integral to the Plan and may not be deleted or modified without the consent of the Debtors or the Plan Administrator (as applicable); and (3) nonseverable and mutually dependent.

N.	Closing of the Chapter 11 Cases.

After the full administration of the Chapter 11 Cases, the Plan Administrator shall promptly File with the Bankruptcy Court all documents required by Bankruptcy Rule 3022, a motion pursuant to Local Rule 3022-1(a), and any applicable order of the Bankruptcy Court to close the Chapter 11 Cases.

[Remainder of page intentionally left blank.]

Dated: April 3, 2024

Respectfully submitted,

/s/ Edward Durkin
By: Edward Durkin
Chief Financial Officer
Casa Systems, Inc.

[Signature Page to Plan of Liquidation]

EXHIBIT C

Form of Joinder Agreement

The undersigned (“Joinder Party”) hereby acknowledges that it has read and understands the Restructuring Support Agreement, dated as of April 2, 2024 (as amended, supplemented, amended and restated, or otherwise modified from time to time, the “Agreement”),1 by and among Casa Systems, Inc., a Delaware corporation, and its affiliates and subsidiaries bound thereto and the Consenting Term Loan Lenders thereunder.

1.

Agreement to be Bound. The Joinder Party hereby agrees to be bound by all of the terms of the Agreement, a copy of which is attached hereto as Annex I (as the same has been or may hereafter be amended, restated, supplemented or otherwise modified from time to time in accordance with the provisions hereof). The Joinder Party shall hereafter be deemed to be a “Consenting Term Loan Lender” and a “Party” for all purposes under the Agreement and with respect to all Company Claims/Interests held by the Joinder Party.

2.

Representations and Warranties. The Joinder Party hereby (i) represents and warrants that it is a Permitted Transferee and (ii) makes the representations and warranties of the Consenting Term Loan Lenders set forth in Section 10 and Section 12 of the Agreement, in each case to each other Party, effective as of the date hereof.

3.

Governing Law. This Joinder to the Agreement shall be governed by and construed in accordance with the internal laws of the State of New York, without regard to any conflicts of law provisions which would require the application of the Law of any other jurisdiction.

[Signature Page Follows]

[1]	Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Agreement.

JOINDER PARTY: _________________

Date Executed: _________________

By:
Name:
Title:

Address:

E-mail address(es):

Aggregate Amounts Beneficially Owned or Managed on Account of:

Prepetition Superpriority Term Loan	[_____]

Prepetition Stub Term Loan	[_____]

Warrants	[_____]

Existing Equity Interests	[_____]

EXHIBIT D

Provision for Transfer Agreement

The undersigned (“Transferee”) hereby acknowledges that it has read and understands the Restructuring Support Agreement, dated as of _______________ (the “Agreement”),1 by and among Casa Systems, Inc., a Delaware corporation, and its affiliates and subsidiaries bound thereto and the Consenting Term Loan Lenders, including the transferor to the Transferee of any Company Claims/Interests (each such transferor, a “Transferor”), and agrees to be bound by the terms and conditions thereof to the extent the Transferor was thereby bound, and shall be deemed a “Consenting Term Loan Lender” and a [“Consenting [_____] Lender”] under the terms of the Agreement.

The Transferee specifically agrees to be bound by the terms and conditions of the Agreement and makes all representations and warranties contained therein as of the date of the Transfer, including the agreement to be bound by the vote of the Transferor if such vote was cast before the effectiveness of the Transfer discussed herein.

Date Executed:

Name:
Title:
Address:
E-mail address(es):

Aggregate Amounts Beneficially Owned or Managed on Account of:

Prepetition Superpriority Term Loan	[_____]

Prepetition Stub Term Loan	[_____]

Warrants	[_____]

Existing Equity Interests	[_____]

[1]	Capitalized terms used but not otherwise defined herein shall have the meaning ascribed to such terms in the Agreement.